Exhibit 2.1

Agreement and Plan of Merger

BY AND AMONG

Corstasis Therapeutics Inc.,
Esperion Therapeutics, Inc.,
Cirrus Transaction Subsidiary, Inc.,
Benjamin Esque, in the capacities described herein,

AND

the Representative named herein

March 2, 2026

TABLE OF CONTENTS

EXHIBITS AND SCHEDULES
Exhibits
Exhibit A    Form of Written Consent
Exhibit B-1    Accounting Principles
Exhibit B-2     Example Net Working Capital Calculation
Exhibit C    Form of Certificate of Merger
Exhibit D    Development and Commercialization Plan
Schedules
Schedule I    Supporting Stockholders
Schedule 1.01(a)    Consultants
Schedule 1.01(b)    Payoff Indebtedness
Schedule 1.01(c)    Permitted Liens
Schedule 1.01(d)    Specified Matter
Schedule 3.09(a)    Permitted Transferees
Schedule 7.01(b)    Conduct of the Company
Schedule 7.09(g)    Pre-Closing Tax Refunds
Schedule 7.10(b)    Antitrust Approvals

Disclosure Schedule

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement” ), dated as of March 2, 2026, is made by and among Corstasis Therapeutics Inc., a Delaware corporation (the “Company”), Esperion Therapeutics, Inc., a Delaware corporation (“Buyer”), Cirrus Transaction Subsidiary, Inc., a Delaware corporation and wholly-owned Subsidiary of Buyer (“Merger Sub”), Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the representative, agent and attorney-in-fact of the Securityholders (the “Representative”), and Benjamin Esque, in his capacity as the Designated Securityholder, Operational Securityholder and a Securityholder, generally. Capitalized terms used and not otherwise defined herein have the meanings set forth in Article I below.
WHEREAS, the Company, Buyer and Merger Sub intend to effect a merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware, as amended (the “DGCL”);
WHEREAS, the board of directors of each of Buyer, the Company, Merger Sub, and the sole stockholder of Merger Sub, have approved this Agreement and the Transactions;
WHEREAS, the board of directors of the Company has unanimously (i) determined that the Merger is advisable, and in the best interest of, the Company and the Stockholders, (ii) approved this Agreement and the Transactions and (iii) adopted a resolution directing that the adoption of this Agreement be submitted to the Stockholders for consideration and recommending that all Stockholders adopt this Agreement and thereby approve the Merger and the other Transactions;
WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Buyer and Merger Sub to enter into this Agreement, the Stockholders set forth on Schedule I that hold, in the aggregate, 50.1% of the issued and outstanding Common Stock of the Company (the “Supporting Stockholders”) have entered into support agreements (the “Support Agreements”) agreeing to, among other things, support the Transactions and deliver the Written Consent;
WHEREAS, within six hours after the execution and delivery of this Agreement, the Company shall deliver to Buyer and Merger Sub, an irrevocable written consent from the Supporting Stockholders who collectively own a majority of the outstanding Company Stock entitled to vote on the matter, adopting this Agreement and approving and consenting to the Merger and the consummation of the Transactions, substantially in the form attached as Exhibit A (the “Written Consent”), in accordance with the DGCL and the Organizational Documents of the Company, in each case, as in effect as of the date hereof; and
WHEREAS, concurrently with the execution and delivery of this Agreement, each of the Priority Consultants has entered into a Consulting Arrangement with Buyer, in each case, to be effective as of Closing.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties and covenants set forth herein, and intending to be legally bound, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
Section 1.01    Certain Definitions. For purposes hereof, the following terms when used herein will have the respective meanings set forth below.
“Abbreviated New Drug Application” means an application for Regulatory Approval to Commercialize a drug submitted to FDA under 21 U.S.C. § 355(j), and any supplements thereto.
“Accounting Principles” is defined in Section 2.05(c).
“Acquisition Transaction” is defined in Section 7.06.
“Actions” is defined in Section 5.08.
“Additional Consideration” means, as of any time of determination, the portion of (a) the Contingent Merger Consideration paid or payable to the Securityholders (or their Permitted Transferees) pursuant to Section 3.05, (b) the Representative Holdback Amount and Designated Securityholder Holdback Amount paid or payable to the Securityholders pursuant to Section 11.17(g), (c) the Adjustment Escrow Funds paid or payable to the Securityholders pursuant to Section 2.08(d) or Section 2.08(e), (d) the Shortfall Amount paid or payable to the Securityholders pursuant to Section 2.08(e), and (e) the Indemnity Escrow Funds paid or payable to Securityholders pursuant Section 10.09(b).
“Additional Per Share Consideration” means, as of any time of determination, the quotient obtained by dividing (a) the Additional Consideration, by (b) the Fully Diluted Share Number.
    “Adjustment Calculation Time” means 11:59 p.m. Eastern time on the day immediately prior to the Closing Date.
“Adjustment Escrow Account” is defined in Section 2.06(e).
“Adjustment Escrow Amount” means $250,000.
“Adjustment Escrow Funds” means the amounts held in the Adjustment Escrow Account, including any dividends, interest, distributions and other income received in respect thereof, less any losses on investments thereof, less distributions thereof in accordance with this Agreement and the Escrow Agreement.
“Advisors” means, with respect to any Person, the accountants, attorneys, consultants, advisors, investment bankers, or other representatives of such Person.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.
“Aggregate Exercise Price” means the aggregate amount that would be paid to the Company in respect of all Options that are In the Money if the holders of such Options exercised such Options for cash immediately prior to the Effective Time.
“Agreement” is defined in Preamble.
“Allocation Certificate” is defined in Section 2.05(a)(ii).
“Antitrust Laws” means the HSR Act, the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the Federal Trade Commission Act of 1914 and any other United States federal or state or foreign statutes, rules, regulations, Orders, decrees, administrative or judicial doctrines or other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.
“Audited Financial Statements” is defined in Section 5.06(a).
“Bankruptcy and Equity Exception” is defined in Section 5.02(a).
“Base Merger Consideration” means seventy five million dollars ($75,000,000).
“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions located in either of New York, New York or Detroit, Michigan are authorized to be closed as a result of federal, state or local holiday.
“Buyer” is defined in Preamble.
“Buyer Fundamental Representations” means the representations and warranties set forth in Section 6.01, Section 6.02(a), clause (i) of Section 6.02(b) and Section 6.07.
“Buyer Group” means the Buyer Parties, any Affiliate of any Buyer Party (including, but solely after the Closing, the Company and its Subsidiaries) and each of their respective former, current, or future Affiliates, officers, directors, employees, partners, members, equityholders, controlling or controlled persons, managers, agents, Advisors, successors, or permitted assigns.
“Buyer Indemnified Party” is defined in Section 10.02.
“Buyer Material Adverse Effect” means any change, event, occurrence or effect that would, individually or in the aggregate, reasonably be expected to prevent or materially impair or delay the consummation by Buyer or Merger Sub of the Transactions.
“Buyer Parties” means Buyer and Merger Sub.

“Buyer Prepared Tax Return” is defined in Section 7.09(d).
“Buyer Releasor” is defined in Section 11.19(a).
“Buyer Representations” means the representations and warranties of the Company expressly and specifically set forth in Article VI of this Agreement, and any other representations and warranties expressly and specifically set forth in any other Transaction Documents or included in a certificate delivered pursuant hereto or thereto.
“Calendar Quarter” means the respective periods of three consecutive calendar months ending on March 31st, June 30th, September 30th, or December 31st in any Calendar Year.
“Calendar Year” means any calendar year beginning on January 1st and ending on December 31st.
“Cash” means, as of any given time of determination, (a) all unrestricted cash, unrestricted cash equivalents (comprising solely bank account balances, marketable securities, short-term investments, cash deposit accounts and other cash accounts), in each case, to the extent convertible to cash within 30 days; plus (b) the amounts of any received but uncleared checks and wires issued prior to such time; less (c) the amounts of any issued but uncleared checks and wires issued prior to such time. Notwithstanding anything to the contrary in the foregoing, Cash shall exclude Restricted Cash.
“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, and any applicable and legally binding rules and regulations promulgated thereunder.
“Certificate of Merger” is defined in Section 2.02.
“Change” has the definition set forth in the definition of Material Adverse Effect.
“Claim Notice” is defined in Section 10.06.
“Closing” is defined in Section 4.01.
“Closing Cash” means Cash as of the Adjustment Calculation Time calculated in accordance with the Accounting Principles (without giving effect to the consummation of the Transactions).
“Closing Consideration” means, as of any time of determination, the result equal to (a) the Estimated Closing Consideration, minus (b) the Adjustment Escrow Amount, minus (c) the Indemnity Escrow Amount, minus (d) the Representative Holdback Amount, (e) minus the Designated Securityholder Holdback Amount, plus (f) the Aggregate Exercise Price. For the avoidance of doubt, the Aggregate Exercise Price referred to in clause (f) of this definition equals the aggregate of all exercise prices subtracted in clause (b) of the definition of “Option Consideration” and, as a result, the total amount paid by Buyer at Closing is neither increased nor decreased as a result of such calculations.

“Closing Date” is defined in Section 4.01.
“Closing Indebtedness” means Indebtedness of the Company and its Subsidiaries as of the Effective Time calculated in accordance with the Accounting Principles (without giving effect to the Transactions).
“Closing Net Working Capital” means Net Working Capital as of the Adjustment Calculation Time (without giving effect to the consummation of the Transactions).
“Closing Per Share Consideration” means, as of any time of determination, the quotient obtained by dividing (a) the Closing Consideration, by (b) the Fully Diluted Share Number.
“Closing Statement” is defined in Section 2.08(a).
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Combination Product” means a Product or Follow-on Product that contains or comprises the bumetanide solution in the Product as a therapeutically active pharmaceutical ingredient together with one or more other therapeutically active pharmaceutical ingredients other than the bumetanide solution in the Product (an “Other Component”) that are (a) either coformulated or copackaged together and sold either as a fixed dose/unit or as separate doses/units in a single package, or otherwise are sold together for a single price, or (b) defined as a “combination product” by the FDA pursuant to 21 C.F.R. § 3.2(e) or its foreign equivalent.
“Commercial Milestone” is defined in Section 3.01(b).
“Commercial Milestone Payment” is defined in Section 3.01(b).
“Commercial Milestones Achievement Date” means the date on which all Commercial Milestones have been achieved.
“Commercialize” means, with respect to the Product or a Follow-on Product, to distribute, market, promote, offer for sale, sell, import, export, or otherwise commercially exploit the Product or such Follow-on Product, following receipt of and consistent with Regulatory Approvals for such Product or Follow-on Product necessary for commercial marketing, promotion and sales, directly or indirectly, anywhere in the Territory, by or on behalf of Buyer, any of its Affiliates, or any Third Party, in a manner intended to, or reasonably expected to, generate revenue or other economic benefit from the Product or such Follow-on Product. “Commercialization” has a correlative meaning.
“Commercially Reasonable Efforts” means, with respect to the achievement of a specified objective related to the Product or any Follow-on Products, the efforts and resources used by biopharmaceutical companies similar in size and scope and with comparable resources to Buyer for the Development and Commercialization of similar products owned or controlled by them at similar stages of Development, taking into account, as applicable, the Product’s and any Follow-on Product(s)’s advantages and disadvantages, efficacy, safety, Regulatory Authority-approved labeling and pricing, competitiveness in the marketplace (including potential new market entrant products), patent coverage, market exclusivity, the reasonable likelihood of Development success or receipt of Regulatory Approval, including for Commercialization, the anticipated commercial success and profitability of the Product and any Follow-on Product(s), including the expected and actual reimbursability and pricing (including any actual or anticipated changes in price or any limit on maximum reimbursement or price amount based on international reference pricing (including any “most favored nation” pricing limitation)), any governmental charges or levies imposed upon or measured by the import, export, use, manufacture, processing or sale of the Product or any Follow-on Products, including customs duties/tariffs, and other relevant factors, and other relevant scientific, technical, legal, medical and/or commercial factors typically considered by such biopharmaceutical companies, but without regard to (a) the impact on its existing products or competing internal programs, and (b) any Milestone Payments. It is understood that product potential (which includes the foregoing factors) may change from time to time based upon changing scientific, legal and regulatory, business and marketing and/or return on investment considerations. Notwithstanding anything herein to the contrary, “Commercially Reasonable Efforts” does not mean that achievement at all of any of the Milestones is guaranteed, or that any of the Milestones will be achieved by a specific date, or that any of the Milestone Payments, Earn-Out Payments or Licensing Revenue Payment will be paid, and a failure to achieve a Milestone may nonetheless be consistent with the use of “Commercially Reasonable Efforts”.
“Common Stock” means the Company’s common stock, par value $0.0001 per share.
“Company” is defined in Preamble.
“Company Fundamental Representations” means the representations and warranties set forth in Section 5.01(a), Section 5.02(a), Section 5.02(b), clause (A) of Section 5.02(c), Section 5.04, Section 5.05, and Section 5.20.
“Company Group” means the Company and its Subsidiaries and their respective former or current officers, directors, employees, partners, members, equityholders, managers, agents and Advisors.
“Company Intellectual Property” means Intellectual Property owned, or purported to be owned, in whole or in part, by the Company or one or more of its Subsidiaries.
“Company Parties” means the Company Group and each of their respective former, current, or future Affiliates, officers, directors, employees, partners, members, equityholders, controlling or controlled persons, managers, agents, Advisors, successors or permitted assigns.
“Company Representations” means the representations and warranties of the Company expressly and specifically set forth in Article V of this Agreement, as modified by the Disclosure Schedule, and any other representations and warranties expressly and specifically set forth in any other Transaction Documents or included in a certificate delivered pursuant hereto or thereto.

“Company SAFEs” means all simple agreements for future equity convertible into Common Stock by and between the Company and the holders thereof, as amended, outstanding as of immediately prior to the Effective Time.
“Company Stock” means the Common Stock.
“Company Stock Consideration” is defined in Section 2.04(b).
“Confidentiality Agreement” means that certain Mutual Non-Disclosure Agreement by and between Buyer and the Company dated as of February 4, 2025, as amended by Amendment Agreement No.1, dated as of January 9, 2026.
“Consultants” means those individuals set forth on Schedule 1.01(a).
“Consulting Agreement” means that certain Consulting Agreement by and among the Company, Buyer and Benjamin Esque dated as of the Closing.
“Consulting Arrangements” means for each Consultant, such Person’s consulting agreement between Buyer or its Affiliate, on the one hand, and such Consultant, on the other hand.
“Contingent Merger Consideration” means, to the extent actually paid by Buyer in accordance with Section 3.05, any Milestone Payments, Earn-Out Payments and Licensing Revenue Payments.
“Contingent Merger Consideration Transaction” means any amendment, modification, waiver, settlement, restructuring, acceleration, deferral, monetization or other adjustment to the Contingent Merger Consideration (including by way of a discounted lump-sum payment, early buyout, or other alternative consideration in any transaction structure), whether with Buyer or with one or more Third Parties, including in connection with any sale, assignment, transfer or other monetization of Contingent Merger Consideration pursuant to Section 3.09(a)(iii)-(vi).
“Contract” means any legally binding written agreement, arrangement, contract, obligation, understanding, commitment, lease, or license, whether written or oral and whether express or implied.
“Data Protection Requirements” means, as they relate to data privacy, data or cybersecurity, data protection, data breach notification, data localization, artificial intelligence or automated decision-making technology, sending solicited or unsolicited electronic mail or text messages, cookies or other tracking technology, or the Processing of Personal Data: (i) all Laws and guidelines from Governmental Bodies, including the European General Data Protection Regulation of April 27, 2016 (Regulation (EU) 2016/679) and/or any implementing or equivalent national Laws, the UK Data Protection Act 2018 (the “DPA 2018”) and the UK GDPR as defined in the DPA 2018, Directive 2002/58/EC concerning the processing of personal data and the protection of privacy in the electronic communications sector, the Privacy and Electronic Communications (EC Directive) Regulations 2003, Section 5 of the Federal Trade Commission

Act, the U.S. Department of Justice’s Data Security Program (28 C.F.R. § 202), the Fair Credit Reporting Act, the Health Insurance Portability and Accountability Act, as amended by the Health Information Technology for Economic and Clinical Health Act, the Controlling the Assault of Non-Solicited Pornography And Marketing Act of 2003, the Telephone Consumer Protection Act, the California Online Privacy Protection Act of 2003 (CalOPPA), the New York SHIELD Act, the Illinois Biometric Information Privacy Act, Texas’s Capture or Use of Biometric Identifier Act, the Washington Biometric Privacy Protection Act, Nevada’s Consumer Health Data Privacy Law, Washington’s My Health My Data Act, California’s AB 2013, the Texas Responsible Artificial Intelligence Governance Act, the Utah Artificial Intelligence Policy Act, New York City’s Local Law 144, wiretapping Laws (including the California Invasion of Privacy Act), U.S. state comprehensive privacy Laws (including the California Consumer Privacy Act of 2018, as amended by the California Privacy Rights Act of 2020, and its implementing regulations), U.S. state consumer protection Laws and U.S. state data breach notification Laws; (ii) reputable industry practice, standards, self-governing rules and policies, including the Payment Card Industry Data Security Standard; (iii) all contractual obligations binding upon the Company or its Subsidiaries; and (iv) the Company’s and its Subsidiaries’ own policies and procedures, and any written statements or representations made by the Company or its Subsidiaries.
“Data Room” means the electronic data room named “Corstasis VDR Echo” hosted by the Company at box.com.
“Debt Payoff Letter” means a payoff letter duly executed by each holder of Payoff Indebtedness, each in form and substance reasonably acceptable to Buyer, in which the payee shall agree that upon payment of the amount specified in such payoff letter: (i) all outstanding obligations of the Company and its Subsidiaries (and as of the Effective Time, the Surviving Company) arising under or related to the applicable Payoff Indebtedness shall be repaid, discharged and extinguished in full; (ii) all Liens in connection therewith shall be released; (iii) the payee shall take all actions reasonably requested by Buyer to evidence and record such discharge and release as promptly as practicable; and (iv) the payee shall return to the Company and its Subsidiaries all instruments evidencing the applicable Payoff Indebtedness (including all notes) and all collateral securing the applicable Payoff Indebtedness.
“Deductible” is defined in Section 10.04(a).
“Delivery System” means any separate, tangible device or hardware component used solely for the physical administration of the Product or a Follow-on Product, as applicable, to a patient (e.g., applicators, pumps, auto-injectors, inhalers or similar mechanisms), but excluding any active ingredient, excipient, carrier, propellant, stabilizer, absorption enhancer or other component of the Product’s or such Follow-on Product’s formulation or finished dosage form.
“Designated Securityholder” means Benjamin Esque or such other Securityholder appointed in accordance with Section 11.17(c).

“Designated Securityholder Holdback Amount” means $200,000, or such other amount designated by the Designated Securityholder in writing to Buyer no later than two (2) Business Days prior to the Closing Date.
“Development” means, with respect to a Product or any Follow-on Product, all activities directed to, or reasonably related to, the research, development, testing, manufacture, obtaining Regulatory Approval for, and improvement of, such Product and/or Follow-on Product, including pre-clinical activities, clinical trials, process and formulation development, scale-up, quality and validation activities, regulatory interactions and submissions, and post-approval studies and activities.
“Development and Commercialization Plan” is defined in Section 3.04(a).
“DGCL” is defined in Recitals.
“Disclosure Schedule” is defined in Article V.
“Dissenting Shares” is defined in Section 2.09.
“Dissenting Stockholder” is defined in Section 2.09.
“Divestiture” is defined in Section 7.10(c).
“Earn-Out Payment” is defined in Section 3.02(a).
“Earn-Out Payment Term” means on an Earn‑Out Product‑by-Earn‑Out Product and country‑by‑country basis, the period commencing on the date of the First Commercial Sale of such Earn‑Out Product in such country and expiring upon the latest to occur of: (i) the expiration of the last to expire Valid Claim of the Patents within the Company Intellectual Property that would be infringed by the making, using, selling, offering for sale or importing of such Earn‑Out Product in such country; (ii) the expiration of any period of Regulatory Exclusivity for such Earn‑Out Product in such country conferred by the applicable Regulatory Authority; and (iii) the tenth (10th) anniversary of the date of the First Commercial Sale of such Earn‑Out Product in such country.
“Earn-Out Product” means the Product or any Follow‑on Product.
“Earn-Out Statement” means a written report certified by an officer of Buyer that sets forth in reasonable detail, on an Earn-Out Product-by-Earn-Out-Product and country-by-country basis, (a) Net Sales during the most recent Calendar Quarter, (b) the calculation used to determine the applicable Earn-Out Payment for such Calendar Quarter, and (c) cumulative Net Sales from and after the Closing.
“Effective Time” is defined in Section 2.02.
“End Date” is defined in Section 9.01(b).

“Environmental Laws” means all Laws in effect on or prior to the date of this Agreement concerning pollution or protection of the environment, natural resources, endangered or threatened species or public or worker health and safety (with respect to exposure to Hazardous Substances), including all those relating to the presence, use, exposure to, management, manufacture, production, processing, generation, handling, transportation, treatment, storage, containment, recycling, reclamation, reuse, disposal, discharge, distribution, labeling, testing, processing, discharge, Release, threatened Release, control, or cleanup of any Hazardous Substances.
“Equity Award Consideration” means (a) with respect to the holder of an Option immediately prior to the Effective Time, the Option Consideration, and (b) with respect to the holder of an RSU immediately prior to the Effective Time, the RSU Consideration.
“Equity Incentive Plan” means the Corstasis Therapeutics Inc. 2024 Equity Incentive Plan approved by the board of directors of the Company on October 8, 2025.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any Person that is, or at the relevant time was, treated as a single employer with the Company or any of its Subsidiaries pursuant to Section 414(b), (c), or (m) of the Code or Section 4001(b) of ERISA.
“Escrow Agent” means Acquiom Clearinghouse LLC, a Colorado limited liability company.
“Escrow Agreement” means that certain escrow agreement to be entered into on the Closing Date in customary form reasonably agreed in good faith by Buyer, the Company and the Representative.
“Estimated Closing Cash” is defined in Section 2.05(a).
“Estimated Closing Consideration” means the result equal to (a) the Base Merger Consideration, plus (b) Estimated Closing Cash, minus (c) Estimated Closing Indebtedness, minus (d) Estimated Transaction Expenses, plus (e) the amount (if any) by which the Estimated Closing Net Working Capital exceeds the Target Net Working Capital, minus (f) the amount (if any) by which the Target Net Working Capital exceeds the Estimated Closing Net Working Capital.
“Estimated Closing Indebtedness” is defined in Section 2.05(a).
“Estimated Closing Net Working Capital” is defined in Section 2.05(a).
“Estimated Closing Statement” is defined in Section 2.05(a).
“Estimated Transaction Expenses” is defined in Section 2.05(a).

“Ex-U.S. Specified Licensing Revenue” means any and all royalty payments calculated with reference to “net sales” of the Product or any Follow-on Product by or on behalf of such Third Party that are received or receivable, directly or indirectly, by Buyer or any of its Affiliates from a Third Party, in connection with, arising out of, or attributable to any license, sublicense, option, covenant not to sue, or other similar access or use right to the Product, any Follow-on Product, or any Company Intellectual Property granted to such Third Party for a country in the Territory other than the United States, but excluding any payments made in consideration for the purchase or option to purchase any Product or Follow-on Product from or at the direction of Buyer or any of its Affiliates other than the amount of such payments in excess of markups attributable to Buyer’s or its Affiliates’ internal or external costs and expenses associated with freight, handling, insurance, internal overhead, administrative costs, packaging, quality control, transfer pricing adjustments and other similar manufacturing, and supply chain (internal or external) costs and expenses, in each case, as consistently applied by Buyer and/or its Affiliates with respect to transactions of a similar nature for its other pharmaceutical products.
“Excess Amount” is defined in Section 2.08(d).
“Expiration Date” is defined in Section 10.01.
“FD&C Act” means the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 301 et seq., and all regulations promulgated by FDA thereunder.
“FDA” means the U.S. Food and Drug Administration, or any successor Governmental Body thereto.
“Final Closing Consideration” means the result equal to (a) the Base Merger Consideration, plus (b) Closing Cash, minus (c) Estimated Closing Indebtedness, minus (d) the Transaction Expenses, plus (e) the amount (if any) by which Closing Net Working Capital exceeds Target Net Working Capital, minus (f) the amount (if any) by which Target Net Working Capital exceeds the Closing Net Working Capital, in each case, as finally determined pursuant to Section 2.08.
“Financial Statements” is defined in Section 5.06(a).
“Firm” is defined in Section 2.08(c).
“First Commercial Sale” means, with respect to an Earn‑Out Product in a country, the first sale for monetary value by or on behalf of Buyer, its Affiliates, or its or their (sub)licensees or assignees to a Third Party for end use or consumption of such Earn‑Out Product in such country, excluding sales or transfers for clinical trials, named‑patient, expanded access, compassionate use, or other non-commercial uses (so long as any such sale for such “other non-commercial use” is non-profit generating), and reasonable quantities of samples.
“Follow-on Product” means any pharmaceutical product (other than Product) for use in humans or animals (a) made incorporating the bumetanide solution used in the Product, without regard as to route of administration or delivery device, and (b) (i) comprising bumetanide and (ii)

that is derived from the bumetanide solution used in the Product or otherwise makes use of any Patents within the Company Intellectual Property.
“Foreign Corrupt Practices Act” is defined in Section 5.09(f).
“Fraud” means, with respect to any Person, (a) an intentional misrepresentation with respect to a representation or warranty made in Article V or Article VI of this Agreement (as applicable), (b) made with actual knowledge (as opposed to imputed or constructive knowledge) of its falsity when such representation or warranty is made, (c) with the express, conscious intent to mislead another party and induce another party, in reliance thereon, to act or refrain from acting, including by executing and delivering this Agreement and consummating the Transactions, and (d) actually causing such other party, in justifiable reliance thereon, to act or refrain from acting to such party’s detriment. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud, securities fraud, or any torts (including a claim for fraud) based on negligence or recklessness.

“Fully Diluted Share Number” means the sum of (a) the aggregate number of shares of Common Stock issued and outstanding immediately prior to the Effective Time, excluding shares of Common Stock cancelled pursuant to Section 2.04(e), plus (b) the aggregate number of shares of Common Stock issuable upon the exercise of all Options outstanding immediately prior to the Effective Time that are In the Money as of the applicable determination date for the payment of Closing Per Share Consideration or Additional Per Share Consideration, as applicable.

“GAAP” means United States generally accepted accounting principles as in effect from time-to-time.
“Generic Product” means, with respect to an Earn-Out Product in a particular country, any product that is approved, or is sought to be approved, in reliance, in whole or in part, on the prior Regulatory Approval (or on safety or efficacy data submitted in support of the prior Regulatory Approval) of such Earn-Out Product in such country as determined by the applicable Regulatory Authority of such country, including any product authorized for sale (a) in the U.S. pursuant to an Abbreviated New Drug Application or a New Drug Application submitted to FDA pursuant to Section 505(b)(2) of the FD&C Act (21 U.S.C. 355(b)(2)), as amended from time to time, (b) in countries of the European Economic Area pursuant to Article 10 (but excluding Art. 10(3)), Article 10a, or Article 10b of Parliament and Council Directive 2001/83/EC as amended from time to time (including an application under Article 6.1 of Parliament and Council Regulation (EC) No. 726/2004 that relies for its content on any such provision), or (c) in any other country or other jurisdiction pursuant to all equivalents of such provisions, including any amendments and successor statutes with respect to any of the foregoing.
“Government Health Program” means any “Federal health care program” as defined in 42 U.S.C. § 1320a-7b(f), including Medicare, Medicaid, TRICARE, CHAMPVA, and any health insurance program for the benefit of federal employees, including those under chapter 89 of title 5, United States Code, as well as any state or local government health program not covered by the foregoing.

“Governmental Body” means any national, foreign, federal, state, local, municipal, or other governmental authority of any nature (including any division, department, agency, commission, board, supervisory, or other regulatory or self-regulatory body thereof), and any court or arbitral tribunal.
“Hazardous Substance” means any material, substance, waste or chemical that based upon its deleterious properties is defined by or regulated under Environmental Law as hazardous, toxic, a contaminant or a pollutant or words of similar meaning and regulatory effect, including petroleum or petroleum products, flammable materials, explosives, radioactive materials, per-and polyfluoroalkyl substances, radon gas, lead-based paint, lead, silica, asbestos, urea formaldehyde foam insulation, or polychlorinated biphenyls.
“Healthcare Laws” means all applicable Laws pertaining to healthcare regulatory matters to the extent applicable to the Company and its Subsidiaries, including, to the extent applicable, the following: (i) the FD&C Act; (ii) the Medicare statute (Title XVIII of the Social Security Act, 42 U.S.C. § 1395 et seq.), the Medicaid statute (Title XIX of the Social Security Act, 42 U.S.C. § 1396 et seq.), including the Medicare Advantage program and any other applicable Government Health Programs, including applicable program requirements; (iii) any criminal Laws relating to healthcare, including all criminal false claims and healthcare fraud statutes (e.g., 18 U.S.C. Sections 287, 1001, 1035, and 1347, and 42 U.S.C. § 1320a-7b(a)); (iv) the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a) and the Exclusion Law (42 U.S.C. § 1320a-7); (v) all applicable Laws relating to healthcare fraud and abuse, including the civil False Claims Act (31 U.S.C. Section § 3729 et seq.), and the federal Anti- Kickback Statute (42 U.S.C. § 1320a-7b(b) et seq.); (vi) the Physician Payments Sunshine Law (42 U.S.C. § 1320a-7h); (vii) all national, federal, state, and local regulations promulgated pursuant to any of the foregoing; and (viii) all other applicable foreign, federal, state, and local Laws that relate to: Government Health Programs the provision of, or payment for, healthcare services, items, or supplies; the hiring of employees or acquisition of services or supplies from those who have been excluded from Government Health Programs; or any other aspect of providing healthcare goods or services, to the extent applicable to the Company and its Subsidiaries.
“HSR Act” means the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended.
“In the Money”, as determined from time to time, means, with respect to any Option, that the exercise price payable in respect of a share of Common Stock issuable pursuant to such Option is less than (a) the Closing Per Share Consideration as determined as of the Effective Time, or, solely for purposes of determining participation in any Additional Per Share Consideration payable after the Closing, (b) the sum of (i) the Closing Per Share Consideration, plus (ii) the Additional Per Share Consideration actually paid in respect of such share as of the applicable determination date.
“Indebtedness” means, without duplication (but before taking into account the consummation of the Transactions), (i) the unpaid principal amount of accrued interest, premiums, penalties and other fees, expenses (if any), and other payment obligations and amounts due (including such amounts that would become due as a result of the consummation of the Transactions) that would be required to be paid by a borrower to a lender pursuant to a customary payoff letter, in each case, in respect of (A) any indebtedness (and any in-kind or deferred interest with respect thereto) for money borrowed, and (B) indebtedness evidenced by notes, bonds, indentures, debentures or other similar instruments and any accrued but unpaid interest accrued thereon; (ii) all obligations of the Company and its Subsidiaries evidenced by any surety bonds, letters of credit or bankers’ acceptances or similar facilities; (iii) all obligations under capitalized leases with respect to which the Company or any of its Subsidiaries is liable, determined on a consolidated basis in accordance with GAAP; (iv) any amounts for the deferred purchase price of goods and services, including any earn out or other contingent liabilities associated with past acquisitions; (v) (A) severance for employees terminated before Closing to the extent unpaid as of the Closing; provided, however, that Indebtedness shall not include severance owed in connection with terminations of service at the express written direction of Buyer, and (B) accrued earned but unpaid bonuses and commissions with respect to periods commencing prior to the Closing Date, including the employer portion of all payroll Taxes in respect thereof; (vi) unpaid management fees; (vii) all deposits and monies received in advance; (viii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Company or any of its Subsidiaries; (ix) all Unpaid Taxes and (x) all obligations of the type referred to in clauses (i) through (ix) of any other Person, in each case, for which the Company or any of its Subsidiaries is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations or obligation to supply or invest any funds or assure any creditor against loss in connection thereto; provided that, without limiting other liabilities that are not included therein, in no event shall Indebtedness include (I) any amounts included in the calculation of Closing Net Working Capital or Transaction Expenses, (II) liabilities related to inter-company debt between the Company and any of its Subsidiaries or between any Subsidiary of the Company and another Subsidiary of the Company, (III) any contingent reimbursement obligations for any undrawn letters of credit, or (IV) any liabilities or obligations incurred by or at the express direction of Buyer or any of its Affiliates.
“Indemnification Claim” is defined in Section 10.06(a).
“Indemnified Party” means a Buyer Indemnified Party or Securityholder Indemnified Party, as applicable.
“Indemnified Person” is defined in Section 7.08(a).
“Indemnifying Party” means Buyer or the Indemnifying Securityholder Participants, as applicable.
“Indemnifying Securityholder Participant” is defined in Section 10.02.
“Indemnity Escrow Account” is defined in Section 2.06(e).
“Indemnity Escrow Amount” means $187,500.

“Indemnity Escrow Funds” means the amounts held in the Indemnity Escrow Account, including any dividends, interest, distributions and other income received in respect thereof, less any losses on investments thereof, less distributions thereof in accordance with this Agreement and the Escrow Agreement.
“Information Statement” is defined in Section 2.07(a).
“Insurance Policies” is defined in Section 5.17.
“Intellectual Property” means all of the following intellectual property rights of every kind and description throughout the world, including all U.S. and non-U.S.: (a) patents, patent applications, and patent and invention disclosures, including amendments, certificates of correction, counterparts, continuations, continuations-in-part, divisionals, extensions, non-provisionals, provisionals, reexaminations, reissues, reviews and substitutions thereof (collectively, “Patents”); (b) trademarks, service marks, trade dress, trade names, corporate or trade names, logos, Internet domain names, accounts with social media companies and other indicia of origin or source, and all extensions and modifications thereof, together with all goodwill associated with any of the foregoing; (c) published and unpublished works of authorship, copyrights therein and thereto, software (including source code, object code, development documentation, programming tools, drawings, specifications and data), and all extensions, restorations and reversions thereof; (d) registrations, applications and renewals for any of the foregoing; (e) trade secrets, proprietary information, confidential information, know-how, inventions, discoveries and ideas, including financial, business, scientific, technical, economic and engineering information, patterns, plans, compilations, program devices, formulas, designs, prototypes, methods, techniques, processes, procedures, codes, schematics, databases, drawings, models, methodologies, and customer lists, whether tangible or intangible and whether stored, compiled or memorialized physically, electronically, graphically, photographically or in writing; and (f) all other intellectual property rights arising under applicable Law.
“International Trade Laws” means all applicable Laws or Orders of any jurisdiction pertaining to trade, financial or economic sanctions, export controls, anti-boycott measures, import controls, or customs, including such Laws and regulations administered and enforced by any Sanctions Authority.
“knowledge of the Company” or “Company’s knowledge” means the actual knowledge of Benjamin Esque, Chris Slavinsky, John Hyatt, Stephen Diamond, and Justin Simoncini after reasonable inquiry of their direct reports and any other of the Company’s functional leads (whether in an employment, consulting or similar capacity) who would reasonably be expected to have knowledge of the matter in question.
“Latest Balance Sheet” is defined in Section 5.06(a).
“Latest Balance Sheet Date” is defined in Section 5.06(a).
“Law” means any law (including common law), rule, regulation, codes, ordinances, judgements, decrees or Order of any Governmental Body.

“Leased Real Property” is defined in Section 5.13(b).
“Leases” is defined in Section 5.13(b).
“Letter of Transmittal” is defined in Section 2.07(a).
“Liability” means any liability, debt or obligation of any kind or nature, whether known or unknown, asserted or unasserted, accrued or unaccrued, liquidated or unliquidated, absolute or contingent, or matured or unmatured.
“Licensing Revenue” means any and all amounts and other consideration, whether cash or non-cash, received or receivable, directly or indirectly, by Buyer or any of its Affiliates, from a Third Party in connection with, arising out of, or attributable to any license, sublicense, option, covenant not to sue, or other similar access or use right to the Product, any Follow-on Product, or any Company Intellectual Property granted to such Third Party in the Territory, regardless of how such consideration is characterized, including amounts received in respect of upfront fees, milestone payments, profit-sharing calculated with reference to “net profits” (but only to the extent such profit-sharing is not attributable to sales of the Product or a Follow-on Product for which an Earn-Out Payment is already due and payable under Section 3.02), cost-sharing, technology access fees, option exercise fees, minimum payments, equity, equity-linked or equity-like consideration, forgiveness of indebtedness, or other economic benefit, whether paid periodically or on a lump-sum basis and whether contingent or non-contingent, and regardless of whether such license or grant of rights is exclusive or non-exclusive, express or implied, but excluding (a) Ex-U.S. Specified Licensing Revenue, (b) without limiting clause (a), any royalty payments calculated with reference to “net sales” of the Product and/or Follow-on Products, (c) any milestone or similar success-based payment that is duplicative of the Regulatory Milestone; provided that (i) any amount paid to Buyer or any of its Affiliates in excess of the amount of the Regulatory Milestone shall be Licensing Revenue, and (ii) any such milestone or similar success-based payment for a Regulatory Approval by FDA of a Follow-on Product achieved after the date on which the Regulatory Milestone is achieved shall be Licensing Revenue, (d) any milestone or similar success-based payment based on the achievement of ‘net sales’ of a Product and/or Follow-on Product(s) paid by a Third Party to Buyer or its Affiliates (a “Third Party Milestone Payment”); provided that: (i) prior to the Commercial Milestones Achievement Date, the amount of any such Third Party Milestone Payment is automatically deemed to be Net Sales for purposes of determining the achievement of any unpaid Commercial Milestones; and (ii) after the Commercial Milestones Achievement Date, any such Third Party Milestone Payment shall be included as Licensing Revenue; (e) bona fide pass-through reimbursements of prosecution, enforcement/defense and maintenance costs of Patents, (f) payments made for bona fide reimbursement of research and development activities to be undertaken by Buyer or its Affiliates, (g) payments made in consideration of the issuance of equity or debt securities of Buyer or its Affiliates to the extent the price paid for such equity or debt does not exceed the then fair market value thereof, (h) payments made in consideration for the purchase or option to purchase any Product or Follow-on Product from or at the direction of Buyer or any of its Affiliates other than the amount of such payments in excess of markups attributable to Buyer’s or its Affiliates internal or external costs and expenses associated with freight, handling, insurance, internal overhead, administrative costs, packaging, quality control, transfer pricing adjustments and other similar manufacturing, and supply chain (internal or external) costs and expenses, in each case, as consistently applied by Buyer and/or its Affiliates with respect to transactions of a similar nature for its other pharmaceutical products, and (i) payments received under any clinical funding arrangement, synthetic royalty financing or similar financing arrangement for the Product or any Follow-on Products.
“Licensing Revenue Payment” is defined in Section 3.03(a).
“Liens” means all liens, licenses, covenants not to sue, mortgages, deeds of trust, pledges, security interests, charges, claims, hypothecation, option to purchase or lease or otherwise acquire any interest, conditional sales agreement, restriction, easement, right of way, title defect, proxy, voting trust or agreement, transfer restriction under any stockholder or similar agreement or encumbrance of any kind.
“Losses” means any loss, cost, liability, Taxes, damage, fine, fee, award, judgment, penalty, interest or expense (including reasonable legal and other professional fees and expenses incurred in investigating, preparing or defending the foregoing); provided, that Losses does not include consequential, punitive or exemplary damages, except to the extent any such consequential, punitive or exemplary damages are found by a court of competent jurisdiction or other Governmental Body to be owed to a Third Party.
“Majority Holders” is defined in Section 11.17(c).
“Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development (each, a “Change”) that, individually or in the aggregate, (a) would, or would reasonably be expected to, prevent or materially and adversely impede, interfere with, hinder or delay the consummation by the Company of the Transactions or (b) is or would reasonably be expected to be materially adverse to the business, assets or liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, with respect to the foregoing clause (b) only, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the same shall be taken into account in determining whether there has been or shall be, a Material Adverse Effect: any Change to the extent attributable to (i) the announcement of the Transactions, including with respect to the identity of Buyer (provided, that the exception in this clause (i) shall not apply to that portion of any representation or warranty contained in this Agreement to the extent that the purpose of such portion of such representation or warranty is to address the consequences resulting from the announcement of this Agreement); (ii) conditions affecting the industry in which the Company and its Subsidiaries participate, general political conditions, the economy as a whole or the financial and capital markets in general (including (A) any disruption of any of the foregoing markets, (B) currency fluctuations and interest rates, (C) any decline or rise in the price of any security, commodity, contract or index, and (D) any increased cost, or decreased availability, of capital or pricing or terms related to any financing for the Transactions) or the markets in which the Company and its Subsidiaries operate; (iii) changes in, or effects arising from or relating to changes in, Laws, Orders or other binding directives or determinations issued or made by or agreements with or consents of any Governmental Body (including, for the avoidance of doubt, any such items related to Section 7.10), in each case, first announced following the date of this Agreement; (iv) any change in, or effect arising from or relating to changes in, GAAP first announced following the date of this Agreement; (v) the failure of the Company or its Subsidiaries to meet or achieve the results set forth in any projection, budget, estimate, plan, prediction, performance metrics, forecast or operating statistics or the inputs into such items (whether or not shared with Buyer, Merger Sub or their respective Affiliates or Advisors) (provided, that this clause (v) shall not prevent a determination that any Change underlying such failure to meet projections or forecasts has resulted in a Material Adverse Effect (to the extent such Change is not otherwise excluded from this definition of Material Adverse Effect)); (vi) changes in, or effects arising from or relating to, national or international political conditions, including the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military, cyber or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, asset, equipment or personnel of the United States; (vii) any actual or potential sequester, stoppage, shutdown, default or similar event or occurrence by or involving any Governmental Body; (viii) pandemics, earthquakes, floods, natural disasters, or any other natural or man-made disaster or act of God; or (ix) the Specified Matter; provided that, in the case of clauses (ii), (iii), (iv), (vi), (vii) and (viii) above, if such Change disproportionately affects the Company and its Subsidiaries, taken as a whole, as compared to other Persons or businesses that operate in the industry in which the Company and its Subsidiaries operate, then the disproportionate aspect of such Change may be taken into account in determining whether a Material Adverse Effect has occurred or shall occur.
“Material Contract” is defined in Section 5.12(b).
“Material Customers” is defined in Section 5.21(a).
“Material Suppliers” is defined in Section 5.21(a).
“Merger” is defined in Recitals.
“Merger Sub” is defined in Preamble.
“Milestone Payment” means the Regulatory Milestone Payment and the Commercial Milestone Payments, as applicable.
“Multiemployer Plans” is defined in Section 5.16(d).
“Net Sales” means, with respect to the Product and/or any Follow-on Product, the aggregate gross amount invoiced or otherwise received by Buyer, its Affiliates (including, following the Closing, the Surviving Company and its Subsidiaries), or any (sub)licensee (excluding any wholesaler and distributor) or assignee from the sale, transfer, or other disposition of the Product and/or any Follow-on Product to any Third Party, for any use, in any form, and through any channel of distribution, less only the following deductions, to the extent actually incurred, directly attributable to the sale of such Product and/or Follow-on Product:

(a)    customary trade, quantity, or cash discounts actually allowed and taken;
(b)    rebates, chargebacks, and similar price adjustments, including rebates payable to governmental authorities, wholesalers, distributors, group purchasing organizations, pharmacy benefit managers, or similar intermediaries;
(c)    retroactive price reductions actually allowed or granted for the Product or Follow-on Products;
(d)    amounts refunded or credited for Product and/or Follow-on Product actually returned due to defects, damage, or recalls;
(e)    deductions for health care reform fees and similar deductions to gross invoice price of the Product or Follow-on Products, as applicable, imposed by any Regulatory Authority or other Governmental Body;
(f)    sales commissions paid to third-party distributors or selling agents;
(g)    the actual cost paid by Buyer, its Affiliate or its (sub)licensee to manufacture (or procure from a Third Party) any Delivery System related to a billed or invoiced sale of such Product or Follow-on Product, including if such Delivery System is bundled together with such Product or Follow-on Product and sold for a single price (for clarity, the actual cost of the intranasal device (or any similar Delivery System) that forms a component of such Product or Follow-on Product shall not be deducted hereunder);
(h)    any bad debt, to the extent such amount has been outstanding for at least ninety (90) days; provided that if such amount is later collected by Buyer, its Affiliates or any (sub)licensee, such amount shall be recognized as received in the Calendar Quarter in which it was later collected;
(i)    outbound freight, shipping, postage, handling and transportation charges actually paid to Third Parties for delivery of the Product or any Follow-on Product to customers, to the extent separately itemized on the applicable invoice or otherwise directly attributable to such sale;
(j)    insurance premiums and freight insurance actually paid to Third Parties in connection with the shipment and delivery of the Product or any Follow-on Product, to the extent separately identifiable and directly attributable to such sale; and
(k)    sales, use, value-added, or similar taxes imposed on the sale of the Product and/or any Follow-on Product and actually paid (excluding any taxes based on income, profits, or margins).
Notwithstanding the foregoing, amounts received or invoiced by Buyer, or its Affiliates, or its or their (sub)licensees or assignees for the sale of the Product or any Follow-on Product among Buyer, or its Affiliates, or its or their (sub)licensees or assignees for resale shall not be included in the computation of Net Sales hereunder (unless such Affiliate or such (sub)licensee, or assignee is the end user of the Product or such Follow-on Product), and Net Sales shall be calculated on the value charged or invoiced on the first arm’s-length sale thereafter to a Third Party. Net Sales shall exclude (i) any distribution or other sale solely for treatment investigational new drug sales, named patient sales, expanded access program, or compassionate use sales, or pre-license sales made for promotional, charitable or other compassionate purposes, (ii) other similar non-commercial uses or sales at or below cost, and (iii) samples of Product and Follow-on Products in reasonable quantities.
If Buyer is obligated to pay Earn-Out Payments or Commercial Milestone Payments under this Agreement from the Product or Follow-on Product sold in the form of a Combination Product in any given country, then Net Sales for the purpose of determining Earn-Out Payments and Commercial Milestone Payments for such Combination Product in such country shall be calculated by multiplying actual Net Sales of such Combination Product in such country by the fraction A/(A+B), where A is the invoice price of the Product or Follow-on Product, as applicable, that includes the same bumetanide solution (in formulation and amount) as the Combination Product, if sold separately as a stand-alone Product or Follow-on Product in such country, and B is the total invoice price of the Other Components in the Combination Product, if sold separately in such country.
If, on a country-by-country basis, the Product or Follow-on Product, as applicable, that includes the same bumetanide solution (in formulation and amount) as the Combination Product is sold separately as a stand-alone Product or Follow-on Product in a country, but the Other Components in such Combination Product are not sold separately in such country, then Net Sales for the purpose of determining Earn-Out Payments and Commercial Milestone Payments of such Combination Product for such country shall be calculated by multiplying actual Net Sales of such Combination Product in such country by the fraction A/C, where A is the invoice price of the Product or Follow-on Product, as applicable, that includes the same bumetanide solution (in formulation and amount) as the Combination Product if sold separately in such country, and C is the invoice price of such Combination Product in such country.
If, on a country-by-country basis, the Product or Follow-on Product, as applicable, that includes the same bumetanide solution (in formulation and amount) as the Combination Product is not sold separately as a stand-alone Product or Follow-on Product in a country, but the Other Components included in such Combination Product are sold separately in such country, then Net Sales for the purpose of determining Earn-Out Payments and Commercial Milestone Payments of such Combination Product for such country shall be calculated by multiplying actual Net Sales of such Combination Product in such country by the fraction C-B/C, where B is the invoice price of the Other Components included in such Combination Product if sold separately in such country, and C is the invoice price of such Combination Product in such country.
If neither the Product or Follow-on Product, as applicable, that includes the same bumetanide solution (in formulation and amount) as the Combination Product nor the Other Components included in such Combination Product are sold separately in a given country, then Net Sales for the purpose of determining Earn-Out Payments and Commercial Milestone

Payments in such country shall be calculated by Buyer, its Affiliates, or its or their respective (sub)licensees or assignees in good faith based on the relative fair market value of all active pharmaceutical ingredients included in such Combination Product when sold in such country.
“Net Working Capital” means (a) only those specific line items designated as “Current Assets” of the Company and its Subsidiaries in Exhibit B-2, minus (b) only those specific line items designated as “Current Liabilities” of the Company and its Subsidiaries in Exhibit B-2, in each case, calculated in accordance with the Accounting Principles; provided that in no event shall Net Working Capital include any amounts included in the calculation of Cash, Indebtedness or Transaction Expenses.

“New Drug Application” means an application for Regulatory Approval to Commercialize a drug submitted to FDA under 21 U.S.C. § 355(b)(1) or (2), and any supplements thereto.

“Non-Payroll Equity Award” means (a) any Option (other than an Option that is not In the Money), and (b) any RSU, in each case, with respect to which the Company has no Tax withholding obligations under applicable Law.
“Non-Payroll Equity Award Holder” means a holder of a Non-Payroll Equity Award as of immediately prior to the Effective Time.
“Notice of Disagreement” is defined in Section 2.08(b).
“Operational Securityholder” means Benjamin Esque.
“Option” means an option to purchase shares of Common Stock under the Equity Incentive Plan.
“Option Consideration” means with respect to each share of Common Stock issuable under a particular Option that is (a) In the Money at the applicable time of determination, an amount equal to the excess, if any, of (i) the Closing Per Share Consideration or Additional Per Share Consideration actually paid with respect to such share, as applicable, minus (ii) the exercise price payable per such share of Common Stock issuable under such Option, or (b) not In the Money at the applicable time of determination, zero dollars ($0).
“Order” means any judgment, order, injunction, decree, ruling, writ or arbitration award of any Governmental Body.
“Organizational Documents” means, with respect to any Person that is an entity, the certificate of incorporation and bylaws or the certificate of formation and limited liability company agreement (or the equivalent organizational documents), or any stockholders’ agreement or similar voting agreement relating to any class of equity interests of the Company or its Subsidiaries, and any amendment to any of the foregoing, in each case, of such Person as in effect on the date of this Agreement.

“Pandemic Response Law” means the Coronavirus Aid, Relief, and Economic Security Act, the Taxpayer Certainty and Disaster Tax Relief Act of 2020, the American Rescue Plan Act of 2021, the Executive Order Re: Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster (Aug. 8, 2020), IRS Notice 2020-65, IRS Notice 2021-11, and, in each case, any amendments thereof, any successor Law, any guidance issued in respect thereof and any other similar or analogous federal, state, local, or non-U.S. Law, executive order or executive memo, or administrative guidance intended to benefit taxpayers in response to COVID-19 and the associated economic downturn.
“Patents” is defined in the definition of “Intellectual Property.”
“Paying Agent” means Acquiom Financial LLC, a Colorado limited liability company.
“Paying Agent Agreement” is defined in Section 2.06(d).
“Payoff Indebtedness” means the Indebtedness set forth on Schedule 1.01(b).
“Payroll Equity Award” means any (a) Option (other than an Option that is not In the Money), and (b) RSU, in each case, with respect to which the Company has withholding obligations under applicable Law.
“Payroll Equity Award Holder” means a holder of a Payroll Equity Award as of immediately prior to the Effective Time.
“Pension Plans” is defined in Section 5.16(a).
“Permits” is defined in Section 5.09(a).
“Permitted Liens” means (a) any restriction on transfer arising under applicable securities Laws, (b) statutory Liens for Taxes not yet due and payable or for Taxes the amount of which is being contested in good faith through appropriate proceedings, in each case, for which adequate reserves have been made in accordance with GAAP, (c) Liens of lessors, lessees, sublessors, sublessees, licensors or licensees arising under lease arrangements or license arrangements with respect to the Leased Real Property of the Company and its Subsidiaries, (d) Liens relating to any other Indebtedness otherwise permitted by this Agreement to exist or be incurred (to the extent any such Liens will be released at or prior to the Effective Time), (e) mechanics’, materialmen’s, carriers’, workmen’s, repairmen’s, warehousemen’s, landlords’ and other similar Liens for labor, materials or supplies securing obligations that are not yet due and payable or the validity of which are being contested in good faith by appropriate proceedings and incurred in the ordinary course of business consistent with past practice and for which adequate reserves have been made to the extent required under GAAP, (f) zoning, building codes, and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon that are imposed by any Governmental Body having jurisdiction over such real property which do not materially impair the use, occupancy or marketability of such real property by the Company and its Subsidiaries, and (g) Liens set forth on Schedule 1.01(c).

“Permitted Transfer” is defined in Section 3.09(a).

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Body.
“Personal Data” means information that, whether alone or in combination with other information, identifies, relates to, describes, is linked to, is reasonably capable of being associated with, pertains or could reasonably be linked to, directly or indirectly, any identified or identifiable natural person or household, and any information could by definitions of “personal data,” “personally identifiable information,” “personal information,” “protected health information,” or any substantial equivalent of these terms under any Laws.
“Plans” is defined in Section 5.16(a).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date, and, with respect to a Straddle Period, the portion of such taxable period ending on and including the Closing Date.
“Pre-Closing Tax Refund” is defined in Section 7.09(g).
“Pre-Closing Tax Return” is defined in Section 7.09(c).
“Pre-Closing Taxes” means (a) any and all Taxes (or the non-payment thereof) (i) of or with respect to the Company or any of its Subsidiaries for any Pre-Closing Tax Period (including any Taxes resulting from, attributable to or arising in connection with any action, event, election, or transaction occurring in a Pre-Closing Tax Period), (ii) of or with respect to the Securityholders or any of their Affiliates for any taxable period (or portion thereof), or (iii) of or with respect to any Person assessed or imposed on, or collected from, the Company or its Subsidiaries by reason of joint, several, transferee or successor liability, being a member of an affiliated, combined, consolidated, unitary, or aggregate (or similar or analogous) group, by Contract, or pursuant to any Law, (b) withholding Taxes assessed or imposed on, or collected from, Buyer or its Affiliates to the extent not withheld pursuant to Section 2.12, (c) Losses suffered by Buyer or its Affiliates (including the Surviving Company) as a result of, arising out of, or otherwise relating to the breach of any covenant set forth in Section 7.09, and (d) the amount of any Pre-Closing Tax Refund to the extent that the underlying refund or credit is subsequently disallowed, in whole or in part, by any Governmental Body; except, in each such case, to the extent such amounts are included as a line item in the calculation of Unpaid Taxes or Net Working Capital that actually reduce the Final Closing Consideration as finally determined in accordance with Article II.

“Priority Consultants” means the Consultants marked with an asterisk on Schedule 1.01(a).

“Pro Rata Share” means, with respect to a Securityholder, the fraction (expressed as a percentage) equal to (a) the sum of (i) the total number of shares of Common Stock held by a

Stockholder as of immediately prior to the Effective Time, and (ii) the aggregate number of shares of Common Stock issuable upon the exercise of all Options outstanding as of immediately prior to the Effective Time, divided by (b) the Fully Diluted Share Number, as reflected in the Allocation Certificate.
“Process”, “Processed”, or “Processing” means any operation or set of operations performed, whether by manual or automated means, on data (including Personal Data) or on sets of data (including Personal Data), including the collection, use, sale, storage, transfer, disclosure, analysis, deletion, or modification thereof.
“Product” means the bumetanide nasal spray described in NDA No. 219500 and approved on September 12, 2025, whether or not sold under the brand name Enbumyst®.
“Product Regulatory Filings” is defined in Section 5.10(a).
“Protected Communications” is defined in Section 11.02.
“Qualified Successor” means a Third Party that (a) (i) is currently marketing at least one (1) cardiovascular or cardiometabolic pharmaceutical product, and (ii) has a sales force comprising of at least (i) one hundred and fifty (150) sales personnel that detail general practitioners and cardiovascular practitioners, and (ii) fifteen (15) sales personnel that detail hospitals and other strategic accounts, or (b) acquires and assumes, directly or indirectly, whether via purchase, merger, consolidation or otherwise, all or substantially all of the assets and liabilities of Buyer and its Affiliates.
“R&W Insurance Policy” is defined in Section 7.14.
“Regulatory Approval” means all technical, medical, regulatory, and scientific licenses, Permits, registrations, exemptions, clearances, listings, authorizations and approvals (including approvals of New Drug Applications and Abbreviated New Drug Applications, supplements (including supplemental New Drug Applications) and amendments, pre- and post-approvals and labeling approvals and any foreign equivalents thereof) of any Regulatory Authority, necessary for the Development, manufacture, Commercialization or other exploitation of the Product or a Follow-on Product in the Territory, but expressly excluding any Reimbursement Approvals.
“Regulatory Authority” means any applicable Governmental Body with jurisdiction or authority over the Development, manufacture, Commercialization or other exploitation (including Regulatory Approval) of the Product or Follow-on Product in the Territory.
“Regulatory Exclusivity” means, with respect to an Earn‑Out Product in a country, any exclusive right (however denominated), including data, market or orphan exclusivity but excluding a Patent, granted or recognized by the applicable Regulatory Authority in such country that prevents a Third Party from obtaining Regulatory Approval to Commercialize a product referencing or relying upon the safety or efficacy data for such Earn‑Out Product for a specified period.

“Regulatory Filings” means, with respect to any product, any report, submission or filing to a Regulatory Authority of any appropriate regulatory application, including any such reports, submissions or filings as part of, or as required under Healthcare Laws with respect to, any New Drug Application or Abbreviated New Drug Application (or foreign equivalents thereof), Investigational New Drug Application or any other Regulatory Approval, submission to a regulatory advisory board, marketing authorization application and supplement (including a supplemental New Drug Application) or amendment to any of the foregoing.
“Regulatory Milestone” is defined in Section 3.01(a).
“Regulatory Milestone Payment” is defined in Section 3.01(a).
“Reimbursement Approval” means, in any country or jurisdiction where a Governmental Body authorizes reimbursement for, or approves or determines pricing for, medical products (including pharmaceuticals), receipt (or, if required to make such authorization, approval or determination effective, publication) of such reimbursement authorization or pricing approval or determination (as the case may be).
“Related Party,” with respect to any specified Person, means: (i) any Affiliate of such specified Person, or any director, executive officer, general partner or managing member of such Affiliate; (ii) any Person who serves as a director, executive officer, partner, member or in a similar capacity of such specified Person; (iii) any immediate family member of a Person described in clause (ii); or (iv) any other Person who holds more than 5% of the outstanding equity or ownership interests of such specified Person.
“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, or disposing into the environment.
“Remaining Adjustment Escrow Funds” is defined in Section 2.08(d).
“Representative” is defined in Preamble.
“Representative Holdback Amount” means $350,000.
“Restricted Cash” means the amount of any cash and cash equivalents not freely usable due to any Taxes, restrictions or limitations on the use or distribution by law or contract (including restrictions on dividends and repatriations).
“Retained Counsel” is defined in Section 11.02.
“RSU Consideration” is defined in Section 2.04(d).
“RSUs” means all of the restricted stock units granted under the Equity Incentive Plan.
“Sanctioned Jurisdiction” means a country or territory which is, or during the past seven years has been, the subject or target of comprehensive U.S. sanctions (as of the date of this

Agreement, Cuba, Iran, North Korea, Syria (until July 1, 2025), and the Crimea, Donetsk People’s Republic and Luhansk People’s Republic regions of Ukraine).
“Sanctioned Person” means a Person (i) that is the target of any International Trade Laws, including but not limited to any Person identified on the United States’ Specially Designated Nationals and Blocked Persons List, or any other similar list maintained by any Sanctions Authority having jurisdiction over the parties to this Agreement; (ii) located, organized or resident in a Sanctioned Jurisdiction or (iii) owned, 50% or more, individually or in the aggregate by, controlled by, or acting on behalf of a Person described in clause (i) or (ii) above.
“Sanctions Authority” means the United States government, including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury and the Bureau of Industry and Security of the U.S. Department of Commerce, the United Nations Security Council, the European Union, any Member State of the European Union and the competent national authorities thereof, the United Kingdom, and any other Governmental Body with jurisdiction over the parties to this Agreement.
“Section 280G” is defined in Section 7.11.
“Securities” means Company Stock, Options and RSUs.
“Securities Act” is defined in Section 6.08.
“Securityholder” means (i) prior to the Effective Time, the Stockholders, the Non-Payroll Equity Award Holders and Payroll Equity Award Holders at the applicable time, or (ii) at and following the Effective Time, the Stockholders, the Non-Payroll Equity Award Holders and Payroll Equity Award Holders as of immediately prior to the Effective Time.

“Securityholder Contract” is defined in Section 7.16.

“Securityholder Indemnified Party” is defined in Section 10.03.
“Settlement Date” is defined in Section 2.08(d).
“Shortfall Amount” is defined in Section 2.08(e).
“Software and Systems” is defined in Section 5.22(a).
“Solvent” means, when used with respect to any Person, that, on a consolidated basis with its Subsidiaries as of any date of determination, (a) the amount of the present fair saleable value of the assets of such Person will, as of such date, not be less than the amount of all liabilities of such Person, as of such date, as such amounts are determined in accordance with applicable Law governing determinations of the insolvency of debtors, (b) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (c) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim” and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured. The amount of liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Specified Matter” means the matter set forth on Schedule 1.01(d).
“Stockholder” means, as of immediately prior to the Effective Time, a holder of Company Stock.
“Straddle Period” means any taxable period beginning before or on the Closing Date and ending after the Closing Date.
“Subsidiary” means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock or other equity entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or any partnership, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director or general partner of such partnership, association or other business entity.
“Survival Period” is defined in Section 10.01.
“Surviving Company” is defined in Section 2.01.
“Tail Policy” is defined in Section 7.08(b).
“Target Net Working Capital” means $0.
“Tax” or “Taxes” means any U.S. federal, state, local, non-U.S. or other taxes, assessments and similar or analogous charges, however denominated (whether or not paid), including income, gross receipts, capital gains, franchise, alternative minimum, add on minimum, sales, use, goods and services, transfer, real property gains, registration, value added, excise, severance, stamp, occupation, premium, windfall profits, customs, real property, special assessment, personal property, capital stock, social security (or similar), unemployment, employment, disability, payroll, license, escheat, unclaimed property, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties, additions to tax or additional amounts imposed with respect thereto by any Governmental Body, including liability for the payment of any such amounts as a result of being either (a) a member of an affiliated, consolidated, combined, unitary or aggregate (or similar or analogous) group or by reason of joint, several, or transferee or successor liability, contract, operation of Law, or otherwise, or (b) a party to any Tax sharing, Tax allocation, Tax matters or Tax receivable agreement or other similar or analogous agreement or as a result of any express or implied obligation to indemnify any other Person with respect to any such amounts.

“Tax Benefit” is defined in Section 10.05(d).
“Tax Claim” is defined in Section 7.09(e).
“Tax Representations” means the representations and warranties set forth in Section 5.11.
“Tax Return” means any return, claim for refund, report, declaration, estimate, form, election, certificate, statement or information return or similar or analogous filing (including any schedule, supplement, additional supporting materials, or attachment thereto, and including any amendments thereof) filed or required to be filed with any Governmental Body in connection with the determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax.

“Territory” means worldwide.
“Third Party” means a Person other than Company, Buyer, Merger Sub, Representative, the Designated Securityholder, the Operational Securityholder or their respective Affiliates.
“Third Party Claim” is defined in Section 10.06(a).
“Total Merger Consideration” means, together, (a) the Closing Consideration, and (b) the Additional Consideration.
“Transaction Documents” is defined in Section 11.12.
“Transaction Expenses” means, to the extent not paid by or on behalf of the Company or its Subsidiaries prior to the Adjustment Calculation Time, all fees and expenses incurred by or on behalf of, or to be paid by, the Company or its Subsidiaries related to, arising out of, or in connection with, any process of selling the Company or the negotiation, preparation or execution of this Agreement or the Transaction Documents or the performance or consummation of any of the Transactions or the payoff of any Indebtedness, including (a) all fees, costs and expenses (including legal, accounting, investment banking, broker’s, finder’s and other professional or advisory fees and expenses) of the Company and its Subsidiaries incurred by or on behalf of, or to be paid by, the Company or any Subsidiary in connection with the Transactions, (b) all bonus, incentive, severance and other change in control, retention or similar payments payable to current and former employees, officers, individual consultants (including those engaged through a legal entity) or directors which become payable or due as a result of the Transactions (but excluding any “double trigger” severance payments that become payable due to a termination of employment or other service after the Closing), (c) the employer portion of any payroll Taxes required under applicable Law with respect to the payment of amounts described in clause (b), (d) 50% of any fees and expenses associated with obtaining necessary or appropriate waivers, consents, or approvals of any Third Parties or Governmental Bodies on behalf of the Company or its Subsidiaries prior to Closing in connection with the transactions contemplated hereby, excluding any filing fees incurred in connection with gaining clearance or consent under any Antitrust Laws, (e) 50% of any fees, costs or expenses of the Escrow Agent or Paying Agent, (f) any fees, costs or expenses associated with obtaining the release and termination of any Lien in connection with the Transactions, (g) all fees, costs and expenses related to the procurement of the Tail Policy and (h) 50% of all premiums for the R&W Insurance Policy; provided that in no event will Transaction Expenses include any fees, expenses or other liabilities to the extent incurred by or at the express direction of Buyer or Merger Sub, for the Transactions or any other liabilities or obligations incurred or arranged by or on behalf of Buyer, Merger Sub or their respective Affiliates in connection with the Transactions.
“Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents, including the Merger.
“Transfer Taxes” is defined in Section 7.09(a).
“Treasury Regulations” means the regulations promulgated by the U.S. Department of Treasury pursuant to the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Unpaid Taxes” means all unpaid income Taxes of or with respect to the Company and its Subsidiaries that are resulting from, attributable to or arising in connection with any action, event, election, or transaction in any Pre-Closing Tax Period, (determined on a jurisdiction-by-jurisdiction basis, not less than zero with respect to any Tax in any jurisdiction, and computed (i) without taking into account any refunds or overpayments (or credits in lieu thereof)) and (ii) by taking into account estimated payments, transaction deductions, and Tax attribute carryovers and carryforwards in each case, solely to the extent that it is at least “more likely than not” that such payments, deductions and attributes are available to reduce Taxes or taxable income, as applicable, for such period. Unpaid Taxes shall be determined (a) in accordance with Section 7.09(b), (b) in accordance with the accounting methods and past practices of the Company and its Subsidiaries in preparing Tax Returns, except to the extent such practice is not supportable at a “more likely than not” or higher level of comfort or as otherwise required by applicable Law, and (c) by excluding any Tax credits transferred pursuant to Section 6418 of the Code (or any corresponding, similar or analogous provision of state, local or non-U.S. Law).

“Valid Claim” means (a) a claim of an issued and unexpired patent which has not been abandoned, cancelled or held permanently revoked, unenforceable, or invalid by a decision of a court, governmental agency, national or regional patent office, or other appropriate body that has competent jurisdiction and not appealed within the time allowed for appeal, or (b) a pending claim of an unissued patent application that has been prosecuted in good faith and pending for no longer than seven (7) years from the earliest claimed priority date and that has not been abandoned, finally rejected or expired without the possibility of appeal or refiling.
“Waived 280G Benefits” is defined in Section 7.11.
“Welfare Plans” is defined in Section 5.16(a).
“Willful Breach” means a breach that is a consequence of an act or failure to act undertaken (or omitted to be taken) by the breaching party with the actual knowledge that the taking or failure to take such act would cause or constitute a material breach of a specific provision or covenant of this Agreement.
“Written Consent” is defined in Recitals.
Section 1.02    Interpretation. In addition to the definitions referred to or set forth in this Agreement:
(a)    Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.
(b)    The terms “hereof,” “herein” and “hereunder” and terms of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement. Section, clause, schedule and exhibit references contained in this Agreement are references to sections, clauses, schedules and exhibits in or to this Agreement, unless otherwise specified.
(c)    Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” Where the context permits, the use of the term “or” will be equivalent to the use of the term “and/or.”
(d)    The use of “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”.
(e)    Words denoting any gender will include all genders, including the neutral gender. Where a word is defined herein, references to the singular will include references to the plural and vice versa.
(f)    All references to “$” and dollars will be deemed to refer to United States currency unless otherwise specifically provided.
(g)    All references to a day or days will be deemed to refer to a calendar day or calendar days, as applicable, unless otherwise specifically provided. The phrase “date hereof” or “date of this Agreement” means the original date of execution and delivery of this Agreement without regard to any subsequent amendment hereof.

(h)    Any document or item will be deemed “delivered”, “provided” or “made available” by the Company or the Representative, as applicable, within the meaning of this Agreement if on or prior to 11:59 p.m. Central time on the day that is two (2) Business Days prior to the date hereof such document or item (i) has been included in the Data Room, or (ii) has been actually delivered or provided (e-mail delivery being sufficient; provided no “bounceback” or other message of non-delivery is received) to Buyer or any of Buyer’s Advisors.
(i)    Any reference to any agreement, including this Agreement, or contract referenced herein or in the Disclosure Schedule will be a reference to such agreement or contract, as amended, modified, supplemented or waived, unless otherwise specified, in each case, to the extent such amendments, modification, supplements or waivers have been made available to Buyer.
(j)    Any reference to any particular Code section, Treasury Regulation, or any Law will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified unless otherwise provided herein.
(k)    Capitalized terms used in the Disclosure Schedule and not otherwise defined therein have the meanings given to them in this Agreement.
ARTICLE II
THE MERGER
Section 2.01    The Merger. On and subject to the terms and conditions contained herein, and in accordance with the DGCL, at the Effective Time, Merger Sub will merge with and into the Company, with the Company surviving the Merger (the Company, as the Surviving Company after the Effective Time, is sometimes referred to herein as the “Surviving Company”).
Section 2.02    Filing of Merger Certificate; Effective Time. At the Closing, (a) the Company will execute a certificate of merger in substantially the form of Exhibit C (the “Certificate of Merger”) in accordance with the relevant provisions of the DGCL, and (b) the Company and Merger Sub will, and Buyer will cause Merger Sub to, cause such executed Certificate of Merger to be filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL, and the Merger will be effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed in writing by Buyer and the Company and specified therein (the “Effective Time”).
Section 2.03    Effect of the Merger; Further Assurances.
(a)    The Merger will have the effects provided in this Agreement, the Certificate of Merger and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, and all debts, Liabilities, and duties of the Company and Merger Sub shall become the debts, Liabilities, and duties of the Surviving Company. If, at any time after the Effective Time, the parties hereto determine that any further documents or acts are necessary to vest in the Surviving Company the title to any property or right of the Company or Merger Sub acquired in the Merger or to otherwise carry out the purposes of this Agreement, the Surviving Company and its officers and managers will execute and deliver all such documents and do all such acts, and the officers and managers of the Surviving Company are fully authorized in the name of the Company or Merger Sub or otherwise to take any and all such action after the Effective Time solely for the purposes set forth in this Section 2.03, so long as such action is not expressly prohibited by this Agreement or otherwise prohibited by Law.
(b)    Subject to compliance with Section 7.08(a), the Certificate of Merger shall provide that at the Effective Time, the certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended and restated in its entirety to contain the provisions set forth in the certificate of incorporation attached to the Certificate of Merger until thereafter amended or repealed in accordance with the provisions thereof and applicable Law.
(c)    Subject to compliance with Section 7.08(a), at the Effective Time, the bylaws of the Company will, by operation of law and without any further action by any Person, be amended and restated in its entirety to contain the provisions set forth in the bylaws of Merger Sub as in effect immediately prior to the Effective Time (except for any references to the name of Merger Sub, which shall be replaced by the name of the Company), and as so amended and restated will be the bylaws of the Surviving Company until thereafter amended or repealed in accordance with the provisions thereof, the certificate of formation of the Surviving Company and applicable Law.
(d)    From and after the Effective Time, by virtue of the Merger and without any further action on the part of any party or any other Person, the directors of Merger Sub in office immediately prior to the Effective Time will be the directors of the Surviving Company until their respective successors are duly elected and qualified in the manner provided in the certificate of incorporation and bylaws of the Surviving Company, their earlier resignation or removal or as otherwise provided by applicable Law.
(e)    From and after the Effective Time, by virtue of the Merger and without any further action on the part of any party or any other Person, the officers of the Company in office immediately prior to the Effective Time will be the officers of the Surviving Company until their successors are duly elected and qualified in the manner provided in the certificate of incorporation and bylaws of the Surviving Company, their earlier resignation or removal or as otherwise provided by applicable Law.
Section 2.04    Conversion of Securities.
(a)    At the Effective Time, by virtue of the Merger and without any action on the part of Buyer, Merger Sub, the Company or any Securityholder, each common share of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one (1) validly issued, fully paid and non-assessable common share of the Surviving Company.
(b)    At the Effective Time, by virtue of the Merger and without any action on the part of Buyer, Merger Sub, the Company or any Securityholder, each share of Company

Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Stock cancelled pursuant to Section 2.04(e)) will be converted into the right to receive, upon delivery of a duly executed and completed Letter of Transmittal in the manner provided in Section 2.07, the (i) the Closing Per Share Consideration, and (ii) at the applicable times and subject to the contingencies specified herein, the Additional Per Share Consideration, if any, (collectively, the “Company Stock Consideration”), in each case without interest, and each such share of Company Stock after such conversion will automatically be cancelled and retired and will cease to exist.
(c)    Each Option that has not been exercised shall terminate and be cancelled and shall automatically be converted into the right to receive, following delivery of a duly executed and completed Letter of Transmittal in the manner provided in Section 2.07, the Option Consideration for each share of Common Stock that is the subject of such Option, if any, and shall be cancelled by virtue of the Merger without any action on the part of the holder thereof. The amounts payable with respect to Options that are In the Money shall be payable as, if and when the corresponding amounts are payable in respect of Common Stock pursuant to Section 2.04(b); provided, that amounts payable with respect to Options pursuant to Section 2.06 and Section 2.11 shall, to the maximum extent permitted by Law, be treated as paid in accordance with Treasury Regulation Section 1.409A-3(i)(5)(iv)(A) or in a manner exempt from the requirements of Section 409A of the Code in reliance upon Treasury Regulation Section 1.409A-1(b)(4). For the avoidance of doubt, from and after the Closing, all Options shall be cancelled by the Company and without any action on the part of the holder thereof with no further rights or obligations on the part of the holder of any Option other than, for any Option that is In the Money at the applicable time of determination, the right to receive the Option Consideration.
(d)    As of immediately prior to the Effective Time and contingent upon the consummation of the Merger, Company shall cause all outstanding RSUs to vest in full and be cancelled and converted automatically and solely into the right to receive, following delivery of a duly executed and completed Letter of Transmittal in the manner provided in Section 2.07, an amount equal to the Closing Per Share Consideration and Additional Per Share Consideration, as applicable, for each share of Common Stock subject thereto (the “RSU Consideration”). The amounts payable with respect to such RSUs shall be payable as, if and when the corresponding amounts are payable in respect of Common Stock pursuant to Section 2.04(b); provided, that amounts payable with respect to RSUs pursuant to Section 2.06 and Section 2.11 shall, to the maximum extent permitted by Law, be treated as paid in accordance with Treasury Regulation Section 1.409A-3(i)(5)(iv)(A) or pursuant to an exemption from Section 409A of the Code, including Treasury Regulation Section 1.409A-1(b)(4). For the avoidance of doubt, each RSU shall be treated as the economic equivalent of one issued and outstanding share of Common Stock for all purposes of this Agreement, including for purposes of determining such holder’s right receive to the Closing Consideration and any Additional Consideration and for purposes of calculating Pro Rata Share (as reflected in clause (a)(i) thereof) and the Fully Diluted Share Number (as reflected in clause (a) thereof) and in connection with the calculation of “pro rata share” pursuant to Section 11.17(d), notwithstanding that no such share of Common Stock is actually issued.

(e)    At the Effective Time, by virtue of the Merger and without any action on the part of Buyer, Merger Sub, or the Company or any Securityholder, each share of Company Stock held in the treasury of the Company and each share of Company Stock owned or held, directly or indirectly, by the Company, and each outstanding Option and RSU, in each case, immediately prior to the Effective Time, will be cancelled and retired and will cease to exist without any conversion thereof and, except as otherwise set forth herein, no payment of cash or any other consideration or distribution will be made with respect thereto.
(f)    Prior to the Effective Time, all Company SAFEs shall be cancelled and shall cease to exist and shall thereafter represent only the right of the SAFE Holders to receive their respective Pro Rata Shares of the Company Stock Consideration, without interest, in exchange for the shares of Common Stock issued to such SAFE Holders prior to the Effective Time in accordance with the terms and conditions of the Company SAFEs.
(g)    The Company shall take all action necessary to effectuate the actions described in Section 2.04(c) and Section 2.04(d), to that ensure that, as of the Effective Time, no holder of an Option or RSU (or former holder of an Option or RSU) or any participant in the Equity Incentive Plan shall have any rights thereunder, whether contingent or actual, to acquire, or other rights in respect of, the capital stock of the Company, the Surviving Company or any of their Subsidiaries, or any other equity interest therein (including “phantom” stock or stock appreciation rights), other than, for the avoidance of doubt, such Person’s rights under this Agreement.
Section 2.05    Pre-Closing Merger Consideration Estimate.
(a)    At least five (5) Business Days prior to the Closing Date, the Company will prepare and deliver to Buyer:
(i)    a statement (the “Estimated Closing Statement”) setting forth a calculation of (A) the estimated Closing Net Working Capital (the “Estimated Closing Net Working Capital”), (B) the estimated Closing Cash (the “Estimated Closing Cash”), (C) the estimated Closing Indebtedness (the “Estimated Closing Indebtedness”), (D) the estimated Transaction Expenses (the “Estimated Transaction Expenses”), including the applicable final invoices and instructions for payment thereof (the “Transaction Expense Instructions”), (E) reasonable supporting documentation with respect to the calculation of each of the foregoing components, (F) based on the foregoing, the Estimated Closing Consideration, and (G) the Closing Per Share Consideration, and
(ii)    a certificate (as may be updated from time to time in accordance with this Agreement, the “Allocation Certificate”) that sets forth for each Securityholder (or such Securityholder’s Permitted Transferee) (A) the name, address and e-mail address of such Securityholder of record, (B) the number and type of Securities held by such Securityholder (including, in the case of Options, the exercise price and expiration date thereof), (C) the Pro Rata Share of the Closing Consideration payable to such Securityholder (expressed as a dollar amount rounded to two (2) decimal places), (D) the Pro Rata Share (expressed on a percentage basis and rounded to four (4) decimal places) of the Additional Consideration that may become payable to such Securityholder.
(b)    The Allocation Certificate shall be updated from time to time thereafter by the Company (prior to Closing) or the Representative (following the Closing) to reflect the allocation and distribution of any amounts payable to, or any liabilities or obligations of, the Securityholders (or their Permitted Transferees). Such allocation and distribution shall be determined by the Company (prior to the Closing) and the Representative (following the Closing) in good faith and in accordance with the Organizational Documents of the Company and the Equity Incentive Plan, as applicable. Buyer, the Representative and the Designated Securityholder shall be entitled to absolutely and conclusively rely (without any obligation of inquiry) on, and all Securityholders (and their Permitted Transferees) shall be bound for all purposes under this Agreement by, the calculation included in the Allocation Certificate, and the Company, the Representative and the Designated Securityholder agree and acknowledge that in no event will Buyer, the Surviving Company, or any of its or their respective Advisors or Affiliates have any liability or obligation to the Securityholders, the Representative, the Designated Securityholder or any other Person regarding the accuracy of the Allocation Certificate or the division of the Total Merger Consideration among the Securityholders (or their Permitted Transferees) at any time, so long as any payments made by Buyer or the Surviving Company are made in accordance with the Allocation Certificate. Any disputes among the Securityholders or any other Person with respect to the allocation of the Total Merger Consideration, or any component thereof, or other amounts due hereunder among such Persons shall not interfere in any way with, or give rise to any claim, Lien or right upon, Buyer’s ownership of the Common Stock.
(c)    The Estimated Closing Statement will be prepared, and the Estimated Closing Net Working Capital, Estimated Closing Cash, Estimated Closing Indebtedness, and Estimated Transaction Expenses will be determined, in each case, in good faith, in accordance with the definitions set forth in this Agreement, and the Estimated Closing Net Working Capital and Estimated Closing Cash will be further calculated using the specific policies as set forth on Exhibit B-1 (the “Accounting Principles”). Following the delivery of the Estimated Closing Statement, Buyer (and its designated Advisors) shall have a right to review the Estimated Closing Statement, and the Company shall (and shall direct its pertinent representatives to) reasonably cooperate with Buyer, including by providing Buyer and its representatives with reasonable access at all reasonable times during normal business hours and upon reasonable prior notice to the books and records of the Company and its Subsidiaries and to senior management personnel of the Company and its Subsidiaries, in each case, to the extent reasonably requested by Buyer or any of its representatives, in connection with Buyer’s and its representatives’ review of the Estimated Closing Statement. The Company will consider in good faith and seek to resolve in writing any objection raised or any comments proposed by Buyer at least one Business Day prior to the Closing Date and, if any such items are resolved, the Company shall modify the Estimated Closing Statement to reflect such revisions and redeliver the Estimated Closing Statement to Buyer. The parties acknowledge that a party’s acceptance of the figures set forth in the Estimated Closing Statement (including any adjustments made in accordance with this

Section 2.05), or any failure of a party to raise any objection or dispute with respect to any of the foregoing estimates or calculations, shall not in any way prejudice such party’s right to raise any matter in the Closing Statement, including with respect to the appropriate application of the Accounting Principles or other applicable definitions contained in this Agreement.
(d)    Exhibit B-2 sets forth the line items to be included in the calculation of Net Working Capital and an illustrative example of the calculation of Net Working Capital as of January 31, 2026. Such calculation is included for reference purposes only, and notwithstanding anything to the contrary, neither the Company nor any other Person makes any representation or warranty, or will incur any liability, in respect thereof.
Section 2.06    Closing Payments.
(a)    At the Closing, Buyer will, or will cause another Person to, deposit with the Paying Agent by wire transfer of immediately available funds to the account designated by the Paying Agent no later than two (2) Business Days prior to the Closing Date:
(i)    an aggregate amount equal to the Company Stock Consideration payable at Closing plus the Equity Award Consideration payable at Closing in respect of all Non-Payroll Equity Award Holders, in each case, as set forth on the Allocation Certificate, to be distributed to the Stockholders and Non-Payroll Equity Award Holders by the Paying Agent pursuant to Section 2.07;
(ii)    on behalf of the Company, the aggregate amount payable to the Persons owed a portion of the Estimated Transaction Expenses for further distribution by the Paying Agent to such Persons in accordance with the Transaction Expense Instructions; and
(iii)    on behalf of the Company, the aggregate amount payable to the counterparties or holders of Payoff Indebtedness (if any) for further distribution by the Paying Agent to such counterparties or holders in accordance with the Debt Payoff Letters.
(b)    At the Closing, Buyer will, or will cause another Person to, deposit with the Surviving Company an amount of cash equal to the aggregate Equity Award Consideration payable at Closing in respect of all Payroll Equity Award Holders, in each case, as set forth on the Allocation Certificate.
(c)    On the second regularly scheduled payroll period of the Surviving Company following the Effective Time, each Payroll Equity Award Holder shall receive an amount equal to the Equity Award Consideration payable at Closing to such Payroll Equity Award Holder, in each case, as set forth on the Allocation Certificate and net of applicable withholding.
(d)    In accordance with the paying agent agreement to be entered into on the Closing Date in customary form reasonably agreed in good faith by Buyer, the Company and the

Representative (the “Paying Agent Agreement”), the Paying Agent will effect (i) the exchange of the Closing Consideration in return for the Securities (other than shares of Company Stock cancelled pursuant to Section 2.04(e)), and (ii) the delivery of the other funds delivered to the Paying Agent pursuant to this Agreement in accordance with the terms hereof, including the Additional Consideration.
(e)    At the Closing, Buyer will, or will cause another Person to, deliver to the Escrow Agent (i) the Adjustment Escrow Amount for deposit into an account designed by the Escrow Agent at least two (2) Business Days prior to the Closing Date established pursuant to the terms of the Escrow Agreement (such account, the “Adjustment Escrow Account”), and (ii) the Indemnity Escrow Amount for deposit into an account designated by the Escrow Agent at least two (2) Business Days prior to the Closing Date established pursuant to the terms of the Escrow Agreement (such account, the “Indemnity Escrow Account”), in each case (i) and (ii), by wire transfer of immediately available funds.
(f)    At the Closing, Buyer will pay, or will cause another Person to pay, to the (i) Representative, the Representative Holdback Amount, and (ii) to the Designated Securityholder, the Designated Securityholder Holdback Amount, in each case, by wire transfer of immediately available funds to an account designated by the Representative or Designated Securityholder, as applicable, at least two (2) Business Days prior to the Closing Date.
Section 2.07    Letter of Transmittal and Payment.
(a)    Within ten (10) Business Days after the date hereof, the Company shall deliver to each Securityholder (i) a letter of transmittal in customary form reasonably agreed in good faith by Buyer and the Company (the “Letter of Transmittal”) and (ii) an information statement for the Merger (the “Information Statement”), which Information Statement shall (i) be a statement to the effect that the board of directors of the Company unanimously determined that the Merger is advisable in accordance with Section 251(b) of the DGCL and in the best interests of the Stockholders and unanimously approved and adopted this Agreement, the Merger and the other Transactions, (ii) provide the Stockholders to whom it is sent with notice of the actions taken in the Written Consent, including the approval and adoption of this Agreement, the Merger and the other Transactions in accordance with Section 228(e) of the DGCL, the Company’s Organizational Documents and (iii) notify such Stockholders of their dissent and appraisal rights pursuant to Section 262 of the DGCL. The Information Statement shall include therewith a copy of Section 262 of the DGCL and all such other information as Buyer shall reasonably request under the circumstances, and shall be sufficient in form and substance to start the 20 day period during which a Stockholders must demand appraisal of such Stockholder’s voting securities as contemplated by Section 262(d)(2) of the DGCL. At least three (3) Business Days prior to delivery of the Letter of Transmittal and Information Statement to the Securityholders, the Company shall submit a draft of the Information Statement, and any other documents contemplated to be provided to the Stockholders, to Buyer for review and comment, and the Company shall, to the extent comments are provided within such three (3) Business Day period, consider any comments provided by Buyer in good faith for incorporation into the Information Statement.

(b)    Pursuant to the Paying Agent Agreement, Buyer will direct Paying Agent, as soon as practicable following Paying Agent’s receipt after the Effective Time of a duly completed and validly executed Letter of Transmittal from a Stockholder or Non-Payroll Equity Award Holder to distribute to each such Stockholder or Non-Payroll Equity Award Holder an amount of cash equal to its respective Closing Consideration, in each case, as set forth on the Allocation Certificate.
(c)    The applicable portion of the Closing Consideration payable to a Securityholder will be made by wire transfer of immediately available funds to an account designated in writing by such Securityholder in the Letter of Transmittal, unless alternative arrangements are specified by such holder in the Letter of Transmittal, to the extent permitted by the Letter of Transmittal.
(d)    Each such Securityholder that makes the deliveries to the Paying Agent required by this Agreement and the Paying Agent Agreement no later than two (2) Business Days prior to the Closing Date will be paid his, her or its portion of the Closing Consideration on the same Business Day as the Effective Time, or as soon as possible thereafter; provided that Payroll Equity Award Holders will be paid their respective Pro Rata Shares of the Equity Award Consideration on the second regularly scheduled payroll period of the Surviving Company following the Closing Date. Each such Securityholder that makes the deliveries to the Paying Agent required by this Agreement and the Paying Agent Agreement on or after the date that is two (2) Business Days prior to the Closing Date will be paid his, her or its portion of the Closing Consideration as soon as possible after delivery thereof is made (but in any event no later than two (2) Business Days after the date such delivery thereof is made); provided that Payroll Equity Award Holders will be paid their respective Pro Rata Shares of the Equity Award Consideration on the second regularly scheduled payroll period of the Surviving Company following the date that is two (2) Business Days after the date such delivery thereof is made.
(e)    At any time that is more than twelve (12) months after the Effective Time, Buyer may cause the Paying Agent to pay over to the Surviving Company any portion of the Closing Consideration (including any earnings thereon) that had been delivered to the Paying Agent and that has not been disbursed to a Stockholder or Non-Payroll Equity Award Holder as of such date (other than any amounts then subject to dispute) (the “Remaining Closing Consideration”).
(f)    After the Paying Agent pays the Remaining Closing Consideration to the Surviving Company, all former Securityholders will be entitled to look only to the Surviving Company (subject to any applicable abandoned property, escheat and other similar Laws) as general creditors thereof with respect to the Closing Consideration, without any interest thereon, and the Paying Agent will not have any further obligation under this Section 2.07 in its capacity as such with respect to the Closing Consideration. None of the Surviving Company, Buyer, Merger Sub, the Representative, the Designated Securityholder, or the Paying Agent will be liable to any Person in respect of amounts paid to a public official to the extent required under any applicable abandoned property, escheat or similar Law.

Section 2.08    Post-Closing Merger Consideration Adjustment.
(a)    Promptly following the Closing Date, but in no event more than sixty (60) days following the Closing Date, Buyer will prepare and deliver to the Representative a statement (the “Closing Statement”) setting forth a calculation of (i) Closing Net Working Capital, (ii) Closing Cash, (iii) Closing Indebtedness, (iv) Transaction Expenses, (v) Buyer’s calculation of the Final Closing Consideration derived from the foregoing and (vi) with respect to each of the foregoing, the changes in such amounts from the corresponding amounts on the Estimated Closing Statement and, at the Representative’s request, all supporting work papers, data and other documents reasonably necessary for an understanding of such calculations. The Closing Statement will be prepared, and Closing Net Working Capital, Closing Cash, Closing Indebtedness and Transaction Expenses will be determined, in each case, in good faith, in accordance with the definitions set forth in this Agreement and, in the case of Closing Net Working Capital, Closing Cash and Closing Indebtedness using the Accounting Principles.
(b)    On or prior to the forty-fifth (45th) day following Buyer’s delivery of the Closing Statement, the Representative may give Buyer a written notice stating in reasonable detail the Representative’s objections (a “Notice of Disagreement”) to the Closing Statement. During such forty-five (45)-day period, and during any period of dispute thereafter with respect to this Section 2.08, Buyer will, and will cause the Surviving Company and its Subsidiaries to, reasonably cooperate with the Representative, including by providing the Representative and its Advisors reasonable access to the books, records (including work papers, schedules, memoranda and other documents), supporting data, facilities and personnel of the Surviving Company and its Subsidiaries during normal business hours with reasonable advance notice (including Surviving Company personnel responsible for accounting and finance and senior management) and the Surviving Company’s Advisors and their work papers; provided that such access will not (i) unreasonably disrupt the normal operations of Buyer, the Surviving Company and its Subsidiaries or any of their respective Affiliates, (ii) include access to materials that are subject to attorney-client privilege or (iii) include access to any work papers of any accountants unless customary confidentiality and hold harmless agreements have been first executed. Any determination set forth on the Closing Statement which is not specifically objected to in the Notice of Disagreement will be deemed acceptable to the Representative and will be final and binding upon all parties upon delivery of the Notice of Disagreement. If the Representative does not deliver to Buyer a Notice of Disagreement within such forty-five (45)-day period or delivers a written notice stating that it will not be delivering a Notice of Disagreement prior to the end of such forty-five (45)-day period, then the Closing Statement and the Closing Net Working Capital, Closing Cash, Closing Indebtedness and Transaction Expenses will be final and binding upon the parties upon the earlier of (x) expiration of such forty-five (45)-day period, or (y) the delivery of such notice, and the Final Closing Consideration set forth in the Closing Statement will constitute the Final Closing Consideration for all purposes of this Section 2.08.
(c)    Following Buyer’s receipt of any Notice of Disagreement, the Representative and Buyer will, for a period of thirty (30) days, attempt to negotiate in good faith to resolve the disputed matters set forth therein (and all such discussions shall be governed by Rule 408 of the Federal Rules of Evidence, as in effect as of the date hereof). Any disputed matters with respect to the Notice of Disagreement that are agreed to by the Representative and Buyer shall be conclusive, final and binding on all parties absent manifest error for all purposes hereunder and shall not be subject to appeal or further review. In the event that the Representative and Buyer fail to agree within such thirty (30)-day period on any of the Representative’s proposed adjustments set forth in the Notice of Disagreement, Buyer and the Representative will, promptly following the expiration of such thirty (30)-day period (and in any event, within thirty (30) days thereafter), submit solely those matters still in dispute (any such item, an “Unresolved Matter”) to an independent accounting firm of international reputation that is mutually agreed upon by Buyer and the Representative (the “Firm”), which Firm shall act as an expert and not an arbitrator. Within ten (10) Business Days after the Firm has been retained, each of Buyer and the Representative shall furnish, at their own cost and expense, to the Firm and the other party, a written statement of its position with respect to each Unresolved Matter. Within ten (10) Business Days after the expiration of such 10-Business Day period, each of Buyer and the Representative may deliver to the Firm and the other party its response to the other’s position on each Unresolved Matter. With each submission, each of Buyer and the Representative may also furnish to the Firm and the other party such other information and documents as it deems relevant or such information and documents as may be requested by the Firm. Buyer and the Representative will instruct the Firm to, and the Firm will, make a final determination of the items included in the Closing Statement (to the extent such amounts are in dispute) solely in accordance with this Agreement and the Accounting Principles. Buyer and the Representative will cooperate with the Firm during the term of its engagement, including by, if so requested by the Firm, executing a customary engagement letter on terms reasonably acceptable to Buyer and the Representative. The Firm’s determination of any disputed item shall be (i) based solely on (A) the submission of written materials from each of the Representative and Buyer (or by in-person telephonic conferences if mutually agreed by Buyer, the Representative and Firm), and not by independent review, and (B) the Accounting Principles and on the definitions included herein and (ii) within the range of the amounts proposed by Buyer and the Representative. Until the Closing Statement and the calculations of Closing Net Working Capital, Closing Cash, Closing Indebtedness and Transaction Expenses, as applicable, including each of the components thereof, have been finally determined pursuant hereto, (x) neither Buyer nor the Representative shall without the prior consent of the Representative (in the case of Buyer) or Buyer (in the case of the Representative) have any ex parte conversations or meetings with the Firm, and (y) Buyer shall not engage the Firm or any of its Affiliates to perform any services other than as the Firm pursuant hereto. The Closing Statement and the resulting Closing Net Working Capital, Closing Cash, Closing Indebtedness and Transaction Expenses, in each case, as determined by the Firm in accordance with this Section 2.08(c) and the other provisions of this Agreement, will be final and binding on the parties on the date the Firm delivers its final determination in writing to Buyer and the Representative (which final determination shall be requested by the parties to be delivered not more than thirty (30) days following submission of the dispute to the Firm), and will not be subject to appeal or further review. Judgment may be entered upon the written determination of the Firm in any court having jurisdiction over the party against which such determination is to be enforced. The fees, costs and expenses of the Firm will be borne by Buyer, on the one hand, and the Representative, on the other hand, in inverse proportion as they may prevail on the matters resolved by the Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Firm at the time the determination of such Firm is rendered on the merits of the matters submitted. For example, if the Representative claims that the appropriate adjustments are $1,000 greater than the amount determined by Buyer and if the Firm ultimately resolves the dispute by awarding to the Representative $300 of the $1,000 contested, then the fees, costs and expenses of the Firm, if applicable, will be allocated 30% (i.e., 300 ÷ 1,000) to Buyer and 70% (i.e., 700 ÷ 1,000) to the Representative.
(d)    If the Estimated Closing Consideration exceeds the Final Closing Consideration (the “Excess Amount”), Buyer and the Representative will deliver joint written instructions to the Escrow Agent to cause the Escrow Agent to pay to Buyer (or its designee), within two (2) Business Days after the date the Final Closing Consideration is finally determined pursuant to this Section 2.08 (such date, the “Settlement Date”) by wire transfer of immediately available funds, the Excess Amount from the Adjustment Escrow Funds. In the event that at such time the Excess Amount is less than the Adjustment Escrow Funds (the difference between the Excess Amount and the Adjustment Escrow Funds, the “Remaining Adjustment Escrow Funds”), Buyer and the Representative will, simultaneously with delivery of the instructions in the immediately foregoing sentence, deliver joint written instructions to the Escrow Agent to cause the Escrow Agent to pay the Remaining Adjustment Escrow Funds from the Adjustment Escrow Account in accordance with Section 2.08(h). In the event that the Excess Amount is greater than the Adjustment Escrow Funds (the difference between the Excess Amount and the Adjustment Escrow Funds, the “Remaining Excess Amount”), Buyer may, as a sole and exclusive remedy, set off the Remaining Excess Amount against the Indemnity Escrow Amount or, in the event the Indemnity Escrow Amount is insufficient to cover the Remaining Excess Amount, any future Milestone Payments, Earn-Out Payments and/or Licensing Revenue Payments that, in each case, are then, or become, payable pursuant to this Agreement by an aggregate amount not to exceed the Remaining Excess Amount; provided that any amounts deducted from the Indemnity Escrow Account prior to the Expiration Date in accordance with this Section 2.08(d) shall be replenished by setting off any such amount from future Milestone Payments, Earn-Out Payments and/or Licensing Revenue Payments that, in each case, are then, or become, payable prior to the Expiration Date.
(e)    If the Final Closing Consideration exceeds the Estimated Closing Consideration (the “Shortfall Amount”), then (i) Buyer will, within two (2) Business Days after the Settlement Date, make payment of the Shortfall Amount by wire transfer in immediately available funds in accordance with Section 2.08(h), and (ii) Buyer and the Representative will deliver joint written instructions to the Escrow Agent to cause the Escrow Agent to make payment of the Adjustment Escrow Funds from the Adjustment Escrow Account, within two (2) Business Days after the Settlement Date, in accordance with Section 2.08(h).
(f)    For the avoidance of doubt, no Securityholders, nor the Representative, nor any of their Affiliates nor any of their respective officers, directors, employees, Advisors, agents or other representatives shall have any liability or obligation under this Section 2.08 or otherwise for any amount by which the Estimated Closing Consideration exceeds the Final Closing Consideration beyond the Adjustment Escrow Amount and from the Indemnity Escrow Amount or any future Milestone Payments, Earn-Out Payments and/or Licensing Revenue

Payments that, in each case, are then, or become, payable pursuant to this Agreement. Recovery from the Adjustment Escrow Account and a set off against the Indemnity Escrow Amount or any future Milestone Payments, Earn-Out Payments or Licensing Revenue Payments that, in each case, are then, or become, payable pursuant to this Agreement shall be the sole and exclusive remedy available to Buyer or any of its Affiliates against any Securityholders, or any of their respective Affiliates or otherwise, arising out of or relating to any amount by which the Estimated Closing Consideration exceeds the Final Closing Consideration and neither Buyer nor any of its Affiliates shall have any claim with respect thereto against any Securityholders, the Representative, nor any of their Affiliates or any of their respective managers, officers, directors, partners, members, equityholders, employees, Advisors, agents or other representatives in respect thereof.
(g)    Any adjustment pursuant to this Section 2.08 will be treated by the parties as an adjustment to the Closing Consideration for Tax purposes, other than any portion of such payments treated as interest under Section 483 of the Code (or any corresponding or similar applicable provision of state, or local or non-U.S. Law) or Section 1274 of the Code (or any corresponding or similar applicable provision of state, or local or non-U.S. Law), unless otherwise required by Law.
(h)    Payments to be made to Securityholders pursuant to this Section 2.08 shall be disbursed by the Escrow Agent or the Buyer, as applicable, to (i) the Paying Agent for further distribution by the Paying Agent to the Stockholders (other than the holders of any Dissenting Shares) and the Non-Payroll Equity Award Holders, in each case, in accordance with the Allocation Certificate within two (2) Business Days after the Settlement Date by wire transfer of immediately available funds, and (ii) the Surviving Company for delivery through the Surviving Company’s payroll system to the Payroll Equity Award Holders no later than the second regularly scheduled payroll period of the Surviving Company following delivery of such funds from the Escrow Agent or the Buyer in accordance with the Allocation Certificate and net of applicable withholding.
Section 2.09    Dissenting Shares. Notwithstanding anything in this Agreement, shares of Company Stock issued and outstanding immediately prior to the Effective Time held by a holder (a “Dissenting Stockholder”) who shall not have voted or consented to adopt this Agreement and has the right to demand and has properly demanded an appraisal of such shares in accordance with Section 262 of the DGCL (such shares, the “Dissenting Shares”) shall not be converted into the right to receive the Closing Per Share Consideration or Additional Per Share Consideration otherwise payable in exchange for such shares of Company Stock, but shall be converted into the right to receive such consideration as may be due such Dissenting Stockholder pursuant to Section 262 of the DGCL unless such Dissenting Stockholder fails to perfect, withdraws or otherwise loses such Dissenting Stockholder’s right to such payment or appraisal. If, after the Effective Time, such Dissenting Stockholder fails to perfect, withdraws or otherwise loses any such right to appraisal, each such share of such Dissenting Stockholder shall no longer be considered a Dissenting Share and shall be deemed to have converted as of the Effective Time into the right to receive the Closing Per Share Consideration and the Additional Per Share Consideration in accordance with Section 2.04, with such Closing Per Share Consideration to be paid to the applicable Stockholder in accordance with Section 2.07. The Company shall give Buyer (a) prompt notice of any demands received by the Company for appraisal of shares of Company Stock, attempted written withdrawals of such demands, and any other instruments served pursuant to Section 262 of the DGCL and received by the Company relating to stockholders’ rights to appraisal with respect to the Merger and (b) the opportunity to conduct and direct all negotiations and proceedings with respect to any exercise of such appraisal rights under Section 262 of the DGCL; provided that Buyer shall keep the Company and, following the Closing, the Representative reasonably informed of all material developments in connection therewith and shall consult in good faith to the extent reasonably practicable with the Company (prior to the Closing) or the Representative (following the Closing), as applicable, regarding strategy and settlement discussions. The Company shall not, except with the prior written consent of Buyer, voluntarily make any payment with respect to any demands for payment of fair value for capital stock of the Company, offer to settle or settle any such demands or approve any withdrawal of any such demands.
Section 2.10    Lost Certificates. If any physical certificate or other physical instruments representing Securities shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate or instrument to be lost, stolen or destroyed and the agreement by such Person to indemnify the Paying Agent, Buyer, Company and the Surviving Company against any claim that may be made against any of them with respect to such certificate or instrument, Company, Surviving Company or the Paying Agent, as applicable, will issue in exchange therefor the portion of the Closing Consideration and/or Additional Consideration to which the holder thereof is entitled pursuant to this Agreement.
Section 2.11    Payment of Additional Consideration.
(a)    Subject to Section 11.17(b) and pursuant to the Paying Agent Agreement, as soon as practicable following Paying Agent’s receipt of any Additional Consideration, Buyer will (i) direct Paying Agent, to the extent that the Paying Agent has received a duly completed and validly executed Letter of Transmittal from a Stockholder or Non-Payroll Equity Award Holder, to distribute to each Stockholder or Non-Payroll Equity Award Holder an amount of cash equal to its respective Additional Consideration, in each case, as set forth on the Allocation Certificate, and (ii) deliver, or cause to be delivered, to the Surviving Company an amount of cash equal to the respective Equity Award Consideration payable to each Payroll Equity Award Holder in respect of the Additional Consideration, in each case, as set forth on the Allocation Certificate.
(b)    On the second regularly scheduled payroll period of the Surviving Company following delivery from Buyer or its designee of Additional Consideration payable to an Payroll Equity Award Holder, each Payroll Equity Award Holder shall receive an amount of cash equal to its respective Equity Award Consideration in respect of such Additional Consideration, in each case, as set forth on the Allocation Certificate and net of applicable withholding.
Section 2.12    Withholding Taxes. Each of Buyer, the Surviving Company, Merger Sub, the Escrow Agent and the Paying Agent shall be entitled to deduct or withhold from any amounts payable pursuant to this Agreement to any Securityholder such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code or any provision of state, local, or non-U.S. Tax or other applicable Law and, to the extent that such amounts are so deducted or withheld, they shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made. If the Buyer, the Surviving Company, or Merger Sub determines in good faith that it is required to deduct or withhold any amount under applicable Law (other than a payment in the nature of compensation or as a result of the Company’s failure to comply with Section 4.02(g)), prior to making any such deduction or withholding, it shall (a) use commercially reasonable efforts to provide at least five (5) Business Days prior written notice to the applicable Securityholder of the amounts purportedly subject to deduction or withholding and provide a reasonable opportunity for the applicable Securityholder to provide forms or other evidence that would exempt such amounts from such deduction or withholding and (b) reasonably cooperate with the applicable Securityholder in good faith to minimize or eliminate any deduction or withholding that may be applied.
ARTICLE III
CONTINGENT MERGER CONSIDERATION
Section 3.01    Milestone Payments.
(a)    Following the Closing, upon the first achievement by Buyer or any of its Affiliates (including, following the Closing, the Surviving Company and its Subsidiaries) or its or their (sub)licensees or assignees of the first Regulatory Approval by the FDA, including by way of a New Drug Application, Abbreviated New Drug Applications or supplemental New Drug Application, for the Commercialization of the first Follow-on Product for use in humans in the United States (the “Regulatory Milestone”), Buyer shall pay, or cause to be paid, a one-time, aggregate amount equal to twenty million dollars ($20,000,000) (the “Regulatory Milestone Payment”) in accordance with Section 3.01(c). For clarity, the Regulatory Milestone shall be paid to the Paying Agent or the Surviving Company, in each case, for further distribution to the applicable Securityholders, in accordance with Section 3.05 only once regardless of the number of times a Follow-on Product achieves a Regulatory Milestone.
(b)    Following the Closing, upon the first achievement by Buyer or any of its Affiliates (including, following the Closing, the Surviving Company and its Subsidiaries) or its or their (sub)licensees or assignees of a Net Sales threshold (taking into account any amount deemed to be Net Sales pursuant to clause (d) in the definition of Licensing Revenue) set forth in the table below (each, a “Commercial Milestone”), Buyer shall pay, or cause to be paid, in accordance with Section 3.01(c), a one-time, aggregate amount equal to the corresponding payment set forth in the table below (each, a “Commercial Milestone Payment”), subject to any reductions applicable set forth in Section 3.02(d). For clarity, if all Commercial Milestones are achieved following the Closing, the maximum total Commercial Milestone Payments payable by Buyer under this Section 3.01(b) shall be $160,000,000.

Commercial Milestone	Commercial Milestone Payment
One hundred million dollars ($100,000,000) of cumulative Net Sales in the Territory	Twenty million dollars ($20,000,000)

Three hundred million dollars ($300,000,000) of cumulative Net Sales in the Territory	Thirty million dollars ($30,000,000)
Seven hundred fifty million dollars ($750,000,000) of cumulative Net Sales in the Territory	One hundred ten million dollars ($110,000,000)

(c)    Buyer shall notify the Representative in writing of the occurrence of a Milestone as promptly as practicable, but no later than within thirty (30) days of the occurrence thereof; provided that, the failure to provide such notification and evidence within such thirty (30) day period shall not relieve Buyer from its obligation to pay the applicable Milestone Payment. Within 60 days of the achievement of a Milestone, Buyer shall pay, or cause to be paid, an amount in cash equal to the applicable Milestone Payment, in immediately available funds, for distribution in accordance with Section 3.05.
(d)    The maximum aggregate Milestone Payments payable pursuant to this Section 3.01 shall be $180,000,000.
Section 3.02    Earnout Payments.
(a)    On an Earn-Out Product-by-Earn-Out Product and country-by-country basis, during the Earn-Out Payment Term for such Earn-Out Product, Buyer shall pay, or cause to be paid, to Paying Agent or the Surviving Company in accordance with Section 3.05 as set forth in Section 3.02(b), (i) an amount equal to fifteen percent (15%) of the Net Sales of such Earn-Out Product by Buyer, its Affiliates or its (sub)licensees in the United States, subject to any reductions applicable set forth in Section 3.02(c), or (ii) an amount equal to fifteen percent (15%) of the Net Sales of such Earn-Out Product by Buyer or its Affiliates in a country other than the United States, subject to any reductions applicable set forth in Section 3.02(c) (each, an “Earn-Out Payment”).
(b)    During the Earn-Out Payment Term for an Earn-Out Product, within 60 days following the end of each Calendar Quarter in which such Earn-Out Product is sold, transferred or otherwise dispositioned in any country of the Territory, Buyer shall pay, or cause to be paid, the applicable Earn-Out Payment for such Earn-Out Product in such country, in immediately available funds, in accordance with Section 3.05.
(c)    The parties hereto acknowledge and agree that the Earn-Out Payments (i) constitute Contingent Merger Consideration payable as part of the Total Merger Consideration, and (ii) are not royalties or payments for the license or use of any Intellectual Property rights, and, subject to and without limitation of Section 3.02(d), such Earn-Out Payments shall be payable during the applicable Earn-Out Term regardless of the existence of a Valid Claim of a Patents within the Company Intellectual Property that would be infringed by the making, using, selling, offering for sale or importing of such Earn‑Out Product in such country.
(d)

(i)    Subject to Section 3.02(d)(iii), if, within any time period during the Earn-Out Payment Term for an Earn-Out Product in a country of the Territory, such Earn-Out Product is not covered by a Valid Claim of a Patent within the Company Intellectual Property that would be infringed by the making, using, selling, offering for sale or importing of such Earn‑Out Product in such country, the Net Sales of such Earn-Out Product in such country used to calculate Earn-Out Payments and Commercial Milestone Payments due for such Earn-Out Product in such country in accordance with Section 3.02(a) and Section 3.01(b) shall be reduced by 50% during such time period.
(ii)    Subject to Section 3.02(d)(iii), if, during the Earn-Out Payment Term for an Earn-Out Product in a country of the Territory, one or more Generic Products with respect to such Earn-Out Product is approved for sale or otherwise is sold in such country in a given calendar month (the date of such first sale of a given Generic Product, such Generic Product’s “Generic Entry Date”), then, if, in any given calendar month after the first Generic Entry Date in such country, there has been a reduction in Net Sales of such Earn-Out Product in such country of more than 25% as compared to the averaged Net Sales of such Earn-Out Product in such country over the three (3) calendar months immediately preceding the first Generic Entry Date in such country, then, commencing in the first full calendar month following such calendar month, the Net Sales of such Earn-Out Product in such country used to calculate Earn-Out Payments and Commercial Milestone Payments due for such Earn-Out Product in such country in accordance with Section 3.02(a) and Section 3.01(b) shall be reduced by 50% during the remainder of the Earn-Out Payment Term for such Earn-Out Product in such country.
(iii)    In no event will the Net Sales of a given Earn-Out Product in a country of the Territory be used to calculate, as applicable, Earn-Out Payments due and payable by Buyer under Section 3.02(a) in a given Calendar Year for such Earn-Out Product in such country or Commercial Milestone Payments due and payable by Buyer under Section 3.01(b) in a given Calendar Year for such Earn-Out Product in such country, in either case, be reduced to less than 50% of the Net Sales of such Earn-Out Product in such country in such Calendar Year as a result of the aggregate reductions permitted pursuant to Section 3.02(d)(i) and Section 3.02(d)(ii). Buyer, its Affiliates, and its or their (sub)licensees and assignees may carry forward any such reductions (A) permitted under Section 3.02(d)(i) and Section 3.02(d)(ii) that are accrued in a Calendar Year but are not applied against Earn-Out Payments or (B) permitted under Section 3.02(d)(i) and Section 3.02(d)(ii) that are accrued in a Calendar Year but are not applied against Commercial Milestone Payments, in each case ((A) and (B)), as a result of the foregoing floor and apply such amounts against, in the case of (A), Earn-Out Payments or, in the case of (B), one or more Commercial Milestone Payments, owed in subsequent Calendar Years (subject to the minimum floor set forth in this Section 3.02(d)(iii)).

Section 3.03    Licensing Revenue.
(a)    Following Closing, in addition to any Milestone Payments and Earn-Out Payments, Buyer shall pay, or cause to be paid, to the Paying Agent or the Surviving Company in accordance with Section 3.05 an amount equal to (i) fifteen percent (15%) of any Licensing Revenue, and (ii) (A) thirty percent (30%) of any Ex-U.S. Specified Licensing Revenue received for a Product or twenty percent (20%) of any Ex-U.S. Specified Licensing Revenue received for a Follow-on Product (each such payment, a “Licensing Revenue Payment”).
(b)    Within 60 days following the end of each Calendar Quarter in which Licensing Revenue is received by Buyer or its Affiliates, Buyer shall pay, or cause to be paid, the applicable Licensing Revenue Payment to the Paying Agent or the Surviving Company in accordance with Section 3.05, in immediately available funds, in accordance with Section 3.05; provided that to the extent that any Licensing Revenue consists of non-cash consideration that is not readily convertible into cash (including equity securities of a privately held entity, restricted securities, equity-linked instruments, warrants, options, debt instruments, or other investment property that is not traded on a nationally recognized securities exchange), Buyer or its Affiliates shall have one hundred and twenty (120) days following the end of such Calendar Quarter to pay the applicable Licensing Revenue Payment to the Paying Agent or the Surviving Company in accordance with Section 3.05.
(c)    To the extent any Licensing Revenue consists of non-cash consideration, such non-cash consideration shall be valued at its fair market value as of the date received (or, if earlier, the date such consideration becomes receivable), as agreed upon by Buyer and Representative (or Permitted Transferee) in good faith and shall be deemed Licensing Revenue in the amount of such fair market value.
Section 3.04    Development; Diligence Standard.
(a)    Buyer shall perform, or shall cause to be performed (including through its Affiliates, (sub)licensees and assignees), the Development and Commercialization activities set forth in the development and commercialization plan attached hereto as Exhibit D (the “Development and Commercialization Plan”), and such performance shall be in material compliance with all applicable Laws, including Healthcare Laws, and this Agreement; provided that, subject to Section 3.04(b), Buyer and its Affiliates and its and their (sub)licensees and assignees shall have the right, in their sole and absolute discretion, to direct and control the Development and Commercialization of the Product and any Follow-on Product (including the Earn-Out Products) in all respects.
(b)    Buyer will use (directly or through its Affiliates, or will obligate (and use reasonable efforts to enforce such obligation) its (sub)licensees and assignees to use) Commercially Reasonable Efforts to (i) obtain Regulatory Approval for the Commercialization of one (1) Follow-on Product in the United States, (ii) Commercialize the Product in the United States, and (iii) following receipt of a Regulatory Approval for (A) the Commercialization of the Product in any country or jurisdiction outside the United States, and/or (B) the Commercialization of a Follow-on Product in the Territory, in each of case (A) and/or (B),

Commercialize the Product and/or such Follow-on Product in such country or jurisdiction; provided, however, that nothing herein shall constitute a guarantee by Buyer of the achievement of any or all of the Milestones at all or by a specific date or of any Milestone Payment, Earn-Out Payment or Licensing Revenue Payment.
(c)    Without limiting the foregoing, neither Buyer nor its Affiliates (including, following the Closing, the Surviving Company and its Subsidiaries ) shall deliberately take any action (or deliberately fail to take any action that would otherwise be taken by them in the ordinary course of their respective businesses) for the purpose, and with the intent, of avoiding the achievement by Buyer or any of its Affiliates (including, following the Closing, the Surviving Company and its Subsidiaries ) of any Milestone or the payment of any Milestone Payment, Earn-Out Payment, or Licensing Revenue.
Section 3.05    Distribution of Contingent Merger Consideration. As promptly as practicable after Buyer’s delivery to the Paying Agent or the Surviving Company of a Milestone Payment pursuant to Section 3.01, an Earn-Out Payment pursuant to Section 3.02, or Licensing Revenue Payment pursuant to Section 3.03, and in each case, subject to Section 2.12 (to the extent applicable), (a) if delivered to the Paying Agent, then the Paying Agent will distribute to each Stockholder (other than the holders of any Dissenting Shares) and the Non-Payroll Equity Award Holders, and (b) if delivered to the Surviving Company, then the Surviving Company will distribute to each Payroll Equity Award Holders in accordance with Section 2.11(b), an amount equal to such Securityholder’s Pro Rata Share of such Milestone Payment, Earn-Out Payment or Licensing Revenue Payment, as applicable, in each case, less all investment banking, broker’s, and finder’s fees, costs and expenses agreed to be paid by the Company prior to Closing that are then, or become, payable upon payment of such Milestone Payment, Earn-Out Payment or Licensing Revenue Payment (any such cost or expense, a “Contingent Expense”). To the extent a portion of any Milestone Payment, Earn-Out Payment or Licensing Revenue Payment may be due to any payee of a Contingent Expense (a “Contingent Expense Payee”), Representative shall calculate such Contingent Expense and reflect the payment of such Contingent Expense in an updated Allocation Certificate and the Paying Agent shall disburse such Contingent Expense to such Contingent Expense Payee in accordance with the Allocation Certificate. Buyer shall not have any liability, responsibilities or obligations to any Contingent Expense Payee with respect to the allocation of any Milestone Payment, Earn-Out Payment or Licensing Revenue Payment and once any such Milestone Payment, Earn-Out Payment or Licensing Revenue Payment (less any required withholdings) has been paid to the Paying Agent for further distribution to such Contingent Expense Payee, Buyer’s responsibility shall be deemed satisfied in full.
Section 3.06    Set Off. Subject to Section 2.08(d), Section 2.08(f), Section 2.12, Section 3.02(d), Section 3.07(d), Section 10.04(c)(iii), and Section 10.04(d), all Milestone Payments, Earn-Out Payments, Licensing Revenue Payments, and any other contingent merger consideration payable pursuant to this Agreement shall be paid in full when due, without set-off, counterclaim, deduction, recoupment, defense, or withholding of any kind.
Section 3.07    Reporting Obligations, Records, and Audit Rights.
(a)    From and after the Closing until the later of (i) payment of all of the Milestone Payments, and (ii) ten (10) years from the Closing, Buyer shall deliver, within 45 days following the end of June and December of each Calendar Year, via email, a reasonably detailed report to the Representative that sets forth for each of Buyer, its Affiliates and its (sub)licensees (x) their activities during the prior two (2) Calendar Quarters, and (y) their planned activities, in each case (x) and (y), with respect to the Development and Commercialization of the Product and any Follow-on Products; provided that if such activities did not, and are not planned to, deviate from the Development and Commercialization Plan, such report will state that there have been no, and there are not planned to be any, deviations from the Development and Commercialization Plan.
(b)    From and after the Closing, during the Earn-Out Payment Term for such Earn-Out Product and following any Calendar Quarter during which such Earn-Out Product was sold, transferred or otherwise dispositioned by Buyer, its Affiliates or its or their (sub)licensees, Buyer shall deliver to Representative an Earn-Out Statement.
(c)    From and after the Closing, Buyer shall prepare and maintain books and records in accordance with GAAP, consistently applied, with respect to all Net Sales, Commercial Milestone Payments, Earn-Out Payments and Licensing Revenue Payments. Buyer shall maintain such books and records until the later of (i) payment of all of the Commercial Milestone Payments, Earn-Out Payments and Licensing Revenue Payments to which such records relate (or may relate), and (ii) five (5) years from the Calendar Year to which such records pertain.
(d)    The Representative (or any Permitted Transferee) shall, at the Representative’s (or such Permitted Transferee’s) sole cost and expense, have the right, upon reasonable prior written notice and during normal business hours, no more than once per Calendar Year, to have a nationally or internationally recognized accounting firm or other professional auditor reasonably acceptable to Buyer, which acceptance shall not be unreasonably withheld, conditioned, or delayed (the “Auditor”) to audit and inspect the relevant portions of Buyer’s, its Affiliates and its (sub)licensee’s books and records for the purpose of verifying the accuracy of the Commercial Milestone Payments, Earn-Out Payments and Licensing Revenue Payments paid by Buyer under this Agreement; provided that any such activities shall be conducted in such a manner as not to unreasonably interfere with the business or operations of the Buyer. The Auditor shall be bound by written confidentiality obligations at least as protective as those set forth in this Agreement. The Auditor shall disclose to the Representative (or such Permitted Transferee) only a written report stating whether an underpayment or overpayment occurred and the amount thereof, and shall not disclose any other details of Buyer’s financial information except to the extent necessary to support such conclusion. Any underpayment revealed by such audit shall be paid promptly, but in any event within ten (10) Business Days, together with simple interest thereon at a rate per annum equal to the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made, calculated from the date such amount was originally due until paid in full. Any overpayment revealed by such audit may be set off (without any interest) by Buyer against any future Milestone Payments, Earn-Out Payments and/or Licensing Revenue Payments that, in each case, are then, or become, payable under this Agreement. Notwithstanding anything herein to the contrary, in no circumstance shall an audit pursuant to this Section 3.07(d) be permitted to be conducted (regardless of the number of Permitted Transferees) more than once per Calendar Year.
Section 3.08    Divestitures.
(a)    Following the Closing and at any time prior to payment in full of the Milestone Payments, Buyer or any of its Affiliates, may, directly or indirectly, sell, transfer, convey or assign any or all of the assets (including the Company Intellectual Property) of the Product or any Follow-on Product to a Qualified Successor (a “Covered Transfer”); provided that, Buyer will cause such Qualified Successor to succeed to, and expressly assume the obligations, duties and covenants of Buyer under this Agreement, and abide by and be subject to the terms and conditions of this Agreement with respect to the applicable Contingent Merger Consideration to the same extent as Buyer as though such Qualified Successor were a party to this Agreement, mutatis mutandis, including, in all cases, the obligations of Buyer with respect to the Milestone Payments, the Earn-Out Payments, and the Licensing Revenue Payments. Following any such Covered Transfer, Buyer shall no longer be liable for the performance of any obligations under, or compliance with any provisions of, this Article III or the Development and Commercialization Plan with respect to the Product and/or Follow-on Product(s), and any related assets, that are sold, transferred, conveyed or assigned pursuant to such Covered Transfer.
(b)    Following payment of all of the Milestone Payments, Buyer or any of its Affiliates may, directly or indirectly, sell, transfer, convey or assign all of the assets (including the Company Intellectual Property) related to the Product or any Follow-on Product to any Third Party.
Section 3.09    Limited Transfer of Rights to Contingent Merger Consideration.
(a)    The rights of the Securityholders to receive any Contingent Merger Consideration shall not be transferable or assignable, in whole or in part, by the Securityholders, other than transfers of any such rights (i) upon death of a Securityholder by will or intestacy; (ii) by instrument to an inter vivos or testamentary trust in which such rights are to be passed to beneficiaries upon the death of the trustor; (iii) pursuant to a court order; (iv) by operation of Law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (v) upon receipt of Buyer’s prior written consent; or (vi) to the Persons set forth on Schedule 3.09(a) (any such transfer permitted under clauses (i)-(vi), a “Permitted Transfer” and any such transferees, any such transferees, a “Permitted Transferee”).
(b)    Buyer shall recognize any such Permitted Transfer upon receipt of (i) a signed written notice thereof from the applicable Securityholder and/or Permitted Transferee, Designated Securityholder or the Representative, and be able to conclusively rely (without independent inquiry) for all purposes hereunder on such notice as evidence of the fact that such Permitted Transfer was consummated, and (ii) an updated Allocation Certificate reflecting such Permitted Transfer, and Buyer shall make all subsequent payments of Contingent Merger Consideration in accordance with such updated Allocation Certificate and the applicable provisions of this Agreement.

(c)    Following the consummation of a Permitted Transfer, any such transferee shall have the right (i) to enforce the rights so assigned directly against Buyer to the same extent as the assigning Securityholders would have been entitled to do hereunder, (ii) to receive from the Representative any notices and reports delivered to the Representative by or on behalf of Buyer under this Agreement, including the notices and reports delivered pursuant to Section 3.01(c), Section 3.07(a) and Section 3.07(b), and (iii) solely with respect to a Permitted Transferee that is a party to a Contingent Merger Consideration Transaction, to exercise the audit rights on behalf of the Representative pursuant to Section 3.07(d).
ARTICLE IV
CLOSING
Section 4.01    The Closing. The consummation of the Merger and the other Transactions (the “Closing”) will take place virtually by the exchange of signature pages, at 10:00 a.m. Eastern time on the second Business Day following full satisfaction (or due waiver by the party entitled to the benefit of such condition) of the closing conditions set forth in Article VIII (other than conditions that by their terms or nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), or on such other date or time as the parties hereto agree; provided, that in no event shall the Closing occur prior to the date that is the first Business Day following the thirtieth (30th) calendar day after the date hereof. The date the Closing actually occurs is referred to herein as the “Closing Date”.
Section 4.02    Certain Closing Deliveries. Subject to the terms and conditions in this Agreement, the parties will make the following deliveries at the Closing:
(a)    Buyer will deliver each of the payments it is required to deliver under Section 2.06.
(b)    Buyer will deliver to each of the Company copies certified by a duly authorized officer of Buyer of (i) the resolutions or consents of the boards of directors of each of Buyer and Merger Sub approving this Agreement and the Merger, and (ii) the unanimous written consent of Buyer, as the sole stockholder of Merger Sub, approving this Agreement and the Merger.
(c)    Each of the Company and Buyer will duly execute and deliver to the other, and to Benjamin Esque, and the Company will cause Benjamin Esque to duly execute and deliver to Buyer, the Consulting Agreement.
(d)    Each of the Company, Buyer and the Representative will duly execute and deliver to the other, and to the Escrow Agent, the Escrow Agreement.
(e)    Each of the Company, Buyer and the Representative will duly execute and deliver to the other, and to the Paying Agent, the Paying Agent Agreement.
(f)    The Company will deliver to Buyer a copy of the resolution or consent of the Company’s board of directors approving this Agreement and the Merger duly certified by a duly authorized officer of the Company.

(g)    The Company will deliver to Buyer a certificate, duly executed by an officer of the Company, conforming to the requirements of Treasury Regulations Section 1.1445-2(c)(3), and a form of notice as described in Treasury Regulations Section 1.897-2(h), in each case in form and substance reasonably satisfactory to Buyer; provided that the only remedy under this Agreement for any failure to provide the certificate described in this Section 4.02(g) shall be for Buyer to withhold from the payments to be made pursuant to this Agreement in accordance with Section 2.12 any withholding Tax required under applicable Law, and the failure to provide any such certificate shall not be deemed to be a failure of the conditions set forth in Article VIII to have been met.
(h)    The Company will deliver the resignations (in form and substance reasonably satisfactory to Buyer and effective as of the Closing) of all members of the board of directors (or such equivalent governing body, as applicable) and officers of the Company and its Subsidiaries (other than any such individuals that have been identified in writing by Buyer at least three Business Days prior to the Closing).
(i)    The Company will deliver the Company certificate required pursuant to Section 8.02(f).
(j)    Buyer will deliver the Buyer and Merger Sub certificate required pursuant to Section 8.03(d).
(k)    The Company will deliver the Debt Payoff Letters each in form and substance reasonably satisfactory to Buyer.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company represents and warrants to Buyer and Merger Sub, except as set forth in the disclosure schedule delivered to Buyer and Merger Sub concurrently with the execution of this Agreement (the “Disclosure Schedule”), as follows:
Section 5.01    Organization and Power.
(a)    Each of the Company and its Subsidiaries is a limited liability company, corporation, or other legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, and each of the Company and its Subsidiaries has all requisite limited liability company, corporate or other organizational power and authority to carry on its businesses as now conducted.
(b)    Each of the Company and its Subsidiaries is qualified and licensed to do business and is in good standing (or its equivalent) in every jurisdiction in which its ownership of property or the conduct of its business as now conducted requires it to qualify or be so licensed, except where the failure to be so qualified would not have, and would not reasonably be expected to have, a Material Adverse Effect.

(c)    Complete and correct copies of the Organizational Documents of the Company and each of its Subsidiaries, in each case as in effect as of the date of this Agreement, have been made available to Buyer. Such Organizational Documents are in full force and effect. Neither the Company nor any of its Subsidiaries is in violation of any provision of its applicable Organizational Documents, except where such violation(s) would not, and would not reasonably be expected to, be, individually or in the aggregate, material to the Company or its Subsidiaries, taken as a whole.
Section 5.02    Authorization; No Breach.
(a)    Except with respect to the Written Consent, the execution, delivery and performance by the Company of this Agreement and each other Transaction Document to which the Company is to be a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action of the Company, and no other company proceedings on the part of the Company are necessary to authorize the execution, delivery or performance by the Company of this Agreement and each other Transaction Document to which the Company is to be a party. The Company has full corporate power and authority to execute and deliver this Agreement and each of the Transaction Documents to which it is to be a party. This Agreement has been, and each other Transaction Document to which the Company is to be a party will, subject to the terms hereof, be, duly and validly executed and delivered by the Company and, assuming that this Agreement and each other Transaction Document to which the Company is to be a party is a valid and binding obligation of each other party thereto, upon delivery of the Written Consent, this Agreement constitutes, and each other Transaction Document to which the Company is to be a party upon execution thereof will constitute, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by the application of bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights or to general principles of equity (the “Bankruptcy and Equity Exception”). The Written Consent provides that it will be irrevocable upon delivery. The affirmative vote of Stockholders representing a majority of the outstanding shares of Common Stock is the only vote of the holders of any securities of the Company or any of its Subsidiaries necessary to approve and adopt this Agreement, the Merger and the other Transactions, and the execution of the Written Consent by the Supporting Stockholders will constitute such approval.
(b)    The Board of Directors of the Company, at a meeting duly called and held at which all directors of the Company were present, duly and unanimously adopted resolutions (i) determining that the terms of this Agreement, the Merger and the other Transactions are fair to and in the best interests of the Stockholders, (ii) approving and declaring advisable this Agreement and the Transactions, including the Merger, (iii) directing that this Agreement be submitted to the Stockholders for adoption and approval and (iv) resolving to recommend that the Stockholders vote in favor of the approval and adoption of this Agreement and the Transactions, including the Merger, which resolutions have not been subsequently rescinded, modified or withdrawn in any way.

(c)    Except (i) as set forth on Section 5.02(c) of the Disclosure Schedule and (ii) for any approval under Antitrust Laws, and (iii) the proper filing of the Certificate of Merger, the execution, delivery and performance by the Company of this Agreement and each other Transaction Document to which the Company is to be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (A) violate the Organizational Documents of the Company or any of its Subsidiaries; (B) violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound; or (C) result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent under, give to others any right of termination, amendment, modification, acceleration or cancellation of, allow the imposition of any fees or penalties or result in the creation or imposition of any Lien (other than a Permitted Lien) on any property, asset or right of the Company or any of its Subsidiaries under any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties, assets or rights are bound, except, in the case of clauses (B) and (C), as would not, and would not reasonably be expected to, be, individually or in the aggregate, material to the Company or its Subsidiaries, taken as a whole.
Section 5.03    Governmental Bodies; Consents. Except for (a) the notices, consents, approvals and filings listed on Section 5.03 of the Disclosure Schedule and the filing of the Certificate of Merger, (b) the consents, approvals and filings that may be required solely by reason of Buyer’s or Merger Sub’s participation in the Transactions or any facts or circumstances relating to Buyer, Merger Sub or any of their respective Affiliates, (c) such filings as may be required by any applicable federal or state securities or “blue sky” Laws, and (d) filings required under, and compliance with other applicable requirements of the Antitrust Laws, no consents or approvals of, or notices, filings, declarations or registrations with, any Governmental Body are necessary for the execution, delivery and performance of this Agreement by the Company and the consummation of the Transactions by the Company, except such consents or approvals of, or notices, filings, declarations or registrations the failure of which to be obtained or made would not be, or would not reasonably be expected to be, material to the Company, taken as a whole. To the knowledge of the company, no more than thirty-five (35) Securityholders fail to satisfy the definition of “accredited investor” set forth in Rule 501(a) of Regulation D promulgated under the Securities Act.
Section 5.04    Capitalization.
(a)    The authorized capital stock of the Company consists of 45,000,000 shares of Common Stock, of which 26,454,794 shares of Common Stock are issued and outstanding. Except as set forth on Section 5.04(a)(i) of the Disclosure Schedule, the outstanding equity interests of the Company and its Subsidiaries are held of record and beneficially owned as set forth on Section 5.04(a)(ii) of the Disclosure Schedule, free and clear of any Liens (other than restrictions on transfer under applicable securities Laws), which schedule indicates the respective number of shares of Common Stock held by each such record and beneficial owner.
(b)    Section 5.04(b)(i) of the Disclosure Schedule sets forth the names of all Persons holding any Option, together with the number of Options thus held, the number of shares of Common Stock under such Option, and the relevant exercise price(s), vesting date(s), and expiration date(s) thereof. Section 5.04(b)(ii) of the Disclosure Schedule sets forth the names of all Persons holding any RSU, together with the number of RSUs thus held, the number of shares of Common Stock under such RSU, and the relevant vesting date(s), and expiration date(s) thereof. Section 5.04(b)(iii) of the Disclosure Schedule sets forth all of the Company SAFEs (i) in effect as of the date hereof, and (ii) that may be consummated prior to Closing. No Company SAFE, including those set forth on Section 5.04(b)(iii) of the Disclosure Schedule, will remain in effect or be outstanding following the Closing.
(c)    Except for the shares of Common Stock and except as set forth on Section 5.04(a), Section 5.04(b)(i), Section 5.04(b)(ii), Section 5.04(b)(iii) and Section 5.05 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has issued or agreed to issue any: (i) share of capital stock or other equity or ownership interest; (ii) option, warrant or interest convertible into or exchangeable or exercisable for the purchase of shares of capital stock or other equity or ownership interests; (iii) stock appreciation right, phantom stock, interest in the ownership or earnings of the Company or any of its Subsidiaries or other equity equivalent or equity-based award or right; or (iv) bond, debenture or other Indebtedness having the right to vote or convertible or exchangeable for securities having the right to vote. Each outstanding share of capital stock or other equity or ownership interest of the Company and each of its Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and in the case of its Subsidiaries, each such share or other equity or ownership interest is owned by the Company or another Subsidiary, free and clear of any Lien (other than liens permitted under applicable securities Laws). All of the aforesaid shares or other equity or ownership interests have been offered, sold and delivered by the Company or a Subsidiary in compliance with all applicable federal and state securities laws. Except for rights granted to Buyer and Merger Sub under this Agreement, there are no outstanding obligations of the Company or any of its Subsidiaries to issue, sell or transfer or repurchase, redeem or otherwise acquire, or that relate to the holding, voting or disposition of, or that restrict the transfer of, the issued or unissued capital stock or other equity or ownership interests of the Company or any of its Subsidiaries. No shares of capital stock or other equity or ownership interests of the Company or any of its Subsidiaries have been issued in violation of any rights, agreements, arrangements or commitments under any provision of applicable Law, the Company’s or any of its Subsidiaries’ Organizational Documents or any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound.
Section 5.05    Subsidiaries. Section 5.05 of the Disclosure Schedule sets forth, for each of the Company’s Subsidiaries, its form of legal entity, its jurisdiction of incorporation or organization, the amount of its authorized capital stock or other equity or ownership interests, the amount of its outstanding capital stock or other equity or ownership interests and the record and beneficial holders of its outstanding capital stock or other equity or ownership interests. Each of the Company’s Subsidiaries is duly organized, validly existing and (where applicable) in good standing under the Laws of the jurisdiction of its incorporation or organization. Except as set forth on Section 5.05 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries owns or holds the right to acquire any stock, partnership interest or joint venture interest or other equity ownership interest in, or any interest convertible into or exchangeable for any such equity ownership interest in, any other corporation, organization or entity, nor is the Company or any of its Subsidiaries obligated to make capital contributions with respect to, or otherwise invest in, any such equity ownership interest in any Person other than the Company or any of its Subsidiaries.
Section 5.06    Financial Statements; No Undisclosed Liabilities.
(a)    Attached to Section 5.06(a) of the Disclosure Schedule are true, correct and complete copies of: (i) the unaudited consolidated balance sheet (the “Latest Balance Sheet”) of the Company and its Subsidiaries as of December 31, 2025 (the “Latest Balance Sheet Date”) and the unaudited consolidated income statement from January 2025 to December 2025, and (ii) the audited balance sheets of the Company and its Subsidiaries as of each of December 31, 2023 and December 31, 2024, and the related statements of operations, statements of changes in stockholders’ equity and statements of cash flows for the fiscal periods then ended (the “Audited Financial Statements,” together with all related notes and schedules thereto, accompanied by the reports thereon of the Company’s independent auditors and, collectively with the financial statements described in clause (i), the “Financial Statements”). Except as set forth on Section 5.06(a) of the Disclosure Schedule, the Financial Statements are correct and complete and have been prepared, in each case, from the books and records of the Company and its Subsidiaries in conformity in all material respects with GAAP applied on a consistent basis through the period involved, and present fairly in all material respects, in accordance with GAAP applied on a consistent basis throughout the period involved, the financial condition and results of operations of the Company and its Subsidiaries (taken as a whole) as of the dates and for the periods referred to therein, subject in the case of the unaudited financial statements to (x) the absence of footnote disclosures and other presentation items and (y) changes resulting from normal or recurring year-end adjustments that will be consistent with past practice (in the case of (x) and (y), none of which, individually or in the aggregate, are material to the Company and its Subsidiaries, taken as a whole). The Company and its Subsidiaries maintain internal accounting controls sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of the Financial Statements for external purposes in accordance with GAAP in all material respects.
(b)    Neither the Company nor any of its Subsidiaries have any Liabilities that would be required to be set forth, reflected or reserved against on a consolidated balance sheet of the Company and its Subsidiaries or in financial statements prepared in accordance with GAAP, or described as a contingency in the notes thereto, other than Liabilities (i) reflected or reserved against on the Latest Balance Sheet or disclosed in the notes thereto or in the notes to the other Financial Statements, (ii) that have arisen since the Latest Balance Sheet Date in the ordinary course of business consistent with past practice that are not liabilities for breach of Contract or, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, (iii) included in the computation of Closing Indebtedness or Transaction Expenses (or would have been so included if not paid prior to the Closing), or (iv) included in the computation of Closing Net Working Capital.
(c)    None of the Company or its Subsidiaries has identified (i) any material weakness or deficiency (as such terms are defined in Regulation S-X) in the systems of internal accounting controls over financial reporting utilized by the Company or any of its Subsidiaries that has not been subsequently remediated; or (ii) any fraud that involves any employees of the Company or any of its Subsidiaries who have a role in the preparation of financial statements or the internal accounting controls over financial reporting utilized by the Company and its Subsidiaries.
(d)    All accounts receivables reflected in the Latest Balance Sheet represent bona fide transactions arising from sales made or services performed in the ordinary course of business. As of the Latest Balance Sheet Date, the respective reserves set forth in the Latest Balance Sheet in respect of such accounts receivable have been calculated in accordance with GAAP and are adequate in all material respects. There is no contest, claim, defense or right of setoff relating to the amount or validity of any such account receivable, except as would not reasonably be expected to be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole.
(e)    All accounts payable and notes payable by the Company and its Subsidiaries to Third Parties reflected in the Interim Financial Statements arose from the purchase of goods and services in the ordinary course of business, and accurately reflect, in all material respects, all amounts owed by the Company and its Subsidiaries with respect to trade accounts due and other payables as of the Latest Balance Sheet Date.
(f)    Except as would not reasonably be expected to be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole, (i) all inventories of the Company and its Subsidiaries, whether or not reflected on the Latest Balance Sheet, consist of a quality and quantity usable and, with respect to finished goods, saleable, in the ordinary course of business, (ii) the inventories (other than goods in transit) of the Company and its Subsidiaries are located on the premises (including leased premises) of the Company and its Subsidiaries or its vendors, and (iii) inventories purchased after the Latest Balance Sheet Date were purchased in the ordinary course of business at a cost not exceeding market prices prevailing at the time of purchase for items of similar quality and quantity. The quantities of inventory held by the Company and its Subsidiaries are reasonable, in the aggregate, for the continued operation of the Company and its Subsidiaries in the ordinary course of business.
(g)    The Company is its own ultimate parent entity for purposes of the HSR Act and, based on its most recent Financial Statements, it does not satisfy the smaller size-of-the person test under the HSR Act.
Section 5.07    Absence of Certain Developments. Other than pursuant to this Agreement or as described on Section 5.07 of the Disclosure Schedule, since the Latest Balance Sheet Date, the Company and its Subsidiaries have conducted their businesses only in the ordinary course of business consistent with past practice and:
(a)    there has not occurred a Material Adverse Effect;
(b)    neither the Company nor any of its Subsidiaries has:

(i)    suffered any material loss, damage, destruction or other casualty affecting, any of its material properties or assets, whether or not covered by insurance; or
(ii)    authorized any of, or committed, taken, resolved or agreed to take any action that would be prohibited by Section 7.01 if taken without Buyer’s consent while this Agreement were in effect.
Section 5.08    Litigation; No Orders. There are no, actions, suits, litigation, complaints, grievances, claims, charges, arbitrations, mediations, investigations, audits or proceedings (“Actions”) pending or, to the Company’s knowledge, threatened, against or affecting the Company or any of its Subsidiaries or their respective material properties or assets, or any of the officers of the Company or any of its Subsidiaries in regards to their actions as such, at law or in equity, or before or by any Governmental Body. There is no Action pending or, to the knowledge of the Company, threatened seeking to prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement or the Transaction Documents. There is no Order outstanding, or pending or, to the knowledge of the Company, threatened against the Company or its Subsidiaries, any of their respective properties or assets, any of their respective officers or directors, or the transactions contemplated by this Agreement or the Transaction Documents. There is no Action by the Company or any of its Subsidiaries pending, or which the Company or any of its Subsidiaries has commenced preparations to initiate, against any other Person.
Section 5.09    Permits; Compliance with Laws. Except as set forth on Section 5.09 of the Disclosure Schedule:
(a)    The Company and its Subsidiaries hold, and are, and since six (6) years prior to the date hereof have held and have been in all material respects in compliance with all Regulatory Approvals, permits, certificates, licenses, approvals, registrations, clearances, exemptions, listings and authorizations that are material to the Company and its Subsidiaries taken as a whole required for the conduct of its business under all applicable Laws (the “Permits”). All of the Permits are valid and in full force and effect and are unencumbered and none of the Permits will be terminated, suspended, revoked, encumbered, or materially restricted as a result of, or in connection with, the consummation of the Transactions. No Action is pending or, to the knowledge of the Company, reasonably expected to be threatened, that would reasonably be expected to result in the termination, revocation, suspension, encumbrance or material restriction of any Permit.
(b)    The Company and each of its Subsidiaries is, and since six (6) years prior to the date hereof, in compliance in all material respects with all Laws, including Healthcare Laws, applicable to it; neither the Company nor any of its Subsidiaries has received any written notice or any other notice of any Action against it alleging any failure to comply in any material respect with any such Laws; and neither the Company nor any of its Subsidiaries has received any written notice or any other notice of any complaint or allegation made by any of its employees, officers, directors, agents, or contractors related to any alleged violation of any Laws, including Healthcare Laws.

(c)    Except as set forth in Section 5.09(c) of the Disclosure Schedule, the Company and its Subsidiaries are not currently, and since six (6) years prior to the date hereof, have not been, party to any arrangements whereby the Company or its Subsidiaries have paid or offered any thing of value to a healthcare professional who is not a bona fide employee of the Company. During the last six (6) years the Company, its Subsidiaries, directors, officers, employees, and, to the Company’s knowledge, agents, have not offered, paid, solicited, or received any thing of value to or from any person, directly or indirectly, overtly or covertly, in exchange for or in order to induce the referral of any individual for the furnishing or arranging for the furnishing of any item or service for which payment may be made under a Government Health Program, or in return for purchasing, leasing, ordering, or arranging, or recommending purchasing, leasing, or ordering, any item or service for which payment may be made under a Government Health Program.
(d)    Since six (6) years prior to the date hereof, the Company and its Subsidiaries, directors, officers, employees, and, to the Company’s knowledge, agents have not been convicted or of pled guilty to a criminal offense related to a violation of any Healthcare Law, or been found liable for any other violation of any Healthcare Law whether criminal or civil.
(e)    The Company and its Subsidiaries, directors, officers, employees, and, to the Company’s knowledge, agents are not currently, and since six (6) years prior to the date hereof have not been, subject to any plea agreement, deferred prosecution agreement, consent judgment, civil settlement agreement, corporate integrity agreement, or similar arrangement, related to any actual or alleged violation of any Healthcare Law.
(f)    The Company and its Subsidiaries have implemented compliance policies and procedures relating to compliance with Healthcare Laws.
(g)    Neither the U.S. Government nor any other Person has notified the Company or any of its Subsidiaries of any actual or alleged violation or breach of the Foreign Corrupt Practices Act of 1977 (the “Foreign Corrupt Practices Act”), or any other applicable anticorruption Law, nor, to the Company’s knowledge, has there been any actual violation or breach thereof. None of the Company or any of its Subsidiaries nor, to the Company’s knowledge, any of their respective directors, executives, employees, agents or representatives acting in such capacity on their behalf, (i) has used or is using any funds for any illegal contributions, gifts, entertainment or other unlawful expenses, including relating to political activity, (ii) has used or is using any funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees or any employees of a foreign or domestic government-owned entity, (iii) has violated or is violating in any respect any provision of the Foreign Corrupt Practices Act or any other applicable anticorruption Law, (iv) has made, offered, authorized or promised any payment, rebate, payoff, influence payment, contribution, gift, bribe, rebate, kickback, or any other thing of value, directly or indirectly, to any government official or employee, political party or official, or political candidate, regardless of form, to obtain favorable treatment in obtaining or retaining business or to pay for favorable treatment already secured, in each case, in violation of applicable Law, (v) has established or maintained, or is maintaining, any fund of corporate monies or other properties for the purpose of supplying funds for any of the purposes described in the foregoing clause (iv) or (vi) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other similar payment of any nature, in each case, in violation in any material respect of applicable Law.
(h)    None of the Company or any of its Subsidiaries, nor any of their respective officers, directors, employees, or agents, (i) is, or during the past seven (7) years has been, a Sanctioned Person or has acted, directly or indirectly, on behalf of any Sanctioned Person, or (ii) is, or during the past seven (7) years has been, in non-compliance with International Trade Laws. None of the Company or any of its Subsidiaries has received and is not aware of any current or threatened investigation, inquiry, complaint, lawsuit, voluntary or involuntary disclosure, warning letter, penalty notice, or other regulatory action, whether internal, by a Governmental Body, or by any private party, alleging any violation of International Trade Laws.
Section 5.10    Regulatory Matters.
(a)    Since six (6) years prior to the date hereof, all material Regulatory Filings required under applicable Healthcare Laws for the Commercialization of the Product (the “Product Regulatory Filings”) have been prepared, maintained, and submitted to all applicable Regulatory Authorities as required under applicable Healthcare Laws, and all Product Regulatory Filings and Regulatory Approvals are valid and in full force and effect. Since six (6) years prior to the date hereof, the Company and its Subsidiaries have made with the applicable Regulatory Authorities all filings, declarations, listings, registrations, reports, notices, and submissions required under the Product Regulatory Filings, each of which were true, accurate and complete in all material respects at the time made or, to the extent updated, when updated, and have been updated as required under applicable Healthcare Laws.
(b)    Since six (6) years prior to the date hereof, the Product has been designed, tested, manufactured, stored, transported, distributed, imported, exported, marketed and sold in all material respects in accordance, as applicable, with all Healthcare Laws, all Regulatory Approvals, the approved Product specifications, and contents or requirements of the Product Regulatory Filings.
(c)    Since six (6) years prior to the date hereof, there has not been, nor are there any circumstances that would reasonably be expected to result in consideration by the Company, any of its Subsidiaries, or any Regulatory Authority of, any voluntary or mandatory recall, market withdrawal, import alert, import refusal, seizure, or administrative detention of, or any injunction against, the Product in the Territory.
(d)    Since six (6) years prior to the date hereof, the Company and its Subsidiaries have not received, with respect to the Product, any written or other notice or communications from any applicable Regulatory Authority in the Territory alleging a material violation of any applicable Healthcare Law, including any FDA Form 483, untitled, warning, or it has come to our attention (IHCTOA) letter, or any notice of threatened or actual seizure, injunction, or civil or criminal penalties. The Company and its Subsidiaries are not subject to any enforcement proceedings by Regulatory Authority in the Territory related to the Product and, since six (6) years prior to the date hereof, no such proceedings have been, or would reasonably be expected to be, threatened. Neither the Company nor any of its Subsidiaries nor any of their respective officers, directors, employees, or, to the Company’s knowledge, contractors or agents, has made an untrue statement of a material fact or a fraudulent statement to any Regulatory Authority, failed to disclose a material fact required to be disclosed any Regulatory Authority, or made, or failed to make, a material statement or disclosure to any Regulatory Authority that, at the time such statement or disclosure was made or such disclosure or statement was not made, could provide a basis for the U.S. Food and Drug Administration to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for any other Regulatory Authority to invoke a similar policy.
(e)    Neither the Company nor any of its Subsidiaries, nor any of their respective officers, directors, employees, or, to the Company’s knowledge, contractors or agents, is debarred under 21 U.S.C. § 335a, disqualified from the conduct of clinical trials under 21 CFR 312.70 or 812.119, or excluded from participation in any “Federal healthcare program” as defined in 42 U.S.C. § 1320a-7b(f).
Section 5.11    Taxes. Except as set forth on Section 5.11 of the Disclosure Schedule:
(a)    The Company and each of its Subsidiaries have duly and timely filed or caused to be duly and timely filed (taking into account any valid extensions) all income and other material Tax Returns required to be filed by or with respect to the Company and its Subsidiaries. Such Tax Returns are true, complete and correct in all material respects. All income and other material Taxes due and owing by or with respect to the Company and its Subsidiaries have been fully paid (whether or not shown on any Tax Return).
(b)    All material Taxes which the Company and each of its Subsidiaries are obligated to withhold or collect and report and pay over from amounts owing to or from any Person have been withheld or collected and duly and timely remitted to the appropriate Governmental Body in accordance with applicable Law.
(c)    No deficiency or adjustment which has not been fully paid or resolved for any amount of material Tax has been asserted or assessed by any Governmental Body against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has been notified in writing by any Governmental Body in a jurisdiction in which the Company or such Subsidiary does not file Tax Returns of a type that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction of such type. There are no Liens for Taxes (other than Liens for Taxes described in clause (b) in the definition of Permitted Liens) upon any of the assets of the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries is or has been a resident for Tax purposes in any jurisdiction other than the jurisdiction of its formation, or is or has had, any branch, agency, permanent establishment or other taxable presence in any jurisdiction other than the jurisdiction of its formation.
(d)    Neither the Company nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any material Tax Return other than extensions of time to file Tax Returns that are automatically granted and obtained in the ordinary course of business consistent with past practice.
(e)    There are no pending, proposed, ongoing threatened (to the knowledge of the Company, contemplated) Tax audits, examinations, requests for information, refunds, claims, litigation, proceedings, or matters of controversy with respect to the material Taxes of or with respect to the Company or any of its Subsidiaries. No closing agreements, private letter rulings, technical advice memoranda or similar or analogous agreements or rulings relating to material Taxes have been entered into or issued by any Governmental Body with or in respect of the Company or any of its Subsidiaries.
(f)    Neither the Company nor any of its Subsidiaries (i) has requested or received any Tax ruling, or (ii) is a party to or bound by any Tax allocation, Tax matters, or Tax sharing agreement (other than a commercial agreement entered into in the ordinary course of business consistent with past practice and the primary purpose of which does not relate to Taxes). Neither the Company nor any of its Subsidiaries (x) has been a member of an affiliated, combined, consolidated, unitary, aggregate or other group for U.S. federal (or state, local or non-U.S.) income Tax Return, other than a group the common parent of which was the Company, or (y) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Section 1.1502-6 of the Treasury Regulations (or any similar or analogous provision of state, local, or non-U.S. Law), as a result of joint, several, transferee or successor liability (other than as a result of being a member of a group, the common parent of which was the Company) by Contract, pursuant to any applicable Law, or otherwise.
(g)    Neither the Company nor any of its Subsidiaries has been a party to a “reportable transaction” as defined in Section 6707A(c)(1) of the Code (or any similar or analogous provision of state, local, or non-U.S. Law).
(h)    Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period ending after the Closing Date as a result of any action, event, election, or transaction entered into or occurring (or deemed for Tax purposes to have been entered into or to have occurred) on or before the Closing Date, including: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (iii) “closing agreement” as described in Section 7121 of the Code (or any similar or analogous provision under state, local or non-U.S. Law) executed on or before the Closing Date (and prior to Closing), (iv) installment sale or open transaction disposition made on or before the Closing Date (and prior to Closing), (v) deferred revenue, advance payment or prepaid amount received on or prior to the Closing Date (other than amounts set forth on the Financial Statements accrued in the ordinary course of business since the date thereof), (vi) intercompany transaction described in Treasury Regulation under Section 1502 of the Code (or any similar or analogous provision under state, local or non-U.S. Law), (vii) item of income or gain arising by reason of the application of Sections 702, 951, 951A or 1293 of the Code (or any similar or analogous provision under state, local or non-U.S.

Law), (viii) “gain recognition agreement” pursuant to Section 367 of the Code, or (ix) application of Section 965 of the Code.
(i)    Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.
(j)    The Company is classified as a corporation for U.S. federal income Tax purposes, and each Subsidiary of the Company is classified as an entity disregarded as separate from the Company for U.S. federal income Tax purposes.
(k)    The Taxes of the Company and its Subsidiaries for periods (or portions thereof) ending on or prior to the date of the Latest Balance Sheet do not exceed the accruals for current Taxes set forth on the Latest Balance Sheet by more than a de minimis amount (not to include any reserve for deferred Taxes established to reflect timing differences between book and Tax income), and no Taxes of the Company or its Subsidiaries have been incurred since the date of the Latest Balance Sheet other than in the ordinary course of business consistent with past practice of the Company or its Subsidiaries, as applicable.
(l)    The Company and each of its Subsidiaries has duly and timely complied with all transfer pricing Laws, and all related documentation required by such Laws has been timely prepared or obtained and, if necessary, retained.
(m)    Neither the Company nor any of its Subsidiaries is a party to any joint venture, partnership or other agreement or arrangement that is treated or required to be treated as a partnership for U.S. federal income Tax purposes.
(n)    Neither the Company nor any of its Subsidiaries is subject to a Tax holiday or Tax incentive or grant (or any or similar or analogous arrangement).
(o)    Neither the Company nor any of its Subsidiaries has sought or received any benefit in respect of Taxes pursuant to any Pandemic Response Law.
(p)    Neither the Company nor any its Subsidiaries has purchased or sold (or entered into any agreement or arrangement to purchase or sell), or sought payment in respect of, any Tax credit pursuant to Section 6417 or 6418 of the Code (or any similar or analogous provision under state, local or non-U.S. Law).
Section 5.12    Contracts.
(a)    Except as set forth on Section 5.12(a) of the Disclosure Schedule, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to any:
(i)    Contract under which the Company or its Subsidiaries received more than $100,000 during the most recently completed calendar year or is entitled to receive future payments over any 12-month period in excess of

$100,000, and any Contracts under which the Company made payments totaling more than $100,000 during the most recently completed 12-month period or is obligated to make future payments in excess of $100,000, including any such Contracts with suppliers and any purchase orders;
(ii)    Contract pursuant to which the Company, its Subsidiaries or any other party thereto has material continuing obligations, rights or interests relating to the research, development, clinical trial, distribution, supply, manufacture, marketing or co-promotion of, or collaboration with respect to, the Product for which the Company or its Subsidiaries is currently engaged in research or development, (excluding (A) study agreements with clinical trial sites, (B) non-disclosure agreements, (C) Contracts with contractors or vendors providing products or services to the Company or its Subsidiaries and (D) customary material transfer Contracts);
(iii)    Contract providing for change in control, retention or similar payments to any current or former employee or other individual service provider;
(iv)    collective bargaining agreement or other Contract with any labor union, labor organization or similar employee representative relating to employees of the Company or any of its Subsidiaries;
(v)    stock purchase, stock option or similar plan;
(vi)    Contract for the employment or engagement of any officer, individual employee or other individual service provider on a full-time or consulting basis (including an individual independent contractor) providing for annual base compensation in excess of $250,000 per annum or which cannot be terminated by the Company or its Subsidiaries (as applicable) upon 60 days or less advance notice or upon the minimum advance notice required by applicable Law without incurring severance, penalty or other payments;
(vii)    Contract(s) relating to or evidencing (A) Indebtedness or (B) mortgaging, pledging or otherwise placing a Lien, except for Permitted Liens, on any material assets of the Company and its Subsidiaries;
(viii)    Contract pursuant to which the Company or any of its Subsidiaries has provided funds to or made any loan, capital contribution or other investment in, or assumed any liability or obligation of, any Person, including take-or-pay contracts or keepwell agreements;
(ix)    guaranty of any obligation for borrowed money or other material guaranty;
(x)    Contract (A) pursuant to which the Company or any of its Subsidiaries is a licensee of, is otherwise granted, or uses any material Intellectual

Property that is not owned by the Company or any of its Subsidiaries, or (B) pursuant to which the Company or any of its Subsidiaries is a licensor of or otherwise grants any rights to any other Person with respect to any Company Intellectual Property (other than Company Intellectual Property licensed or otherwise provided to customers on a non-exclusive basis in the ordinary course of business);
(xi)    (A) Lease or (B) lease or other Contract under which it is lessee of, or holds or operates any personal property owned by any other party, for which the annual rental exceeds $100,000;
(xii)    lease or other agreement under which it is lessor of or permits any Third Party to hold or operate any property, real or personal;
(xiii)    Contract (A) containing covenants that purport to restrict or prohibit the business activity of the Company or any of its Subsidiaries or limit the freedom of the Company or any of its Subsidiaries to engage in any line of business or to compete with any Person (excluding customary confidentiality agreements entered into in connection with potential acquisition or dispositions or otherwise in the ordinary course of business consistent with past practice and Contracts with providers of professional services and other vendors that are not in the same line of business as the Company and its Subsidiaries), or (B) with any customer or supplier containing any “most-favored nations” provision in favor of such customer or supplier;
(xiv)    Contract that requires a consent to or otherwise contains a provision relating to a “change of control,” or that would prohibit or delay the consummation of the transactions contemplated by this Agreement or the Transaction Documents;
(xv)    Contract that relates to any acquisition or disposition by the Company or any of its Subsidiaries of any material assets or properties of the Company and its Subsidiaries, taken as a whole, or any merger, consolidation or similar business combination transaction (except, in each case, for transactions involving only the Company and/or any of its Subsidiaries), and pursuant to which the Company or any of its Subsidiaries has any material outstanding obligations or material potential Liabilities;
(xvi)    Contract with a Governmental Body;
(xvii)    partnership agreements, joint venture agreements or similar Contracts (other than any Organizational Documents of the Company or any of its Subsidiaries);
(xviii)    Contract with any Related Party of the Company or any of its Subsidiaries;

(xix)    hedging, futures, options or other derivative Contract;
(xx)    Contract relating to settlement of any administrative or judicial proceedings within the past five years;
(xxi)    Contract relating to capital expenditures and involving future payments in excess of $25,000 individually or $100,000 in the aggregate, in any fiscal year;
(xxii)    Contract that includes any “take-or-pay” clause or otherwise contains minimum volume requirements;
(xxiii)    Contract that provides for any rebate or other discount with respect to the Product or any Follow-on Product; or
(xxiv)    Contract required to be disclosed on Section 5.19 of the Disclosure Schedule.
(b)    Each of the Contracts set forth or required to be set forth on Section 5.12(a) of the Disclosure Schedule (each, a “Material Contract”) is valid and binding on the Company and each of its Subsidiaries to the extent the Company or such Subsidiary is a party thereto, as applicable, and to the Company’s knowledge, each other party thereto, and is in full force and effect and enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception). (i) Neither the Company nor any of its Subsidiaries and, to the Company’s knowledge, any other party thereto, is in breach or default in any material respect under any Material Contract (with or without the lapse of time or the giving of notice, or both), (ii) no event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance by the Company or any of its Subsidiaries or, to the Company’s knowledge, any other party, in any material respect under any Material Contract and (iii) neither the Company nor any of its Subsidiaries has received any written notice of any cancellation or other materially adverse modification of any Material Contract by any other party thereto.
Section 5.13    Real Property.
(a)    Neither the Company nor any of its Subsidiaries own any real property.
(b)    Section 5.13(b) of the Disclosure Schedule contains a complete and correct list of real property leased or subleased by the Company and its Subsidiaries (the “Leased Real Property”) and the Contracts pursuant to which such Leased Real Property is leased (including all amendments, modifications, side letters, assignments and supplements thereto, collectively, the “Leases”). The Company has made available to Buyer true, correct and complete copies of the Leases as contained in the records of the Company and its Subsidiaries. The Company and its Subsidiaries have a valid leasehold interest in the Leased Real Property, free and clear of all Liens, except for Permitted Liens. With respect to each of the Leases: (i) neither the Company nor any of its Subsidiaries has executed any amendment, modification, side letter, assignment, or supplement affecting such Lease, (ii) neither the Company nor any of its Subsidiaries has subleased, licensed or otherwise granted any Person other than the Company or any of its Subsidiaries the right to use or occupy such Leased Real Property or any portion thereof, (iii) other than with respect to Permitted Liens, neither the Company nor any of its Subsidiaries has collaterally assigned or granted any other security interest in such Lease or any interest therein, and (iv) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party thereto, is in breach of or default under any of the Leases and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a breach or default by the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party to such Lease, in each case except as would not reasonably be expected to be material. Neither the Company nor any of its Subsidiaries is a party to any agreement or option to purchase any real property or interest therein.
(c)    The Leased Real Property constitutes all interests in real property currently owned or leased in connection with the business of the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries has received written notice of any pending or contemplated (and there does not exist any pending or to the Company’s knowledge, threatened) condemnation, expropriation or other proceeding in eminent domain materially affecting the Leased Real Property or any portion thereof or interest therein. Neither the Company nor any of its Subsidiaries has received any written notice that the current use and occupancy of the Leased Real Property violates in any material respect any Law, easement, covenant, condition, restriction or similar provision in any instrument of record. All plants, warehouses, distribution centers, structures and other buildings on the Leased Real Property are adequately maintained and are in good operating condition and repair for the requirements of the businesses of the Company or its Subsidiaries as currently conducted.
Section 5.14    Intellectual Property.
(a)    Section 5.14(a) of the Disclosure Schedule sets forth a complete and correct list of all Company Intellectual Property that is registered, filed or issued under the authority of any Governmental Body, including any domain name registrar authorized by ICANN (together the “Registered Intellectual Property”), or is otherwise material to the Company. The Company or one or more of its Subsidiaries exclusively own and possess the Intellectual Property used in the operation of their businesses free and clear of all Liens (other than Permitted Liens). The Company or its Subsidiaries is the sole and exclusive beneficial and record owner of all of the Registered Intellectual Property and other material Intellectual Property items set forth on Section 5.14(a) of the Disclosure Schedules. The Company and its Subsidiaries own and possess or have the right to use pursuant to a valid and enforceable Contract or under applicable Law all Intellectual Property that is used or contemplated to be used in the operation of the businesses of the Company and its Subsidiaries as currently conducted.
(b)    Except as set forth on Section 5.14(b) of the Disclosure Schedule, the completion of the transactions contemplated by this Agreement will not alter or impair the ownership or right of the Company or its Subsidiaries to use any of the Company Intellectual Property or any component thereof. The Company Intellectual Property constitutes all

Intellectual Property necessary to operate the businesses of the Company and its Subsidiaries as currently conducted.
(c)    Neither the Company nor any of its Subsidiaries have, since January 1, 2023, received or been subject to, any written notice, claim, Action or indemnification request asserting or suggesting that any infringement, misappropriation, violation, dilution or unauthorized use of any Intellectual Property owned or controlled by a Third Party is or is likely to be occurring or has or is likely to have occurred. To the knowledge of the Company, no valid basis for any such notice, claim, Action or indemnification request exists. No Action, reissue, reexamination, inter-party review, public protest, interference, opposition, cancellation, Internet domain name dispute resolution or other proceeding has been threatened (including in the form of offers or invitations to obtain a license), asserted, decided or is pending concerning any Action or position that the Company or the Subsidiaries have violated any Intellectual Property rights.
(d)    To the knowledge of the Company, no Third Party has since January 1, 2023 infringed, misappropriated, violated or is infringing, misappropriating or violating any of the Company Intellectual Property, and no Action is pending or has been decided, threatened or asserted, in writing, concerning the Company Intellectual Property, including any Action concerning a claim or position that the Company Intellectual Property has been violated or is invalid, unenforceable, not patentable, not registerable, cancellable, not owned or not owned exclusively by the Company or the Subsidiaries. To the knowledge of the Company, no valid basis for any such Action exists.
(e)    The Company and its Subsidiaries have used commercially reasonable efforts to protect the Company Intellectual Property and maintain the secrecy of its trade secrets used in the business of the Company and its Subsidiaries (the “Company Trade Secrets”), including, requiring Persons having access thereto to execute confidentiality agreements. None of the Company Trade Secrets have been disclosed or authorized to be disclosed to any Person other than to employees or agents of the Company or its Subsidiaries for use in connection with the businesses of the Company or its Subsidiaries or pursuant to a confidentiality or non-disclosure agreement that reasonably protects the interest of the Company and its Subsidiaries in and to such matters. To the knowledge of the Company, no unauthorized disclosure of any Company Trade Secrets has occurred. All Intellectual Property developed by or for the Company and the Subsidiaries was conceived, invented, reduced to practice, authored or otherwise created solely by either employees or independent contractors of the Company or the Subsidiaries pursuant to agreements containing an assignment (by a present tense assignment) of Intellectual Property to the Company or the Subsidiaries.
(f)    All Company Intellectual Property is subsisting, valid and, to the knowledge of the Company, enforceable. No Company Intellectual Property has been abandoned, cancelled or adjudicated invalid. Except for ordinary course prosecution activities that are consistent with past practice, no Action contesting the validity, enforceability, registrability, use or ownership of any of the Company Intellectual Property has been or is currently pending or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries.

(g)    Except as set forth on Section 5.14(g) of the Disclosure Schedules, none of the Intellectual Property used in the commercial exploitation of products or the provision of services by or on behalf of the Company or its Subsidiaries is subject to any licensing terms that requires the distribution of source code in connection with the distribution of any portion of such Intellectual Property or that prohibits the Company from charging a fee or otherwise limits the Company’s freedom of action with regard to seeking compensation in connection with sublicensing or distributing any portion of such Intellectual Property (whether in source code or executable code form) or similar obligations that require the disclosure, redistribution or licensing of any source code underlying any such Intellectual Property.
(h)    All Internet domain names and social media accounts used by each Company are registered in the name of the applicable Company and held in hosting accounts associated with a Company email address, and all login credentials (e.g., user names and passwords) for such accounts are under the sole control of the employees of the applicable Company.
Section 5.15    Employees. Except as set forth on Section 5.15 of the Disclosure Schedule:
(a)    Since January 1, 2023, the Company and its Subsidiaries have complied in all material respects with all applicable Laws relating to employment and labor, including provisions thereof relating to wages, hours, classification of employees, independent contractors and non-employees, equal opportunity, collective bargaining, plant closures and layoffs, occupational safety and health, workers’ compensation, pay equity, paid sick leave, whistleblowing, immigration compliance (including the verification of I-9s) and the payment and withholding of social security and other Taxes. Since January 1, 2023, there have been no Actions pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries before the U.S. Equal Employment Opportunity Commission or any other Governmental Body concerning alleged employment discrimination, unfair labor practice, retaliation, interference, whistleblower or any other matters relating to the employment of labor. All employees of the Company and its Subsidiaries are eligible to work in the United States. There is no, and since January 1, 2023 there has been no, pending or, to the Company’s knowledge, threatened charge, complaint, arbitration, audit, investigation or other action brought by or on behalf of, or otherwise involving, any current or former employee, any person alleged to be a current or former employee, any applicant for employment, or any class of the foregoing, or any Governmental Body that involves the labor or employment relations and practices of the Company or its Subsidiaries. The Company and its Subsidiaries have in all material respects correctly classified those individuals currently performing services as independent contractors.
(b)    No union organizing efforts or decertification activities, work stoppage, slowdowns or other material labor disputes are underway or, to the knowledge of the Company, threatened, and there has been no such event since January 1, 2023. There is no material labor grievance or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries and there has been no such grievance or arbitration matter since January 1, 2023. Since January 1, 2023, there have been no strikes, lockouts, slowdowns, concerted refusal to work overtime or work stoppages pending or, to the

Company’s knowledge, threatened with respect to the Company’s or any of its Subsidiaries’ employees.
(c)    The Company and its Subsidiaries have no material liability for (i) any unpaid wages, salaries, wage premiums, commissions, bonuses, fees, and other compensation to their current or former employees or independent contractors under applicable Law, Contract or company policy; and/or (ii) any fines, Taxes, interest, or other penalties for any failure to pay or delinquency in paying such compensation.
(d)    Since January 1, 2023, neither the Company nor any of its Subsidiaries has implemented any employee layoffs or plant closures that gave rise to notice obligations under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar or related Law.
(e)    No officer of the Company or any of its Subsidiaries or other employee with annual base compensation in excess of $250,000 has provided written notice to the Company that he or she intends to terminate his or her employment with the Company or such Subsidiary.
(f)    Since January 1, 2023, no allegations of sexual harassment or sexual misconduct have been made in writing by or against any current or former executive, director, or management-level employee of the Company or any of its Subsidiaries with respect to his or her service to the Company or any of its Subsidiaries. The Company and its Subsidiaries have promptly, thoroughly and impartially investigated any sexual harassment allegations of which the Company or any of its Subsidiaries is aware, and with respect to each such allegation with potential merit, the Company and its Subsidiaries have taken prompt corrective action that is reasonably calculated to prevent further harassment. The Company and its Subsidiaries do not reasonably expect any material liability with respect to any such allegations.
Section 5.16    Employee Benefit Plans.
(a)    Except as listed on Section 5.15(a) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries or Affiliates maintains, sponsors or contributes to or has any direct or contingent liability with respect to any (i) nonqualified deferred compensation or retirement plans, (ii) qualified “defined contribution plans” (as such term is defined under Section 3(34) of ERISA), (iii) qualified “defined benefit plans” (as such term is defined under Section 3(35) of ERISA) (the plans set forth in (ii) and (iii) are collectively referred to herein as the “Pension Plans”), (iv) “welfare plans” (as such term is defined under Section 3(1) of ERISA) (the “Welfare Plans”) or (v) severance, incentive or bonus, change in control, retention, commission, stock purchase, stock option or equity incentive or any other employee benefit or compensation plans, programs, Contracts or arrangements (collectively, but not including any Multiemployer Plan, any non-U.S. Plan or any plan or arrangement required to be maintained or contributed to by Law, the “Plans”). With respect to each Plan, the Company has made available to Buyer the following documents, to the extent applicable: (A) copies of each such Plan (or, in the case of any such Plan that is unwritten, descriptions thereof), (B) the most recent annual reports on Form 5500 (with applicable attachments) required to be filed with the Internal Revenue Service with respect to each Plan (if any such report was required), (C) the most recent summary plan description for each Plan for which such summary plan description is required, (D) each trust agreement and insurance or group annuity contract relating to any Plan, (E) the most recently received IRS determination letter or IRS opinion letter (in the case of a prototype plan) for any Plan that is intended to be qualified under Section 401(a) of the Code, (F) IRS Forms 1094-C for 2023-2025, (G) the most recently prepared financial statements with respect to any Plan for which financial statements are required, and (H) any non-routine correspondence with any Governmental Body since January 1, 2023.
(b)    Each Pension Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code, (i) has received a favorable determination letter from the Internal Revenue Service or has requested a favorable determination letter within the remedial amendment period of Section 401(b) of the Code or (ii) is maintained pursuant to a volume submitter or prototype document for which it may rely on the applicable opinion or advisory letter, and there are no facts or circumstances that could reasonably be expected to adversely affect the qualified status of any such Pension Plan. The Plans have complied in form and in operation in all material respects with their terms and applicable Laws, including the requirements of the Code and ERISA.
(c)    With respect to the Plans, (i) all contributions required to have been made have been timely made, or, to the extent not yet due, have been properly accrued, in each case in all material respects, (ii) there are no, and since January 1, 2023 there have been no, Actions pending (other than routine claims for benefits) or, to the Company’s knowledge, threatened, and (iii) there have been no nonexempt “prohibited transactions” (as that term is defined in Section 406 of ERISA or Section 4975 of the Code) and no breach of fiduciary duty (as determined under ERISA) by the Company or any of its Subsidiaries or any of their respective officers, directors or employees or, to the Company’s knowledge, by any unrelated Third Party who acts as a fiduciary with respect to any such Plan. Neither the Company nor any of its Subsidiaries has incurred any material Tax, penalty or other liability (whether or not assessed) pursuant to Sections 4980B, 4980D or 4980H of the Code.
(d)    Neither the Company nor any of its Subsidiaries nor any ERISA Affiliate maintains, contributes to or has any liability with respect to any (i) “multiemployer plan” (as defined in Section 3(37) of ERISA) (the “Multiemployer Plans”), (ii) “defined benefit plan” (as defined in Section 3(35) of ERISA) (iii) plan subject to Section 302 or Title IV of ERISA or Section 412 or Code, (iv) “multiple employer plan” within the meaning of Section 210 of ERISA or Section 413(c) of the Code, or (v) “multiple employer welfare arrangement” as such term in defined in Section 3(40) of ERISA.
(e)    None of the Welfare Plans obligates the Company or its Subsidiaries to provide a current or former employee (or any dependent thereof) any life insurance or medical or health benefits after his or her termination of employment with the Company or any of its Subsidiaries, other than as required under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or any similar state or local Law.
(f)    Each Plan that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code has complied in form and operation with the requirements of Section

409A of the Code in all material respects. No Option is subject to Section 409A of the Code. All outstanding Options and RSUs were granted pursuant to the Equity Incentive Plan.
(g)    Neither the execution and delivery of this Agreement nor the consummation of the Transactions will, either alone or in combination with any other event, (i) entitle any current or former employee, officer, director or consultant of the Company or any Subsidiary to severance pay or any other similar termination payment, (ii) accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any benefit due any such employee, officer, director or consultant, or (iii) result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code. There is no Contract to which any of the Company or any Subsidiary is a party or by which any of them is otherwise bound that requires any of them to reimburse or otherwise “gross up” any Person for Taxes or other liabilities incurred under Section 409A(a)(1)(B) or 4999 of the Code.
Section 5.17    Insurance. Section 5.17 of the Disclosure Schedule sets forth each insurance policy maintained by the Company and its Subsidiaries (each, an “Insurance Policy”, and together, the “Insurance Policies”). Each Insurance Policy is legal, valid, binding and enforceable on the Company or its Subsidiaries, as applicable, and is in full force and effect. No written notice of cancellation, termination or material premium increase has been received by the Company or its Subsidiaries since January 1, 2023 (or, if later, the inception of such policy) with respect to any Insurance Policy. There is no material claim pending under any Insurance Policy as to which coverage has been disputed in writing by the underwriters of such policies. All material insurable risks in respect of the business and assets of the Company and its Subsidiaries are covered by such Insurance Policies and the types and amounts of coverage provided therein are usual and customary in the context of the business and operations in which the Company and its Subsidiaries are engaged. The activities and operations of the Company and its Subsidiaries have been conducted in a manner so as to conform in all material respects to all applicable provisions of the Insurance Policies. The consummation of the transactions contemplated by this Agreement and the Transaction Documents will not cause a cancellation or reduction in the coverage of the Insurance Policies.
Section 5.18    Environmental Matters.
(a)    Except as set forth on Section 5.18 of the Disclosure Schedule:
(i)    The Company and each of its Subsidiaries are and since January 1, 2023 have been in material compliance with all applicable Environmental Laws.
(ii)    The Company and each of its Subsidiaries hold and are, and since January 1, 2023 have been, in material compliance with all Permits required under applicable Environmental Laws for the Company’s and Subsidiaries’ occupation of and operations at the facilities of the Company and its Subsidiaries, each of which is currently valid and in full force and effect, there is no Action pending or, to the knowledge of the Company, threatened that would reasonably be expected to result in the termination, revocation, suspension or material modification of any such Permits, and the Company and each of its Subsidiaries are not aware of any fact, circumstance or condition that would result in a material non-compliance or revocation of any Permit required for the occupation and operations at the facilities of the Company and its Subsidiaries under applicable Environmental Law.
(iii)    Neither the Company nor any of its Subsidiaries has (A) released any Hazardous Substance at, on, in, or under any Leased Real Property, or (B) used, treated, stored, manufactured, disposed of, arranged for or permitted the disposal of, transported, handled or exposed to any Person any Hazardous Substance, in each case of (A) and (B) either (x) in violation of any applicable Environmental Law or Permit required under Environmental Laws or (y) in any manner that would reasonably be expected to result in material Liability (including any investigatory, remedial or corrective obligation) to the Company or its Subsidiaries under CERCLA or any other Environmental Law.
(b)    Neither the Company nor any of its Subsidiaries is in default under, or in violation of, any material binding order, judgment or decree or similar binding judicial or administrative ruling issued pursuant to any applicable Environmental Law or has entered into any consent decree or other written agreement with any Governmental Body in settlement of any alleged material violation of or material liability under any applicable Environmental Law, under which decree or agreement the Company or any of its Subsidiaries has any material unfulfilled obligations.
(c)    There are no underground storage tanks and associated equipment at or on the Leased Real Property.
(d)    The Company and its Subsidiaries have not expressly assumed any contractual indemnity obligation to any Third Party with respect to any outstanding material liability of any other Person under any Environmental Laws.
(e)    The Company and its Subsidiaries have made available to the Buyer true, complete and accurate copies of all material environmental assessment reports, health and safety audits, and reports of investigations with respect to the Leased Real Property.
Section 5.19    Affiliated Transactions.
(a)    Except (x) as set forth on Section 5.19 of the Disclosure Schedule, and (y) except for transactions or agreements involving only the Company and/or any of its Subsidiaries, no Related Party or Affiliate of the Company or any of its Subsidiaries (A) is party to any Contract with the Company or any of its Subsidiaries (other than arising under or in connection with employment-related contracts and contracts with individual consultants or service providers, the Plans, confidentiality agreements or other agreements incident to such Person’s employment with or ownership of the Company or any of its Subsidiaries), (B) to the Company’s knowledge, owns or has ever owned directly or indirectly (other than passive investments involving ownership of five percent (5%) or less of any class of securities of a company whose securities are registered under the Securities and Exchange Act of 1934, as amended) any interest in any supplier or other organization which has a material business relationship with the Company or any of its Subsidiaries, or (C) serves as an executive officer or director of, any supplier or other organization which has a material business relationship with the Company or any of its Subsidiaries.
(b)    Except for this Agreement, there are no Contracts by and between the Company or its Subsidiaries, on the one hand, and any Related Party of the Securityholders, the Company or its Subsidiaries, on the other hand, pursuant to which such Related Party provides or receives any information, assets, properties, support or other services to or from the Company or its Subsidiaries (including Contracts relating to billing, financial, tax, accounting, data processing, human resources, administration, legal services, information technology and other corporate overhead matters). Subsequent to the Closing, the Company and its Subsidiaries will own or have a valid license to all assets, properties and rights currently used in the conduct or operation of their business.
(c)    There are no outstanding notes payable to, accounts receivable from or advances by the Company or its Subsidiaries to, and neither the Company nor its Subsidiaries is otherwise a debtor or creditor of, or has any liability or other obligation of any nature to, any Related Party of a Securityholder or the Company or its Subsidiaries. Since the Latest Balance Sheet Date, neither the Company nor its Subsidiaries has incurred any obligation or liability to, or entered into or agreed to enter into any transaction with or for the benefit of, any Related Party of the Company or its Subsidiaries, other than the transactions contemplated by this Agreement and the Transaction Documents.
Section 5.20    Broker Fees. Except as set forth on Section 5.20 of the Disclosure Schedule, there is no investment banker, broker, finder or other such intermediary that is entitled to a fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company, any of its Subsidiaries or their respective Affiliates or for which the Company or any of its Subsidiaries could become liable.
Section 5.21    Customers and Suppliers.
(a)    Section 5.21 of the Disclosure Schedule sets forth a correct and complete list of the ten (10) largest suppliers (by tons of product purchased) of products or services to the Company and its Subsidiaries, taken as a whole (the “Material Suppliers”) and the ten (10) largest customers (by tons of product sold) of the Company and its Subsidiaries, taken as a whole (the “Material Customers”) during the fiscal year ended December 31, 2025.
(b)    Since January 1, 2023, no Material Supplier has provided the Company with written notice that it intends to stop, materially reduce, or materially and adversely change the terms of its business with the Company or its Subsidiaries. Since January 1, 2023, no Material Customer has provided the Company with written notice that it intends to stop, materially reduce, or materially and adversely change the terms of its business with the Company or its Subsidiaries.
Section 5.22    Privacy and Data Security.
(a)    All information technology infrastructure and applications owned or under the control or direction of the Company and its Subsidiaries or used by them in the conduct of their businesses (“Software and Systems”) (i) are sufficient for the needs of the business (ii) have not since January 1, 2021 malfunctioned or failed in any material respect and (iii) are free of all viruses, worms, Trojan horses and other contaminants and do not contain any bugs, errors, issues or problems (or fail to contain any features that would reasonably be expected to protect them against any such bugs, errors, issues or problems), in each case, of a nature that would materially disrupt their operation, make them materially more susceptible to hacking or similar attacks that would cause any breach in the security of the data they contain or have a material and adverse impact on the operation of the Software and Systems.
(b)    Neither the Company nor any of its Subsidiaries have experienced any incident, including any breach of security, in which any Personal Data that is or was Processed by or on behalf of the Company or any of its Subsidiaries was or may have been accessed, used, disclosed, acquired, exfiltrated, stolen, lost, altered, modified, corrupted, destroyed or rendered unavailable unlawfully, accidentally or without authorization (a “Security Incident”). Neither the Company nor any of its Subsidiaries has notified or been required by any Data Protection Requirements to notify any Person of a Security Incident.
(c)    The Company and its Subsidiaries, and their respective officers, directors, employees, contractors, agents and all Persons that Process or have Processed Personal Data on their behalf, are and have at all times since January 1, 2021 been in compliance in all material respects with all applicable Data Protection Requirements. Neither the Company nor any of its Subsidiaries has, since January 1, 2021, received any written or oral notice, or is or has been subject to any audit or investigation, in each case regarding the Processing of Personal Data or alleging a violation of any Data Protection Requirements.
(d)    The Company and its Subsidiaries have established, implemented and at all times since January 1, 2021 maintained appropriate technical, physical, administrative and organizational measures and policies to ensure the confidentiality, integrity, availability and security of all Company data, including pre-clinical, clinical, and other similar material data, and all Personal Data that is Processed by or on behalf of the Company or any of its Subsidiaries and to prevent any unlawful, accidental or unauthorized access thereto or use, disclosure, acquisition, exfiltration, theft, loss, alteration, modification, corruption, destruction, or unavailability thereof. Since January 1, 2021, the Company and its Subsidiaries have routinely monitored and assessed security risks and timely remediated all threats, deficiencies, weaknesses and vulnerabilities identified by such monitoring and assessments, and there are no outstanding threats, deficiencies, weaknesses or vulnerabilities.
(e)    The execution of this Agreement and the consummation of the transactions contemplated hereby will not violate, or require any notices to (or consents from) any Person under, any Data Protection Requirements including regarding any cross-border transfers and secondary uses. Immediately following the Closing, the Company and its Subsidiaries will have the right to Process, on substantially similar terms and conditions, all Personal Data and pre-clinical, clinical, and other similar material data that was Processed by or on behalf of the Company or its Subsidiaries prior to the Closing.
(f)    Neither the Company nor any of its Subsidiaries are a “covered entity” or “business associate” as those terms are defined under any Data Protection Requirement.

(g)    The Company and its Subsidiaries have established, maintain and enforce industry standard policies and procedures for the use of artificial intelligence and automated decision-making technology by the Company’s and its Subsidiaries’ employees, agents and contractors. Neither the Company nor any of its Subsidiaries have used or are currently using, including through the Company’s or any of its Subsidiaries’ use of products or services licensed from or otherwise provided by a third-party vendor, any artificial intelligence or automated decision-making technology (i) as a component of or in the development, deployment, or provision of any of the Company’s or any of its Subsidiaries’ products or services, (ii) for any high-risk purposes, including significant or consequential decisions concerning a Person or profiling of a Person, or (iii) to develop any Intellectual Property intended to be owned by the Company or any of its Subsidiaries in a manner that would materially affect the Company’s or any of its Subsidiaries’ ownership thereof or rights therein.
Section 5.23    Title to, Sufficiency and Condition of Assets.
(a)    Each of the Company and its Subsidiaries has good and valid title to or a valid leasehold interest in all of its tangible assets, including all such assets reflected on the Latest Balance Sheet or acquired in the ordinary course of business consistent with past practice since the Latest Balance Sheet Date, except those sold or otherwise disposed of for fair value since such date in the ordinary course of business consistent with past practice. None of the tangible assets owned or leased by the Company or its Subsidiaries is subject to any Lien (other than Permitted Liens).
(b)    All tangible assets owned or leased by the Company or its Subsidiaries have been maintained in all material respects in accordance with generally accepted industry practice, are in all material respects in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put.
(c)    The tangible assets owned or leased by the Company and its Subsidiaries constitute all of the tangible assets necessary for the Company and its Subsidiaries to carry on its businesses as currently conducted in all material respects.
Section 5.24    Product Liability. Neither the Company nor its Subsidiaries have received any written claim and, to the Company’s knowledge, any other claim, for or based upon breach of product warranty, strict liability in tort, negligent manufacture of product, negligent provision of services or any product complaint, adverse event report or any other similar allegation of liability, arising from the materials, design, testing, manufacture, packaging or labeling (including instructions for use) of the Product or from the provision of services.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB
Buyer and Merger Sub represent and warrant to the Company as follows:
Section 6.01    Organization; Power and Capitalization. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of Delaware, and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, in each case, with full power and authority to enter into this Agreement and perform all of its obligations hereunder.
Section 6.02    Authorization; No Breach.
(a)    The execution, delivery and performance by each of Buyer and Merger Sub (as applicable) of this Agreement and each other Transaction Document to which Buyer or Merger Sub is to be a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action by Buyer and Merger Sub, and no other corporate proceedings on the part of each of Buyer or Merger Sub are necessary to authorize the execution, delivery or performance by Buyer or Merger Sub of this Agreement and each other Transaction Document to which Buyer or Merger Sub is to be a party. This Agreement has been, and each other Transaction Document to which Buyer or Merger Sub is to be a party will, subject to the terms hereof, be, duly and validly executed and delivered by each of Buyer and Merger Sub (as applicable), and, assuming that this Agreement and each other Transaction Document to which Buyer or Merger Sub is to be a party is a valid and binding obligation of each other party thereto, this Agreement constitutes, and each other Transaction Document to which Buyer or Merger Sub is to be a party upon execution thereof will constitute, a valid and binding obligation of each of Buyer and Merger Sub (as applicable), enforceable against Buyer and Merger Sub (as applicable) in accordance with its terms, subject to the Bankruptcy and Equity Exception.
(b)    Assuming receipt of and subject to the approval under any Antitrust Laws, the execution, delivery and performance by Buyer and Merger Sub of this Agreement and each other Transaction Document to which Buyer or Merger Sub is to be a party and the consummation of the transactions contemplated hereby and thereby, do not: (i) violate the respective Organizational Documents of Buyer or Merger Sub, (ii) violate any Law applicable to Buyer or Merger Sub or (iii) result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent under, or result in the creation or imposition of any Lien (other than a Permitted Lien) on any property, asset or right of Buyer or Merger Sub under any Contract, except, in the case of clauses (ii) and (iii), as would not individually or in the aggregate, have a Buyer Material Adverse Effect.
Section 6.03    Governmental Bodies; Consents. Except for (a) such filings as may be required by any applicable federal or state securities or “blue sky” Laws, and (b) filings required under, and compliance with other applicable requirements of the Antitrust Laws, no consents or approvals of, or notices, filings, declarations or registrations with, any Governmental Body are necessary for the execution, delivery and performance of this Agreement by Buyer and Merger Sub and the consummation of the Transactions by Buyer and Merger Sub, except such consents or approvals of, or notices, filings, declarations or registrations the failure of which to be obtained or made would not individually or in the aggregate, have a Buyer Material Adverse Effect.
Section 6.04    Litigation; No Orders. There are no Actions pending or, to Buyer’s actual knowledge, threatened, against Buyer, Merger Sub, except such Actions that, if resolved adversely to Buyer or Merger Sub, as applicable, would not have a Buyer Material Adverse

Effect. There is no Order outstanding against Buyer or Merger Sub that would, individually or in the aggregate, result in a Buyer Material Adverse Effect.
Section 6.05    Solvency. At and immediately after the Closing, assuming (a) the Company’s representations and warranties set forth in this Agreement are true and correct in all material respects (and, solely for purposes of this Section 6.05, without giving effect to any limitation or qualification as to materiality or Material Adverse Effect or other terms of similar import or effect), (b) the Company and its Subsidiaries are Solvent immediately prior to the Closing, (c) the performance of all obligations and compliance with all covenants and agreements required by this Agreement to be performed or complied with at or prior to the Closing by the Company in all material respects, and (d) all cost estimates, financial or other projections and other predictions of the Company and its Subsidiaries have been prepared in good faith based upon assumptions that were and continue to be reasonable, Buyer, the Company, and the Company’s Subsidiaries, taken as a whole, will be Solvent. No transfer of property is being made by Buyer and no obligation is being incurred by Buyer in connection with the Transactions with the actual intent to hinder, delay or defraud either present or future creditors of Buyer.
Section 6.06    Financial Capability. Buyer has, or will have at the Closing, sufficient cash on hand to pay all obligations of Buyer and Merger Sub hereunder due at the Closing, including (a) the amounts payable pursuant to Section 2.06, and (b) all of the out-of-pocket costs of Buyer and Merger Sub arising from the consummation of the Transactions. Buyer acknowledges that receipt of financing is not a condition to Closing.
Section 6.07    Broker Fees. Other than Jefferies LLC, there is no investment banker, broker, finder or other intermediary that is entitled to any fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Buyer or any of its Affiliates or for which Buyer or the Company or any of the Company’s Subsidiaries could become liable.
Section 6.08    Investment Representation; Investigation. Buyer is acquiring the equity interests of the Surviving Company for its own account with the present intention of holding the equity interests of the Surviving Company for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities Laws. Each of Buyer and Merger Sub is an “accredited investor” within the meaning of Regulation D promulgated pursuant to the Securities Act of 1933, as amended (the “Securities Act”). Each of Buyer and Merger Sub is knowledgeable about the industries in which the Company and its Subsidiaries operate and is capable of evaluating the merits and risks of the Transactions and is able to bear the substantial economic risk of such investment for an indefinite period of time. Buyer acknowledges that the equity interests of the Surviving Company have not been registered under the Securities Act or any state or foreign securities Laws and that such securities may not be sold, transferred, assigned, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is registered under the Securities Act and any applicable state or foreign securities Laws or sold pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities Laws. Each of Buyer and Merger Sub has been afforded access to the books and records, facilities and personnel of the Company and its Subsidiaries for purposes of conducting a due diligence investigation and has conducted a due diligence investigation of the Company and its Subsidiaries.
Section 6.09    Ownership and Operation of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than in connection with its execution and delivery of this Agreement and its performance of its obligations hereunder. All of the issued and outstanding equity interests of Merger Sub are, and at the Effective Time will be, owned by Buyer.
ARTICLE VII
COVENANTS
Section 7.01    Conduct of the Company.
(a)    Except as expressly contemplated or required by this Agreement in accordance with its terms (including pursuant to Section 3.09), as consented to in writing by Buyer (such consent not to be unreasonably withheld, delayed or conditioned), or as required by applicable Law, from the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company will conduct its and its Subsidiaries’ business in the ordinary course of business consistent with past practice in all material respects and shall use its reasonable best efforts to (i) preserve substantially intact their business organization and assets taken as a whole, in all material respects, including keeping available the services of the current officers, employees, and consultants of the Company and its Subsidiaries, (ii) preserve the current relationships of the Company and its Subsidiaries with customers, suppliers and other persons with which the Company or its Subsidiaries has, taken as a whole, material business relations, and (iii) keep and maintain their material assets and properties in good repair and normal operating condition, wear and tear excepted.
(b)    Notwithstanding Section 7.01(a), from the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, except as (w) otherwise expressly contemplated or required by this Agreement (including pursuant to Section 3.09), (x) set forth on Schedule 7.01(b), (y) consented to in writing by Buyer (such consent not to be unreasonably withheld, delayed or conditioned); provided, that such consent of Buyer shall be deemed to have been given if such request has been submitted in accordance with Section 11.05 and Buyer does not object in writing within seven (7) Business Days from the date on which written request for such consent is provided by the Company to Buyer, or (z) required by applicable Law, the Company will not, and will not permit its Subsidiaries to:
(i)    amend or modify its Organizational Documents;
(ii)    fail to maintain in any material respect its books of account and records consistent with its past practice, except as required by GAAP;
(iii)    (A) issue, sell, pledge, transfer, assign, dispose of or otherwise subject to any Lien (I) any of its equity interests or any options, warrants, convertible or exchangeable securities, subscriptions, rights, stock appreciation rights, calls or commitments with respect to its shares of any kind or (II) any other equity or ownership interest in the Company or its Subsidiaries, or (B) grant phantom stock or other similar rights with respect to its shares or other equity interests, except in the case of (I) or (II), for transactions between or among the Company and its Subsidiaries;
(iv)    declare, set aside or pay any dividend or distribution with respect to any Company Stock or any other equity securities of the Company or its Subsidiaries;
(v)    increase the compensation or benefits of, or offer any severance, termination pay or similar payments other than those that will be paid as Transaction Expenses at the Closing, to, any of its directors, officers or employees, except as required pursuant to applicable Law or the terms of Plans or other benefit or compensation plans or arrangements made available to Buyer;
(vi)    adopt a plan of complete or partial liquidation, dissolution, merger, consolidation or other reorganization of the Company or any of its Subsidiaries;
(vii)    make any material change in its accounting methods, principles or practices, except as may be required by Law or GAAP;
(viii)    (A) make or change any material election relating to Taxes, or change any material method of Tax accounting or Tax reporting principle or practice, (B) file any material Tax Return other than in accordance with past practice or file any material amended Tax Return, (C) settle or compromise any material claim, audit or other proceeding relating to Taxes of the Company or any of its Subsidiaries, (D) enter into any Tax allocation, sharing, indemnity or closing agreement, (E) agree to an extension or waiver of a statute of limitations applicable to any Tax liability (other than automatic extensions obtained in the ordinary course of business), (F) fail to pay any material Tax as such Tax became due and payable (including any estimated Tax) except to the extent such Tax is being contested in good faith through appropriate proceedings, (G) incur any material liability for Taxes outside the ordinary course of business consistent with past practice or (H) surrender any right to claim a material Tax refund, in each case, except as required by applicable Law;
(ix)    acquire, merge or consolidate with, or purchase all or substantially all of the equity securities or assets of any Person, or enter into any joint venture, strategic alliance, exclusive dealing, noncompetition or similar Contract or arrangement;
(x)    sell, lease, assign, transfer, license or otherwise dispose of any of the Company’s or any Subsidiary’s material assets or property (other than Intellectual Property, which is addressed by clause (xxiii) below), except for sales or other dispositions of (A) inventory of the Product, or (B) obsolete equipment, in each case, in the ordinary course of business consistent with past practice (for clarity, the parties acknowledge and agree that sales of inventory of the Product may increase month over month and, therefore, the volume of such sales may not be “consistent with past practice”);
(xi)    incur, issue, assume, grant or guarantee any Indebtedness or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances;
(xii)    adjust, split, combine, subdivide, reclassify, redeem or purchase or otherwise acquire, directly or indirectly any of its equity interests or make any other change with respect to its capital structure, other than the issuance of Common Stock upon the exercise of Options disclosed to Buyer prior to the date hereof;
(xiii)    enter into any commitment for capital expenditures of the Company or any of its Subsidiaries to be made following the Closing materially in excess of the aggregate amount set forth in the budgets of the Company and its Subsidiaries made available to Buyer prior to the date hereof;
(xiv)    amend, waive, modify or consent to the termination of any Material Contract, or amend, waive, modify or consent to the termination of the Company’s or its Subsidiaries’ rights thereunder, or enter into any Contract that if entered into prior to the date hereof would be a Material Contract;
(xv)    enter into any lease of real or personal property or any renewals thereof involving a term of more than one year or rental obligation;
(xvi)    accelerate the collection of or discount any accounts receivable, delay the payment of accounts payable or defer expenses, reduce inventories (other than as a result of sales of inventory Product in the ordinary course of business consistent with past practice) or otherwise increase cash on hand (for clarity, the parties acknowledge and agree that (A) sales of inventory of the Product may increase month over month and, therefore, the volume of such sales may not be “consistent with past practice,” and (B) such increase may result in an increase of cash on hand);
(xvii)    pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, of liabilities reflected or reserved against on the Latest Balance Sheet, or subsequently incurred in the ordinary course of business consistent with past practice;
(xviii)    the lapse of any existing policy of insurance relating to the business or assets of the Company and its Subsidiaries;

(xix)    commence or settle any Action (except for any Action arising out of or relating to this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby);
(xx)    enter into any Contract with any Governmental Body;
(xxi)    adopt, amend or terminate any Plan, except as required pursuant to applicable Law or the terms of any Plan;
(xxii)    hire or terminate (other than for cause) any employee with annual base salary in excess of $250,000, or engage any individual consultant or other individual service provider to whom annualized payments owed to such person would reasonably be expected to exceed $250,000 (other than engagements that can be terminated by the Company for convenience upon 60 days’ notice without financial penalty);
(xxiii)    sell, lease, assign, transfer, exclusively license, abandon, permit to lapse or otherwise dispose of any Company Intellectual Property (other than the expiration of Registered Intellectual Property at the end of its applicable statutory term); or
(xxiv)    take, or offer or propose to take, or agree in writing to take any of the foregoing.
(c)    Without limiting Buyer’s right to consent or withhold consent with respect to the matters set forth in this Section 7.01, nothing contained herein shall permit Buyer or Merger Sub to control or direct the operation of the Company and its Subsidiaries prior to the Closing.
(d)    Without limiting any of the other provisions in this Section 7.01, prior to the Closing but following the Adjustment Calculation Time, the Company will not, and will not cause or permit its Subsidiaries to, (i) incur or repay any Indebtedness, (ii) incur any Transaction Expenses, (iii) or dispose of, distribute or dividend Cash.
Section 7.02    Access to Books and Records; Confidentiality.
(a)    Subject to applicable Laws, from the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with Article IX, the Company shall, and shall cause each of its Subsidiaries, upon reasonable prior notice, to provide Buyer, Merger Sub or their respective Affiliates and Advisors with reasonable access (including for the purpose of examining and copying) during normal business hours to the Company’s and its Subsidiaries properties, books, contracts and records (excluding Tax work papers, schedules, memoranda, Tax Returns, Tax schedules, Tax rulings and other documents the access to which is governed by Section 7.09(f)) and shall furnish the Buyer with such financial, operating and other data and information as the Buyer may reasonably request; provided that Buyer, Merger Sub and their respective Affiliates and Advisors shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Company or its

Subsidiaries; provided, further, that Buyer, Merger Sub and their respective Affiliates and Advisors shall not, without the prior written consent of the Company, contact or otherwise communicate with employees of the Company and its Subsidiaries (other than for ordinary course integration planning purposes in compliance with applicable Antitrust Laws); provided, further, that the Company and its Subsidiaries shall not be obligated to provide such access or information if the Company determines, in its reasonable judgment and upon the advice of counsel after taking reasonable actions to address any relevant concerns, that doing so could violate any Contract, agreement, or applicable Law or result in the waiver of the protection of the attorney-client privilege (provided, that the Company shall use reasonable best efforts to make appropriate substitute arrangements in a manner that does not result in the foregoing issue); provided, further, that such access shall not extend to any appraisals or environmental and engineering inspections of real property, or taking and/or analyzing any samples of any environmental media (including soil, groundwater, surface water, air or sediment) or any building material or performing any testing procedure on any building or real property.
(b)    From and after the Closing, until the earlier of (x) seven years and (y) the period contemplated by Buyer’s bona fide document retention period (such time, the “Document Retention Period”), the Surviving Company will, and Buyer will cause the Surviving Company to, provide the Representative (and its Advisors reasonably requiring such access in light of the purposes therefor), at the Representative’s cost, with reasonable access, during normal business hours, and upon reasonable advance notice, to (A) the books and records (for the purpose of examining and copying) of the Company and its Subsidiaries with respect to periods or occurrences prior to the Effective Time, and (B) employees, officers, Advisors, offices and properties (including for the purpose of better understanding the books and records) of Buyer and the Company and its Subsidiaries, in each case (A) and (B), in connection with a reasonable business purpose and only to the extent such books and records are relevant to such business purpose. Notwithstanding the foregoing, (i) any such access rights shall be exercised in such manner as not to interfere unreasonably with the conduct of the business of Buyer, the Company and their respective Subsidiaries, and (ii) Buyer may withhold any books and records (or portions thereof) to the extent that (x) it may not be disclosed pursuant to any Law to which Buyer or any of its Affiliates (including the Surviving Company or its Subsidiaries) is subject or the terms of a non-disclosure agreement with a Third Party or (y) the disclosure would cause Buyer or any of its Affiliates (including the Surviving Company or its Subsidiaries) to waive its attorney-client privilege, the work product doctrine or any similar privilege with respect to such information (provided, that the Company shall use reasonable best efforts to make appropriate substitute arrangements in a manner that does not result in the foregoing issue). From the Closing until the expiration of the Document Retention Period, unless otherwise consented to in writing by the Representative, neither Buyer nor the Surviving Company will, or will permit the Surviving Company’s Subsidiaries to, destroy, alter or otherwise dispose of any of the material books and records of the Surviving Company and its Subsidiaries for any period prior to the Effective Time without first offering to surrender to the Representative (at the Representative’s cost) such books and records or any portion thereof that Buyer or the Surviving Company or any of its Subsidiaries may intend to destroy, alter or dispose of.

(c)    Any information provided to or obtained by Buyer or its authorized representatives from or on behalf of the Company, any Subsidiary of the Company, or their Affiliates in connection with this Agreement, the other Transaction Documents and the Transactions shall constitute “Confidential Information” as defined in the Confidentiality Agreement, and shall be held by Buyer in accordance with and be subject to the terms of the Confidentiality Agreement. Notwithstanding anything to the contrary herein, the terms and provisions of the Confidentiality Agreement shall survive the termination of this Agreement in accordance with the terms therein. The Confidentiality Agreement shall terminate at the Closing.
(d)    From and after the Closing, the Securityholders will (and will cause their respective Affiliates and Advisors to) keep confidential and not directly or indirectly use, reveal, report, publish, disclose or transfer any Confidential Information, other than to their Advisors, Affiliates or any transferee under Section 3.09 who have a need to know such information, and each will use such Confidential Information solely in connection with the Transactions (or a Permitted Transfer) and the enforcement of their rights under this Agreement and the other Transaction Documents; provided, however, that nothing herein shall prohibit disclosure (i) as required by applicable Law or legal process or (ii) in any bona fide legal proceedings, including any filings in connection therewith, arising out of or relating to this Agreement.
(e)    Notwithstanding the foregoing limitations, the parties to this Agreement will not be required to keep confidential information that (i) is or becomes publicly known or generally known in the industry through no fault of such party or its directors, officers, employees or Advisors, (ii) is developed by such party or its Advisors independently of the disclosure by the other party or its directors, officers, employees or Advisors without reliance on the Confidential Information, (iii) is required to be disclosed pursuant to Law (including securities Laws of any jurisdiction and rules and regulations of any applicable stock exchange); provided, that such party, to the extent legally permissible, shall follow the procedures referenced in Section 2(f) of the Confidentiality Agreement (as if it were still in effect) required to be taken under the Confidentiality Agreement before making any disclosure, (iv) relates solely to the income Tax aspects and consequences of the transactions contemplated by this Agreement and is disclosed solely in connection with the preparation or filing of Tax Returns in accordance with Section 7.09, (v) is disclosed in connection with such party’s performance, enforcement and/or defense of any rights or obligations under this Agreement, the Transaction Documents or in connection with the transactions contemplated hereby or thereby, or (vi) is known or available through other lawful sources not bound by a confidentiality obligation, directly or indirectly, or otherwise prohibited from disclosing such information.
Section 7.03    Consulting Arrangements. Within five (5) Business Days following the date hereof, the Company will provide Buyer or its designated Affiliate with the contact information currently on file (including email address) with the Company for each Consultant that is not a Priority Consultant to enable Buyer or such Affiliate to negotiate the terms and conditions of a Consulting Arrangement with such Consultant.
Section 7.04    Development and Commercialization Plan. During the period from the date hereof until the Closing, Buyer and the Company will work in good faith to mutually agree on a revised Development and Commercialization Plan; provided that failure to agree on a revised Development and Commercialization Plan shall not be deemed to be a failure of any condition to Closing.
Section 7.05    Governmental Body Filings and Submissions. Subject to Section 7.10, each of Buyer, Merger Sub and the Company will use reasonable best efforts to (a) make or cause to be made all filings with and submissions to any Governmental Body required under any applicable Laws for the consummation of the Transactions, (b) coordinate and reasonably cooperate with each other party in exchanging such information and providing such assistance as a party may reasonably request in connection with the foregoing, (c) (i) supply promptly any additional information and documentary material that may be requested in connection with such filings and submissions, (ii) make any further filings and submissions with any Governmental Body pursuant thereto that may be necessary, proper or advisable in connection therewith and (iii) take all actions necessary to transfer or obtain all clearances, Regulatory Approvals and Permits as required under applicable Law. The parties’ respective obligations with respect to filings under any applicable Antitrust Laws are governed solely by Section 7.10.
Section 7.06    Exclusivity. From immediately after the execution and delivery of this Agreement and through the Closing (or the earlier termination of this Agreement pursuant to Article IX), the Company will not take, and the Company will cause its Subsidiaries and their respective Affiliates and Advisors not to solicit, initiate, consider, knowingly facilitate or encourage, or engage in discussions or negotiations with, provide any information to, or otherwise cooperate in any way with, any Person (other than Buyer, Merger Sub and their respective Affiliates and Advisors) concerning any merger, business combination or recapitalization involving the Company or its Subsidiaries, sale of the Company Stock, Options or other equity interests of the Company or its Subsidiaries, any sale of any material assets or a substantial portion of the equity interests of the Company or its Subsidiaries or similar transaction, however structured (including as a single transaction or series of transactions), involving the Company or its Subsidiaries, other than inventory and equipment sold in the ordinary course of business consistent with past practice (an “Acquisition Transaction”), or any proposal that would reasonably be expected to lead to an Acquisition Transaction, and shall not respond to any inquiry made by any person concerning any such Acquisition Transaction (including Persons with whom the Company may have had discussions prior to the date hereof), except to advise such Person(s) that a prospective purchaser has signed a definitive agreement to acquire the Company, without identifying Buyer or its Affiliates. The Company will, and will cause its Subsidiaries and their respective officers, directors, and Advisors to, terminate any and all negotiations or discussions with any Third Party regarding any proposal concerning any Acquisition Transaction and send a notice to any such Persons with whom the Company entered into a confidentiality agreement for the purpose of providing Confidential Information in connection with a potential Acquisition Transaction involving the Company or its Subsidiaries requesting that such Person return to the Company or destroy, as provided under the applicable confidentiality agreement, any documents, files, data or other materials constituting Confidential Information that were provided to such Person and/or its Advisors in connection with the consideration of any such Acquisition Transaction. The Company shall notify Buyer promptly, but in any event within 24 hours, orally and in writing of receipt of any offer with respect to an Acquisition Transaction, or any inquiry or other contact with any Person with respect thereto.
Section 7.07    Reasonable Best Efforts. Subject to the terms of this Agreement (including the limitations set forth in Section 7.05 and this Section 7.07, and it being understood that Section 7.10, and not this Section 7.07, shall exclusively govern the parties’ respective obligations with respect to filings under any applicable Antitrust Laws), each of Buyer, the Company, and Merger Sub will, and will cause its Subsidiaries and Advisors to, use their reasonable best efforts to cause the Transactions to be consummated as promptly as practicable and not take any action intended to prevent the Closing, including using their respective reasonable best efforts to: (a) obtain all necessary consents, approvals or waivers from, or participate in other discussions or negotiations with, Third Parties, including as required under any Material Contract, and (b) execute and deliver any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement; provided, however, that (x) no party shall be required to waive any of the conditions set forth in Article VIII, (y) none of Buyer, Merger Sub, the Securityholders or any of their respective Affiliates (including the Company and its Subsidiaries) shall (I) make any monetary expenditure, commence or participate in any litigation or offer or grant any accommodation (financial or otherwise) to any third Person without the prior written consent of Buyer or (II) be required to undertake any obligations or accommodations (financial or otherwise) binding on it in the event the Closing does not occur.
Section 7.08    Director and Officer Liability and Indemnification.
(a)    For a period of at least six (6) years from the Closing Date, Buyer will cause the Surviving Company not to, and not to permit any of its Subsidiaries to, amend, repeal or modify any provision in such Person’s Organizational Documents or in any agreement between the applicable Indemnified Person and the Company or one of its Subsidiaries, in each case, as such Organizational Document or agreement is in effect on the date hereof (and which has previously been made available to Buyer), relating to the exculpation or indemnification of, or advancement of expenses to, any present (as of immediately prior to the Effective Time) and former officer, director, employee, manager, managing member, member, partner (general or limited), fiduciary or agent of the Company or any of its Subsidiaries (each, an “Indemnified Person”) in any manner that would adversely affect the rights of any Indemnified Person relating to exculpation, indemnification or advancement of expenses, except as required under applicable Law, and Buyer and the Surviving Company will cause all such provisions to be observed by their applicable Subsidiaries.
(b)    At or prior to the Closing, the Company will obtain, maintain and fully pay for irrevocable “tail” insurance policies naming the Indemnified Persons as direct beneficiaries with a claims period of at least six (6) years from the Closing Date for events, acts or omissions occurring on or prior to the Closing Date from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ liability insurance in an amount and scope at least as favorable as the Company’s and its Subsidiaries’ existing policies with respect to matters existing or occurring at or prior to the Closing Date (the “Tail Policy”); provided that, in the event that any claim is brought under any such policy prior to the sixth (6th) anniversary of the Closing Date, such insurance policies will be maintained until final disposition thereof. From and after the Closing, Buyer and the Surviving Company will not, and will cause their Subsidiaries to not, cancel or change such insurance policies in any manner adverse to the beneficiaries thereto.
(c)    The covenants contained in this Section 7.08 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Persons and their respective heirs and legal representatives and shall not be deemed exclusive of any other rights to which an Indemnified Person is entitled, whether pursuant to law, contract or otherwise.
(d)    In the event that Buyer, the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Buyer and the Surviving Company shall take all necessary action so that the successors or assigns of Buyer or the Surviving Company, successor or assign, as the case may be, shall succeed to the obligations set forth in this Section 7.08(d).
Section 7.09    Tax Matters.
(a)    All transfer, documentary, sales, use, stamp, registration, real property transfer Taxes and other similar Taxes and fees (including any penalties and interest) that are incurred in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), if any, shall be borne 50% by Buyer and 50% by the Securityholders. The Person required to do so under applicable Law shall timely file any necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable Law, the non-filing Party will join in the execution of any such Tax Returns and other documentation.
(b)    In the case of any Tax or Tax liability with respect to a Straddle Period, the portion allocable to the Pre-Closing Tax Period shall (i) for Taxes based upon or related to income, gross or net sales, payments or receipts, or payroll, be determined by closing the books of the Company and its Subsidiaries as of the end of the day on (and including) the Closing Date, and (ii) for all other Taxes, be deemed to equal the amount of such Tax for the entire period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on (and including) the Closing Date and the denominator of which is the number of days in the entire Straddle Period.
(c)    The Representative shall prepare, or cause to be prepared (at the expense of the Securityholders) all Tax Returns of or with respect to the Company and its Subsidiaries for taxable periods ending on or prior to the Closing Date that are due after the Closing Date (each, a “Pre-Closing Tax Return”). Each Pre-Closing Tax Return shall be prepared in a manner consistent with the past practices (to the extent supportable at a “more likely than not” or higher level of comfort) of the Company and its Subsidiaries, except as otherwise required by applicable Law and be submitted to Buyer for review no later than (i) thirty (30) days before the due date (taking into account extensions) for any such income Tax Return and (ii) fifteen (15) days before the due date for any such non-income Tax Return. Upon the reasonable request of Buyer, the Representative shall prepare, or cause to be prepared, Pre-Closing Tax Returns in jurisdictions where the Company and its Subsidiaries have commenced operations but did not previously file

Tax Returns, provided that Buyer’s position that such Tax Returns are required to be filed is supportable by a “more likely than not” (or higher) level of comfort. In connection with any Tax Returns to be prepared by the Representative, Buyer and the Surviving Company shall use commercially reasonable efforts to facilitate the Representative’s utilization of the Surviving Company’s existing tax return preparation firm(s), including (i) providing reasonable access to the Surviving Company’s books and records and accounting staff and (ii) taking such reasonable steps as may be necessary to cause such firm(s) to take direction from the Representative.
(d)    Buyer shall prepare and file (or cause to be prepared and filed) all Tax Returns of the Company and its Subsidiaries for any Straddle Period (each, a “Buyer Prepared Tax Return”). Each Buyer Prepared Tax Return shall be prepared in a manner consistent with the past practices (to the extent supportable at a “more likely than not” or higher level of comfort) of the Company and its Subsidiaries, except as required by Law. Buyer shall use commercially reasonable efforts to deliver to the Representative a copy of each Buyer Prepared Tax Return for review and comment no later than (i) thirty (30) days before the due date (taking into account extensions) for any such income Tax Return and (ii) fifteen (15) days before the due date for any such non-income Tax Return, and shall consider in good faith any reasonable comments provided in writing by the Representative at least five (5) days before the relevant due date; provided that Buyer shall not be entitled to make an Indemnification Claim for Pre-Closing Taxes pursuant to Section 10.02(e) to the extent of the incremental Pre-Closing Taxes resulting from Buyer’s failure to incorporate the Representative’s timely reasonable written comments that were supported by an opinion issued at a “more likely than not” (or higher) level of comfort by nationally recognized tax counsel and upon which Buyer could rely that would have reduced or eliminated such Pre-Closing Taxes.
(e)    After the Closing, each of Buyer, the Surviving Company and the Representative shall notify the other in writing of the receipt of any written notice of a proceeding or self-assessment relating to Taxes of or with respect to the Company or any Subsidiary for any Pre-Closing Tax Period (each, a “Tax Claim”) within 20 Business Days after receipt thereof; provided that failure to so notify shall not relieve any party of its obligations hereunder except to the extent any party is materially prejudiced thereby.
(i)    Buyer shall control any Tax Claim, subject to the Representative’s right to fully participate (at the Securityholders’ expense) and to Buyer’s obligation not to settle or compromise any such Tax Claim without the Representative’s prior written consent (not to be unreasonably withheld, conditioned or delayed).
(ii)    To the extent of a conflict between this Section 7.09(e) and any other provision of this Agreement, this Section 7.09(e) shall control.
(f)    Buyer, the Surviving Company and the Representative shall cooperate fully, as and to the extent reasonably requested by the other, in connection with the preparation and filing of Tax Returns and any Tax Claims. Such cooperation shall include providing access to and retention of records reasonably relevant to any such Tax Claim and making employees available during normal business hours to provide information and explanation thereof. Each of

Buyer and the Surviving Company shall (i) retain all books and records relating to Tax matters of the Company and its Subsidiaries for any Pre-Closing Tax Period until the expiration of the applicable statute of limitations (including extensions thereof) and (ii) give reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the Representative so requests, allow the Representative to take possession thereof at its expense. Buyer and the Surviving Company shall use commercially reasonable efforts to obtain any certificates or other documents from any Governmental Body or other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, without limitation, any Transfer Tax relating to the Transactions). To the extent of a conflict between this Section 7.09(f) and any other provision of this Agreement, this Section 7.09(f) shall control.
(g)    For the two year period following the Closing, to the extent set forth on Schedule 7.09(g), Buyer shall pay to the Paying Agent the amount of cash equal to any refund or credit (in lieu of a refund) of Taxes which the Surviving Company receives (or applies to reduce cash Tax liabilities) that represent Taxes paid in a Pre-Closing Tax Period by the Company or any Subsidiary, net of any Taxes and reasonable out-of-pocket expenses incurred in obtaining such refund or credit (each, a “Pre-Closing Tax Refund”) within fifteen (15) days of receipt of such refund from the relevant Governmental Body or actual utilization of such credit.
(h)    Following the Closing, unless otherwise required by a final “determination” within the meaning of Section 1313(a) of the Code (or any corresponding or similar provision of state, local or non-U.S. Law), Buyer shall not, and shall not permit or cause the Surviving Company or any Affiliate to (i) file amended Tax Return with respect to any Pre-Closing Tax Period of the Company or any Subsidiary, (ii) file any Tax Return, enter into, file for or settle any voluntary disclosure agreement or similar agreement with any Governmental Body relating to Taxes or Tax Returns of the Company or any Subsidiary for any Pre-Closing Tax Period, or (iii) make, change, or revoke any Tax election of the Company or any Subsidiary with respect to Pre-Closing Tax Period, or (iv) adopt or change any Tax accounting method for a Pre-Closing Tax Period of the Company or any Subsidiary, in each case, to the extent such action would be reasonably expected to result in increasing the amount of Pre-Closing Taxes for which the Securityholders could be liable under this Agreement, without the prior written consent of the Representative (which consent shall not be unreasonably withheld, conditioned or delayed).
(i)    Subject to Section 11.17(b), pursuant to the Paying Agent Agreement, Buyer will direct Paying Agent to, as soon as practicable following Paying Agent’s receipt any Pre-Closing Tax Refund, to the extent that the Paying Agent has received a duly completed and validly executed Letter of Transmittal from a Stockholder, Non-Payroll Equity Award Holder, or Payroll Equity Award Holder, distribute to (i) each Stockholder or Non-Payroll Equity Award Holder an amount of cash equal to its Pro Rata Share of such Pre-Closing Tax Refund, in each case, as set forth on the Allocation Certificate and net of applicable withholding, and (ii) the Surviving Company for further distribution to each Payroll Equity Award Holder an amount of cash equal to its respective Pro Rata Share of such Pre-Closing Tax Refund as set forth on the Allocation Certificate and net of applicable withholding.

Section 7.10    Antitrust Filings.
(a)    Each of the parties shall cooperate with one another in good faith and use its reasonable best efforts to prepare all necessary documentation (including furnishing all information required under applicable Antitrust Laws) to effect promptly all necessary filings and to obtain all consents, waivers and approvals necessary to consummate the transactions contemplated by this Agreement; provided that, prior to the earlier of Closing and valid termination of this Agreement pursuant to Section 9.01, no such Third Party consents or approvals shall be deemed to be a condition to the obligations of the parties to consummate the Transactions (unless expressly set forth in Article VIII). Each such party shall, as promptly as reasonably practicable, inform the other parties hereto of any oral communication with, and provide copies of written communications between it (or its advisors) and, any Governmental Body relating to the Transactions or any of the matters described in this Section 7.10. Subject to applicable Law, no party hereto shall independently participate in any meeting, conference, or substantive telephone call with any Governmental Body in respect of any such filings, investigation, or other inquiry without giving the other parties hereto prior notice of the meeting, conference, or substantive telephone call and, to the extent permitted by such Governmental Body, the opportunity to attend and/or participate. Subject to applicable Law, the parties hereto will consult and cooperate with one another in connection with, and allow the other party to have a reasonable opportunity to review in advance and comment on, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under applicable Antitrust Laws. Notwithstanding anything in this Agreement to the contrary, Buyer shall be permitted to “pull and refile” any submission under the HSR Act, subject to, for the avoidance of doubt, its obligation to reasonably consult with the Company pursuant to this Section 7.10(a).
(b)    Without limiting the generality of the undertakings pursuant to this Section 7.10, the parties hereto shall as promptly as reasonably practicable and advisable, submit all filings required under the Antitrust Laws listed in Schedule 7.10(b). The parties shall respond as promptly as reasonably practicable and advisable to any request for additional information or documentary material that may be made and under the HSR Act and any requests for information under any other applicable Antitrust Laws. Buyer shall be responsible for all fees associated with filings required by any applicable Antitrust Laws. All other expenses associated with such filings shall be borne by the parties as otherwise provided herein.
(c)    Further, each of Buyer and the Company agrees to promptly take any and all steps necessary to avoid or eliminate each and every impediment under applicable Antitrust Laws that may be asserted by any Governmental Body, so as to enable the parties to consummate the Merger as expeditiously as possible and no later than the End Date. In connection therewith, if any Action is instituted (or reasonably foreseeable or threatened to be instituted) challenging the Transactions as in violation of any applicable Antitrust Law, each of the parties hereto (other than the Representative) shall cooperate and use its best efforts to contest and resist any such Action, and to have vacated, lifted, reversed or overturned any Order whether temporary, preliminary or permanent, that is in effect and that delays, prohibits, prevents or restricts consummation of the Merger; provided that Buyer shall not be required to defend through litigation any claim asserted in court by any Governmental Body or private party in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that would prevent the Closing from occurring prior to the End Date. Without limiting the generality of the foregoing, Buyer shall, at Buyer’s sole cost, and in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other Order in any suit or proceeding, that would otherwise have the effect of preventing or materially delaying the Closing, (A) (1) propose, negotiate, offer to commit and effect (and if such offer is accepted, committing to and effecting) to sell, divest, hold separate, license, cause a Third Party to acquire, or otherwise dispose of, any Subsidiary, operations, divisions, businesses, product lines, customers or assets of Buyer, its Affiliates, or any of its or their respective Subsidiaries contemporaneously with or after the Closing and regardless as to whether a third-party buyer has been identified or approved prior to the Closing (a “Divestiture”), (2) take or commit to take such other actions that may limit Buyer, its Affiliates, or any of its or their respective Subsidiaries’ freedom of action with respect to, or its ability to retain, one or more of its operations, divisions, businesses, products lines, customers or assets, (3) terminate any Contract or other business relationship and (4) enter into any Order or other agreement to effectuate any of the foregoing, or (B) comply with all restrictions and conditions, if any, imposed, required or requested by any Third Party in connection with a Divestiture (each of the foregoing a “Regulatory Action”); provided, (x) that the Company shall not be obligated to take any such actions unless the taking of such action is conditioned on the consummation of the Merger and (y) notwithstanding anything to the contrary set forth herein, Buyer shall not be required to take or cause to be taken, do or cause to be done or effect any Regulatory Action that, individually or in the aggregate with all other Regulatory Actions, would or would reasonably be expected to result in a material adverse effect on the business, assets, liabilities, financial condition or results of operations of (I) Buyer and its Subsidiaries, or (II) the Company and its Subsidiaries.
(d)    Notwithstanding anything to the contrary in this Agreement, Buyer shall direct and control all aspects of the strategy and process relating to the efforts described in this Section 7.10, including any material communications with any Governmental Body and any filing, investigation, legal proceeding or other inquiry relating to the transactions contemplated hereby; provided, however, that Buyer shall reasonably consult with the Company and in good faith consider its views regarding the strategy and process relating to such efforts. For the avoidance of doubt, the Company shall not propose, negotiate, commit to or effect any remedial action, or otherwise agree with a Governmental Body with respect to the timing of the consummation of the transactions contemplated hereby without the prior written consent of Buyer.
Section 7.11    280G Matters. To the extent applicable, the Company shall use commercially reasonable efforts to solicit (i) a waiver from each Person who has a right to any payments and/or benefits as a result of or in connection with the transactions contemplated herein that would reasonably be expected to constitute “parachute payments” (within the meaning of Section 280G of the Code (hereafter, “Section 280G”) (the “Waived 280G Benefits”), and (ii) if any such waiver is provided, the approval of the stockholders of such Subsidiary in a manner intended to comply with Sections 280G(b)(5)(A)(ii) and 280G(b)(5)(B)

of the Code of any Waived 280G Benefits. In connection with the foregoing, Buyer shall provide the Company with all information and documentation reasonably requested by the Company to allow the Company to determine whether any payments made or to be made or benefits granted or to be granted, together with all other payments and/or benefits, could reasonably be determined to be “parachute payments” within the meaning of Section 280G(b)(2) of the Code at least ten (10) Business Days prior to the Closing Date, and shall further provide any such updated information as is necessary prior to the Closing Date). At least five (5) calendar days prior to seeking any waiver described herein and seeking approval of any Waived 280G Benefits, the Company shall provide the Buyer with copies of the underlying calculations and written materials for its review, and shall accept any reasonable comments received by Buyer. Prior to the Closing Date, the Company shall deliver to the Buyer evidence that a vote of the shareholders of the Company was conducted in accordance with the foregoing and that the requisite number of votes of the stockholders was obtained with respect to the Waived 280G Benefits or that the vote did not pass and the Waived 280G Benefits will not be paid or retained.
Section 7.12    Notification of Certain Matters. The Company shall promptly notify Buyer in writing of (a) the occurrence of any change, condition or event that would reasonably be expected to have a Material Adverse Effect, and (b) any failure of the Company or any of its Subsidiaries to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder that would reasonably be expected to result in the failure of any of the conditions to Buyer’s or Merger Sub’s obligations to be satisfied at the Closing. No such notice shall be deemed to cure any breach of any representation, warranty or covenant or to limit or otherwise affect the remedies available to Buyer hereunder, and no such notice shall, in and of itself, be deemed to constitute a Material Adverse Effect.
Section 7.13    Intellectual Property Matters. Prior to the Closing, the Company shall use reasonable best efforts to cause all current employees, consultants and contractors of the Company or any of its Subsidiaries that are set forth on Schedule 7.12 and who are or were involved in the development of any Company Intellectual Property who have not executed and delivered proprietary information, confidentiality and assignment agreements substantially in the standard forms of such agreements used by the Company and provided to the Buyer prior to the date hereof (“Company-Standard PIIAAs”) to execute and deliver such agreements substantially in the form of such Company-Standard PIIAAs, with such modifications thereto as are necessary for such agreements to comply with applicable Law; provided, that the Company and its Subsidiaries shall not be required to offer or make any payments in connection therewith.
Section 7.14    R&W Insurance Policy. Buyer or one of its Affiliates shall obtain a representations and warranties insurance policy in respect of the representations and warranties contained in this Agreement or in any certificate or other instrument contemplated by or delivered in connection with this Agreement (such policy, a “R&W Insurance Policy”). The parties agree that (a) 50% of all premiums for such R&W Insurance Policy shall be borne by Buyer or such Affiliate (including the Surviving Company), (b) such R&W Insurance Policy shall expressly waive any claims of subrogation against the Securityholders, other than in the event of Fraud, and (c) none of Buyer or any of its Affiliates shall amend, waive, modify or otherwise revise such R&W Insurance Policy in any way that would allow the insurer thereunder to subrogate against the Securityholders, other than in the event of Fraud, nor with respect to any other provisions that would be, in the aggregate, materially adverse to the interests of the Securityholders, in each case, without the prior written consent of the Company (prior to

Closing) or the Representative (following the Closing), as applicable. Notwithstanding anything else set forth in this Agreement but without limiting Section 10.02(b)-(e), the parties hereto agree that the R&W Insurance Policy and the Indemnity Escrow Amount shall serve as the sole recourse for any breaches of the representations and warranties set forth in Article V (other than the Company Fundamental Representations), except in the case of Fraud.
Section 7.15    Financing Cooperation. The Company shall, and shall cause its Subsidiaries to, and each of them shall use their reasonable best efforts to cause their respective representatives to, provide all customary cooperation that may be reasonably requested by Buyer (including reasonable requests of banks, initial purchasers, underwriters or other debt financing sources or their counsel) to assist Buyer in the arrangement and consummation of any debt financing in connection with the Transactions.
Section 7.16    Termination of Securityholder Agreements. Without limiting the obligations of the Company and its Subsidiaries under Article II, prior to the Closing, the Company will use reasonable best efforts to terminate each Contract between the Company or any of its Subsidiaries, on the one hand, and any Securityholder (or any Affiliate thereof), on the other hand, other than any Consulting Arrangement (the “Securityholder Contracts”), including, for the avoidance of doubt, by sending within two (2) Business Days following the date hereof, termination notices under any consulting or similar arrangements between the Company and its Subsidiaries, on the one hand, and any such Securityholder (or any Affiliate thereof), on the other hand, in each case, with effect upon the Closing (or if such agreements provide for a longer required notice period, upon the expiration of such period). If, notwithstanding the Company’s use of reasonable best efforts to terminate the Securityholder Contracts, certain Securityholder Contracts remain in effect at the Effective Time, by acceptance of any portion of the Total Merger Consideration, each Securityholder that is a party to such Securityholder Contract (a) hereby agrees that each such Securityholder Contract shall automatically terminate and be of no further force or effect, without any further action by any party thereto, and (b) hereby waives (i) any required notice, if any, to which such Person is entitled thereunder; (ii) any period of time that is required to elapse thereunder; and (iii) any and all pre-emptive rights, rights of first refusal, co-sale or other rights it may have thereunder as a result of, or in connection with this Agreement and the Transaction Documents and the consummation of the Transactions.
ARTICLE VIII
CONDITIONS TO CLOSING
Section 8.01    Conditions to All Parties’ Obligations. The respective obligations of each of the Company, Buyer and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction of the following conditions at or prior to the Closing:
(a)    The applicable waiting period under any applicable approvals, clearances, or expirations of waiting periods under the Antitrust Laws listed on Schedule 7.10(b) shall have been obtained; and
(b)    No court or other Governmental Body has issued, enacted, entered, promulgated or enforced any Law or Order restraining, enjoining, preventing, making illegal or otherwise prohibiting the Merger or the transactions contemplated hereby or under any other Transaction Document.

Section 8.02    Conditions to Buyer’s and Merger Sub’s Obligations. The obligations of Buyer and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction (or waiver in writing by Buyer) of each of the following conditions at or prior to the Closing:
(a)    (i) the representations and warranties set forth in Article V (other than the Company Fundamental Representations and the representation and warranty set forth in Section 5.07(a)) are true and correct in all respects (disregarding all qualifications or limitations as to “materiality,” “in all material respects” or “Material Adverse Effect” and words of similar import set forth therein, except as used in the definitions of “Material Contract,” “Material Customer” and “Material Supplier”), in each case, as of the date of this Agreement and as of the Closing Date as though such representations and warranties had been made on and as of the Closing Date (except to the extent any such representations and warranties are made as of a specified date, in which case, only as of such date) except for any failures of such representations and warranties to be so true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect, (ii) the Company Fundamental Representations are true and correct in all but de minimis respects, in each case, as of the date of this Agreement and as of the Closing Date as though such representations and warranties had been made on and as of the Closing Date (except to the extent that any such representations and warranties that are made as of a specified date, in which case, only as of such date); and (iii) the representation and warranty set forth in Section 5.07(a) shall be true and correct in all respects as of the Closing Date as though such representation and warranty had been made on and as of the Closing Date;
(b)    the Company has performed, or complied with, in all material respects each of the covenants and agreements required to be performed, or complied with, by it under this Agreement at or prior to the Closing;
(c)    since the date of this Agreement, no Material Adverse Effect shall have occurred;
(d)    the Company has delivered to Buyer and Merger Sub the Written Consent;
(e)    the Company has delivered to Buyer and Merger Sub all deliverables required to be delivered by the Company under Section 4.02; and
(f)    the Company has delivered to Buyer and Merger Sub a certificate of the Company dated as of the Closing Date stating that the conditions set forth in Section 8.02(a), Section 8.02(b), and Section 8.02(c) have been satisfied.
Section 8.03    Conditions to the Company’s Obligations. The obligation of the Company to consummate the Transactions, including the Merger, is subject to the satisfaction (or waiver in writing by the Company) of each of the following conditions at or prior to the Closing:
(a)    (i) the representations and warranties set forth in Article VI (other than the Buyer Fundamental Representations) are true and correct (disregarding all qualifications or limitations as to “materiality,” “in all material respects” or “Material Adverse Effect” and words of similar import set forth therein), in each case, as of the date of this Agreement and as of the

Closing Date as though such representations and warranties had been made on and as of the Closing Date (except to the extent any such representations and warranties are made as of a specified date, in which case, only as of such date) except for any failures of such representations and warranties to be so true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a Buyer Material Adverse Effect; and (ii) the Buyer Fundamental Representations are true and correct in all but de minimis respects, in each case, as of the date of the Agreement and as of the Closing Date as though such representations and warranties had been made on and as of the Closing Date (except to the extent any such representations and warranties are made as of a specified date, in which case, only as of such date);
(b)    Buyer and Merger Sub have performed, or complied with, in all material respects the covenants and agreements required to be performed, or complied with, by them under this Agreement at or prior to the Closing;
(c)    Buyer has delivered to the Company all deliverables required to be delivered by Buyer under Section 4.02; and
(d)    Buyer and Merger Sub have delivered to the Company a certificate of Buyer and Merger Sub dated as of the Closing Date, stating that the conditions set forth in Section 8.03(a) and Section 8.03(b) have been satisfied.
Section 8.04    Waiver of Conditions. If the Closing occurs, all conditions set forth in this Article VIII that have not been fully satisfied as of the Closing will be deemed to have been waived by the party having the benefit of such condition as of and after the Closing.
ARTICLE IX
TERMINATION
Section 9.01    Termination. This Agreement may be terminated at any time prior to the Closing as follows and in no other manner:
(a)    by mutual written consent of Buyer and the Company;
(b)    by either of Buyer or the Company if the Closing has not occurred on or before sixty (60) days from the date hereof (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 9.01(b) shall not be available to a party if such party is in breach of any covenant, agreement, representation or warranty contained in this Agreement, which breach has prevented the satisfaction of any condition set forth in Section 8.03(a) or Section 8.03(b) (in the case of breach by Buyer) or Section 8.02(a), Section 8.02(b) or Section 8.02(c) (in the case of breach by the Company); provided, further, that the End Date may be extended once (and only once) by ninety (90) days if (other than those conditions to be satisfied at the Closing) the conditions to Closing set forth in Section 8.01(a) or 8.01(b) (solely as it relates to Antitrust Laws) remain unsatisfied or unwaived on the End Date, and either Buyer or the Company may elect to exercise such extension by delivery of written notice to the other party at least five Business Days prior to the End Date; provided, further, if, prior to the End Date, a party hereto brings an action in accordance with Section 11.14, to enforce specifically the performance of the terms and provisions hereof by any other party hereto, the End Date shall automatically be extended by the time period established by the court presiding over such Action.
(c)    by Buyer, upon a breach of any covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company has become untrue, in each case, such that the conditions set forth in Section 8.02(a) or Section 8.02(b) would not be satisfied; provided, however, that, (i) if such breach is curable by the Company, then Buyer may not terminate this Agreement under this Section 9.01(c) unless such breach has not been cured by the date which is the earlier of (A) one (1) Business Day prior to the End Date and (B) thirty (30) days after Buyer notifies the Company of such breach and (ii) the right to terminate this Agreement pursuant to this Section 9.01(c) will not be available to Buyer at any time that Buyer or Merger Sub is then in material breach of, any covenant, agreement or representation and warranty hereunder, in each case such that the conditions set forth in Section 8.03(a) or Section 8.03(b) would not be satisfied;
(d)    by the Company, upon a breach of any covenant or agreement on the part of Buyer or Merger Sub set forth in this Agreement, or if any representation or warranty of Buyer or Merger Sub has become untrue, in each case such that the conditions set forth in Section 8.03(a) or Section 8.03(b) would not be satisfied; provided, however, that, (i) if such breach is curable by Buyer or Merger Sub, then the Company may not terminate this Agreement under this Section 9.01(d) unless such breach has not been cured by the date which is the earlier of (A) one (1) Business Day prior to the End Date and (B) thirty (30) days after the Company notifies Buyer of such breach and (ii) the right to terminate this Agreement pursuant to this Section 9.01(d) will not be available to the Company at any time that the Company is then in material breach of, any covenant, agreement or representation and warranty hereunder, in each case, such that the conditions set forth in Section 8.02(a) or Section 8.02(b) would not be satisfied;
(e)    by the Company if (i) all the conditions set forth in Section 8.01 and Section 8.02 have been satisfied or waived (other than conditions that by their terms or nature are to be satisfied at the Closing but which conditions are reasonably capable of being satisfied at Closing) as of the date on which the Closing was required to have occurred pursuant to Section 4.01, and the Buyer has failed to consummate the transactions contemplated by this Agreement as of such date, (ii) the Company has confirmed by irrevocable written notice to Buyer and Merger Sub that all the conditions set forth in Section 8.03 have been satisfied (other than conditions that by their terms or nature are to be satisfied at the Closing but which conditions are reasonably capable of being satisfied at Closing) or that it is willing to waive and waives any such unsatisfied conditions and that the Company is ready, willing and able to consummate the Closing (including by satisfying those conditions set forth in Section 8.02 that by their terms or nature are to be satisfied at the Closing) and (iii) the Transactions are not consummated on or prior to the third (3rd) Business Day following the date on which such notice was delivered to Buyer and Merger Sub;
(f)    by either party, if the Company fails to deliver the Written Consent to the Buyer within 24 hours after the execution of this Agreement; or

(g)    by either party if any (i) Law will have been adopted, promulgated, entered, enforced or issued by any Governmental Body, which, if successful, would permanently enjoin, restrain, prevent, make illegal or prohibit the consummation of the transactions contemplated by this Agreement or (ii) Order has been entered by any Governmental Body of competent jurisdiction permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and such Order has become final and non-appealable.
Any termination by the Company under this Section 9.01 will be by action of its board of directors (without requiring any action by the Securityholders).
Section 9.02    Effect of Termination. If this Agreement is terminated pursuant to Section 9.01, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement will become void and have no further legal effect without any liability or obligation on the part of any party hereto, except (a) for liabilities and obligations under the Confidentiality Agreement, (b) that the provisions of this Section 9.02, Section 5.20 (Broker’s Fees), Section 6.07 (Broker’s Fees), Section 7.02(c), (e) (Confidentiality), Section 11.03 (Press Releases and Communications) and Article XI (other than with respect to enforcement) will survive any termination of this Agreement and be enforceable by the parties hereto, (c) that no such termination will relieve any party from any Losses relating to such party’s (i) Fraud, or (ii) Willful Breach of this Agreement prior to such termination, and (d) that such termination shall not impair the right of any party hereto to compel specific performance by the other party or parties in accordance with Section 11.14, as the case may be, of such party’s surviving obligations following termination of this Agreement; provided, however, that, in the event a court of competent jurisdiction finally determines that specific performance pursuant to Section 11.14 is not legally available, the Company, its Subsidiaries and each of their respective Affiliates or Advisors may bring or maintain any Action for damages and, in determining Losses recoverable upon termination by a party hereto for the other party’s breach, the parties hereto acknowledge and agree that such Losses shall not be limited to reimbursement of expenses or out-of-pocket costs and shall include the benefit of the bargain lost by such party. The Confidentiality Agreement shall survive the termination of this Agreement in accordance with its terms.
ARTICLE X
SURVIVAL AND INDEMNIFICATION
Section 10.01    Survival. The representations and warranties of the Company contained in this Agreement, any other Transaction Document or in any certificate delivered pursuant hereto shall survive for a period of eighteen months after the Closing Date (the “Expiration Date”); provided, however, that (a) any Indemnification Claim based on Fraud shall survive the Closing until expiration of the applicable statute of limitations; (b) the representations and warranties that are, and any Indemnification Claim based on, the Company Fundamental Representations or the Specified Matter shall survive the Closing until sixty (60) days after the expiration of the applicable statute of limitations, and (c) any Indemnification Claim based on (i) a breach or inaccuracy of a Tax Representation, or (ii) Pre-Closing Taxes shall, in each case, survive the Closing until sixty (60) days after the expiration of the applicable statute of limitations, in each case, giving effect to any extensions of the applicable statute of limitations. The representations and warranties of Buyer and Merger Sub contained in this Agreement, any other Transaction Document, or in any certificate delivered pursuant hereto or thereto, shall survive the Closing until eighteen (18) months after the Closing Date; provided, however, the representations and warranties that are, and any Indemnification Claim based on, the Buyer Fundamental Representations shall survive the Closing until sixty (60) days after the expiration of the applicable statute of limitations. The covenants and agreements contained in this Agreement or in the other Transaction Documents shall survive the Closing in accordance with their terms. The applicable survival period pursuant to this Section 10.01 is referred to as the “Survival Period.” Any Indemnification Claim based on a breach or inaccuracy of any representation or warranty, or breach of, or failure to perform, a covenant or agreement, and asserted by written notice before the expiration of the applicable Survival Period for such representation or warranty, or covenant or agreement, shall survive until final resolution of such claim (including any related Losses suffered after the expiration of the applicable Survival Period).
Section 10.02    Indemnification by the Securityholders. Subject to the other provisions of this Article X, from and after the Closing, each Securityholder (other than any Dissenting Stockholder) entitled to a portion of the Closing Consideration and/or Additional Consideration (each, an “Indemnifying Securityholder Participant”) shall, subject to Section 10.04(d) (a) with respect to only Operational Securityholder, jointly and severally, up to a maximum amount equal to Operational Securityholder’s Pro Rata Share of the Total Merger Consideration, other than in the event of Fraud, in which case such maximum amount shall be equal to Operational Securityholder’s Pro Rata Share of the applicable Losses, and (b) with respect to each other Indemnifying Securityholder Participant, severally and not jointly, up to a maximum amount equal to such Indemnifying Securityholder Participant’s Pro Rata Share of the Total Merger Consideration, in each case (a) and (b), indemnify and hold Buyer, its Affiliates, their respective successors and assigns (including, from and after the Closing, the Company Group) and each of their respective officers (or equivalents), directors (or equivalents), employees, stockholders, partners, members or other equity holders, agents and representatives (each, a “Buyer Indemnified Party”) harmless from and against any and all Losses suffered or incurred by any such Buyer Indemnified Party to the extent arising from, relating to or otherwise in connection with the following:
(a)    any breach or inaccuracy of any representation and warranty made by the Company in Article V (as modified by the Disclosure Schedule as delivered upon execution of this Agreement), or any other representation and warranty otherwise made by the Company under this Agreement, any other Transaction Document or in any certificate delivered pursuant hereto;
(b)    any breach or failure to perform any covenant or agreement by the Company, its Subsidiaries or the Representative contained in this Agreement, any Transaction Document or any certificate delivered by or on behalf of the Company, its Subsidiaries or the Representative;
(c)    any claim made by any current or former holder or alleged current or former holder of any equity interest, equity security or debt security of the Company (or Person claiming to be a holder of such interests or securities) that all or any portion of the Closing

Consideration and/or Additional Consideration to which such holder is entitled to pursuant to the Merger, this Agreement, or any agreement or instrument between Company and such holder or alleged holder and/or applicable Law (including, but not limited to, by exercise of such Person’s rights under Section 262 of the DGCL) has not been paid to or received by such holder or alleged holder, or any other claim arising as a result of any inaccuracy or error in the Allocation Certificate provided pursuant to Section 2.05(a);
(d)    any Indebtedness of the Company or Transaction Expenses that were not properly reflected in the calculation of the Closing Consideration;
(e)    any Pre-Closing Taxes; or
(f)    the Specified Matter.
Section 10.03    Indemnification of Seller Indemnified Parties. Subject to the other provisions of this Article X, from and after the Closing, Buyer shall indemnify and hold the Securityholders, and, if applicable, each of their respective officers (or equivalents), directors (or equivalents), employees, stockholders, partners, members or other equity holders, agents and representatives (each, a “Securityholder Indemnified Party”) harmless from and against any and all Losses suffered or incurred by any such Securityholder Indemnified Party to the extent arising from, relating to or otherwise in connection with the following:
(a)    any breach or inaccuracy of (i) any representation and warranty made by the Buyer or Merger Sub in Article VI, or (ii) any other representation and warranty otherwise made by the Buyer or Merger Sub under this Agreement, any other Transaction Document or in any certificate delivered pursuant hereto; or
(b)    any breach or failure to perform any covenant or agreement of Buyer or Merger Sub, or after the Closing, a member of the Company Group, contained in this Agreement, any Transaction Document or any certificate delivered by or on behalf of the Buyer or Merger Sub.
Section 10.04    Limitations.
(a)     Except for Losses arising in connection with any Indemnification Claim based on Fraud, the Tax Representations, the Buyer Fundamental Representations, the Company Fundamental Representations, the Specified Matter or for any Pre-Closing Taxes, the Buyer Indemnified Parties or Securityholder Indemnified Parties, as the case may be, shall not have the right to receive any indemnification for Losses pursuant to Section 10.02(a) unless and until the aggregate amount of all such Losses exceeds $187,500 (the “Deductible”), in which case the Indemnifying Securityholder Participants or Buyer, as applicable, shall be liable for the full amount of such Losses from the first dollar thereof.
(b)    Except for Losses arising in connection with any Indemnification Claim based on Fraud, the Tax Representations, the Company Fundamental Representations, the Specified Matter or for any Pre-Closing Taxes, (i) the Indemnity Escrow Funds in the Indemnity Escrow Account will be the sole and exclusive recourse for any and all payments that may become owing to the Buyer Indemnified Parties pursuant to Section 10.02(a), and (ii) no

Indemnification Claim by the Buyer Indemnified Parties will be asserted against, and the Buyer Indemnified Parties will not be entitled to indemnification from, any Indemnifying Securityholder Participant with respect to any breach or inaccuracy of any representation or warranty contained in this Agreement, any other Transaction Document or in any certificate delivered pursuant hereto or thereto, other than by recourse against the Indemnity Escrow Funds then remaining in the Indemnity Escrow Account. For clarity, following the earlier of the Expiration Date and the date on which the Indemnity Escrow Funds are depleted, the sole and exclusive remedy of Buyer and its Affiliates (including, following the Closing, the Surviving Company and its Subsidiaries) for any breach or inaccuracy of any representation or warranty contained in this Agreement, any other Transaction Document or in any certificate delivered pursuant hereto or thereto, other than the Company Fundamental Representations and the Tax Representations and, for the avoidance of doubt, the Specified Matter, shall be recovery under the R&W Insurance Policy.
(c)    Subject to the limitations and procedures of this Article X, and other than in connection with any indemnification claim based on Fraud (with respect to which the Buyer Indemnified Parties may, at their option following exhaustion of any amounts then contained in the Indemnity Escrow Account, proceed to recover directly from the Indemnifying Securityholder Participants, and/or (without duplication) set off such amounts in the manner described in clause (iii) below (disregarding the proviso therein)), any indemnification claims under Section 10.02(a) (solely with respect to Company Fundamental Representations or Tax Representations) or Section 10.02(b)-(f) shall be payable as follows: (i) first, deducted from the Indemnity Escrow Account to the extent of the amount then held in the Indemnity Escrow Account, (ii) second, from the R&W Insurance Policy (to the extent covered and actually recovered under the R&W Insurance Policy), (iii) third, to the extent that Representative (A) has not disputed such Indemnification Claim, or (B) has disputed such Indemnification Claim and such Indemnification Claim has been resolved (1) in a written agreement signed by Buyer and the Representative, or (2) by the final, non-appealable decision of a court resolving such disputed Indemnification Claim, in each case, from any future Milestone Payments, Earn-Out Payments and/or Licensing Revenue Payments that, in each case, are then, or become, payable under this Agreement; provided that, solely with respect to Section 10.02(f), if a Milestone Payment, Earn-Out Payment and/or Licensing Revenue Payment from which the Buyer Indemnified Parties have the right to set off in accordance with the foregoing clause (iii) is not then payable, or does not become payable under this Agreement within forty-five (45) days of the date of the applicable Claim Notice, directly from the Indemnifying Securityholder Participants.
(d)    For the avoidance of doubt, except with respect to Losses based on Fraud or the Specified Matter, no Securityholders shall have any liability or obligation under Section 10.02 or otherwise for any Indemnification Claim other than the Indemnity Escrow Amount or as offset(s) against future Milestone Payments, Earn-Out Payments and/or Licensing Revenue Payments that, in each case, are at the applicable time, or later become, payable pursuant to this Agreement. Recovery from the Indemnity Escrow Account, from the R&W Insurance Policy (to the extent covered and actually recovered under the R&W Insurance Policy), and from any future Milestone Payments, Earn-Out Payments and/or Licensing Revenue Payments that, in each case, are at the applicable time, or later become, payable pursuant to this Agreement shall be the sole and exclusive remedy available to Buyer or any of its Affiliates against any Securityholders, or any of their respective Affiliates or otherwise, arising out of or relating to any Indemnification Claim and neither Buyer nor any of its Affiliates shall have any claim with respect thereto against any Securityholders in respect thereof, other than with respect to Losses based on Fraud or the Specified Matter.
(e)    Any Indemnifying Party shall not be obligated to indemnify and hold harmless any Indemnified Party after the expiration of any applicable Survival Period with respect to a particular Indemnification Claim unless a Claim Notice with respect to such Indemnification Claim shall have been given by the Indemnified Party before the expiration of the applicable Survival Period.
(f)    The provisions of this Section 10.04 and the other limitations on indemnification set forth in this Agreement will apply whether or not the R&W Insurance Policy is obtained or effective and whether or not any Losses are covered under the R&W Insurance Policy.
Section 10.05     Other Matters.
(a)    No Person will be entitled to be indemnified for an amount pertaining to any Losses to the extent that such amount pertaining to such Losses was properly included in the calculation of Closing Net Working Capital, Closing Cash, Closing Indebtedness, or Transaction Expenses for purposes of the calculation of the adjustment to the Final Closing Consideration pursuant to Section 2.08.
(b)    The amount of any Losses that any Indemnified Party will be entitled to recover hereunder will be determined without duplication of recovery by reason of the state of facts giving rise to such Losses constituting a breach of more than one representation, warranty or covenant or arising in connection with more than one right to indemnification hereunder.
(c)    Each of the parties hereto will use its commercially reasonable efforts to mitigate any Losses for which it seeks to be indemnified pursuant to this Article X to the extent, and as and when, required under the Laws of the State of Delaware.
(d)    Buyer and Merger Sub will use commercially reasonable efforts to seek recovery under the R&W Insurance Policy (subject to the exclusions, coverage and other limitations thereof), to the extent the Losses in question are reasonably expected to be recoverable thereunder. For the avoidance of doubt, Buyer shall not be required to commence litigation against the insurer under the R&W Insurance Policy. The amount of any Losses that any Indemnified Party will be entitled to recover will be calculated net of any amounts actually recovered by the Indemnified Party under the R&W Insurance Policy or any other applicable insurance policy (less any actual costs incurred in connection with pursuing such recovery) and any Tax Benefit actually realized as cash tax savings resulting from the accrual or payment of any such Losses. In the event that any amounts are actually recovered by any Indemnified Party with respect to any Losses for which such Indemnified Party has previously been indemnified pursuant to this Article X, then the Indemnified Party will promptly refund to the Indemnifying Party an amount equal to the aggregate amount previously paid to the Indemnified Party by the

Indemnifying Party (or recovered by the Buyer Indemnified Party from the Indemnity Escrow Account) pursuant to this Article X in respect of such Losses, calculated net of the out-of-pocket costs and expenses actually incurred in pursuing or obtaining such insurance proceeds, and net of any deductibles attributable to such claim or increases in premiums. For purpose hereof, an Indemnified Party will be deemed to recognize actual cash Tax savings (“Tax Benefit”) with respect to a taxable period if, and to the extent that, the Indemnified Party’s liability for Taxes through the end of such taxable period calculated by excluding any Tax items attributable to the Losses, exceeds the Indemnified Party’s liability for Taxes through the end of such taxable period, calculated by taking into account any Tax items attributable to the Losses. Notwithstanding anything to the contrary contained in this Agreement, (x) a Tax Benefit shall not be treated as having been “actually realized” prior to the date the annual Tax Return for the applicable taxable year has been filed with the applicable Tax authority, and (y) no Tax Benefit shall be required to be paid by an Indemnified Party to an Indemnifying Party pursuant to this Section 10.05(d) to the extent such Tax Benefit is not realized in the taxable year that the deduction or loss relating to the Losses that gave rise to indemnification hereunder was generated; provided that, Tax Benefits shall be calculated consistent with the Indemnified Party’s past Tax practices, to the extent such practices are supportable at a “more likely than not” or higher level.
(e)    All references in this Agreement and any Transaction Document to the word “material,” “material respects”, “material adverse effect” and “Material Adverse Effect” (and similar materiality qualifications) shall be disregarded for purposes of determining (i) whether there has been a breach or failure of a representation or warranty for which a Buyer Indemnified Party or a Securityholder Indemnified Party, as the case may be, is entitled to indemnification under this Agreement and (ii) the amount of any Loss that is the subject of indemnification hereunder.
(f)    In the event that the Operational Securityholder is responsible for and actually pays or satisfies Losses in connection with an Indemnification Claim pursuant to Section 10.02(f) in excess of the Operational Securityholder’s Pro Rata Share of the aggregate Losses arising in connection with such Indemnification Claim (the “Excess Joint and Several Losses”), the Operational Securityholder may, in his sole discretion, elect by written notice to the Representative to either: (i) direct the Representative to revise the Allocation Certificate, solely with respect to distributions of Additional Consideration payable after the date of such notice, in order to enable the Operational Securityholder to recover an amount equal to the Excess Joint and Several Losses from Additional Consideration that otherwise would have been payable to the other Indemnifying Securityholder Participants until the Excess Joint and Several Losses have been fully recovered; or (ii) require, by written notice to the other Indemnifying Securityholder Participants from the Representative, that each such Indemnifying Securityholder Participant promptly pay to the Operational Securityholder an amount equal to its Pro Rata Share of the Excess Joint and Several Losses. In the case of the foregoing clause (ii), (a) each Indemnifying Securityholder Participant shall pay such amount in immediately available funds to an account designated in writing by the Operational Securityholder within forty-five (45) days after receipt of such notice, and (b) the Representative’s obligation to notify the other Indemnifying Securityholder Participants of amounts owed to the Operational Securityholder shall be satisfied by sending such notice via email to the email addresses of the Indemnifying Securityholder Participants on the Allocation Certificate.
(g)    This Article X provides the exclusive means by which a party hereto may assert and remedy an Indemnification Claim. Except as set forth in Section 11.14, claims for Fraud, or any other rights or remedies arising under the Transaction Documents, each party hereto hereby waives and releases any other remedies or claims that it may have against the other parties hereto (or any of its Affiliates) with respect to the matters arising out of or in connection with this Agreement. Notwithstanding anything herein, this Section 10.05(g) shall not apply to Section 11.17, which shall be binding on, and enforceable by the Representative in its entirety against, the Securityholders.
(h)    Without limiting any claims under any Transaction Document other than this Agreement against the parties thereto, and subject to the limitations set forth herein, (i) this Agreement may only be enforced against, and any Action based upon, arising out of or related to this Agreement may only be brought against, the Persons that are expressly named as parties to this Agreement; provided, however, that nothing herein shall limit any claims for Fraud against any Person nor, for the avoidance of doubt, shall the foregoing limit the availability of claims described in clause (ii) of this paragraph, and (ii) except (A) to the extent named as a party to this Agreement (and then only to the extent of the specific obligations of such parties set forth in this Agreement), and (B) for the Securityholders’ obligations under this Article X (as such obligations are limited herein), no past, present or future shareholder, member, partner, manager, director, officer, employee, Affiliate, agent or Advisor of any party to this Agreement or any Subsidiary of the Company will have any Liability (whether in contract, tort, equity or otherwise) for any of the representations, warranties, covenants, agreements or other obligations or liabilities of any of the parties to this Agreement or for any Action based upon, arising out of or related to this Agreement (and each such Person is an intended third-party beneficiary of this Section 10.05(h)). Notwithstanding anything to the contrary herein, this Section 10.05(h) shall not apply to Section 11.17, which shall be binding on, and enforceable by the Representative in its entirety against, the Securityholders.
Section 10.06    Procedure for Indemnification
(a)    An Indemnified Party shall give written notice (a “Claim Notice”) of any claim for indemnification pursuant to this Article X (each, an “Indemnification Claim”) to the Indemnifying Party, reasonably promptly, but in any event if such Indemnification Claim relates to the assertion against an Indemnified Party of any Indemnification Claim by a Third Party (a “Third Party Claim”), within thirty (30) days after receipt by the Indemnified Party of written notice of a legal process relating to such Third Party Claim; provided, however, that the failure to so notify an Indemnifying Party within such time period shall not relieve the Indemnifying Party of any obligation or liability to the Indemnified Party, except to the extent that the Indemnifying Party demonstrates that its ability to resolve such Indemnification Claim is materially and adversely affected thereby.
(b)    Unless Buyer or the Representative, as applicable, contests the Indemnification Claim in writing delivered to the Indemnified Party within thirty (30) days after receipt of a Claim Notice (other than with respect to a Third Party Claim, which shall be subject to the procedures set forth in Section 10.06(c)) and describing in reasonable detail the basis for contesting the Indemnification Claim, the Indemnifying Parties shall, subject to the other terms of this Article X, pay to the Indemnified Party the amount of Losses related to such Indemnification Claim or the uncontested portion thereof. Any disputed Indemnification Claims shall be resolved either (i) in a written agreement signed by Buyer and the Representative, or (ii) by the final, non-appealable decision of a court resolving such disputed Indemnification Claim.
(c)    Except as provided in Section 7.09(e) and to the extent not prohibited by the R&W Insurance Policy, the Indemnifying Party shall have the right, upon written notice to the Indemnified Party within 15 days of receipt of a Claim Notice from the Indemnified Party in respect of a Third Party Claim, to control the defense and handling, and settle or compromise, of such Third Party Claim at the expense of the Indemnifying Party (which expenses shall not be applied against any indemnity limitation herein) with counsel selected by the Indemnifying Party and satisfactory to the Indemnified Party; provided, however, that the Indemnified Party may participate in any such defense or handling; provided, that the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (x) the employment of such counsel shall have been specifically authorized in writing by the Indemnifying Party or (y) the named parties to the Third Party Claim (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party, and the Indemnified Party reasonably determines in good faith that representation by counsel to the Indemnifying Party of both the Indemnifying Party and such Indemnified Party may present such counsel with a conflict of interest. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party shall, at the Indemnifying Party’s expense, cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has failed to assume the defense thereof. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, enter into any settlement or compromise or consent to the entry of any judgment with respect to such Third Party Claim if such settlement, compromise or judgment (A) involves a finding or admission of wrongdoing, (B) does not include an unconditional written release by the claimant or plaintiff of the Indemnified Party from all liability in respect of such Third Party Claim or (C) imposes equitable remedies or any obligation on the Indemnified Party other than solely the payment of money damages for which the Indemnified Party will be indemnified hereunder. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim for equitable or injunctive relief or any claim that would impose criminal liability or damages, and the Indemnified Party shall have the right to defend, at the expense of the Indemnifying Party, any such Third Party Claim.
(d)     For purposes of this Article X, if the Securityholders, collectively, comprise the Indemnified Party or Indemnifying Party, then in each such case all references to such Indemnified Party or Indemnifying Party, as the case may be, shall be deemed to refer to the Representative acting on behalf of such Indemnified Party or Indemnifying Party, as applicable, except for provisions relating to an obligation to make or a right to receive any payments.
Section 10.07    Adjustment to Purchase Price. All payments made by an Indemnifying Party to an Indemnified Party in respect of any claim pursuant to Section 10.02 shall be treated as adjustments to the Total Merger Consideration for all purposes, including for U.S. federal and applicable state and local income Tax purposes.
Section 10.08    Payment. If uncontested, or once resolved either by agreement or receipt of an order or determination of a court of competent jurisdiction in accordance with Section 11.15 and Section 11.16, the amount of Losses (subject to the limitations set forth in Section 10.04 and Section 10.05) related to any Indemnification Claim shall be paid to the respective Indemnified Party by the Indemnifying Party by wire transfer of immediately available funds within thirty (30) days.
Section 10.09    Release of Indemnity Escrow Funds.
(a)    As long as any portion of the Indemnity Escrow Funds is validly held in the Indemnity Escrow Account, any and all Losses finally determined to be payable by any Indemnifying Securityholder Participant shall be paid out of the Indemnity Escrow Account, subject to the provisions and limitations set forth in this Article X and the terms of the Escrow Agreement. Within five (5) Business Days following the final determination that such payment is due to a Buyer Indemnified Party and the delivery of written notice from Buyer of its election to recover such amount from the Indemnity Escrow Account, Buyer and the Representative shall execute and deliver a joint written instruction to the Escrow Agent directing the Escrow Agent to release such amount from the Indemnity Escrow Account to Buyer.
(b)    On the Expiration Date, the Escrow Agent will release the Indemnity Escrow Funds then remaining in the Indemnity Escrow Account, without any further action on the part of the Indemnifying Securityholder Participants, the Representative, Buyer or any other Person, to (i) the Indemnifying Securityholder Participants in accordance with their respective Pro Rata Share of such amounts by wire transfer of immediately available funds to the account designated on the Allocation Certificate; provided that any funds in the Indemnity Escrow Account as of the Expiration Date necessary to satisfy any unsatisfied or unresolved Indemnification Claims for Losses specified in a Claim Notice delivered by Buyer in accordance with Section 10.06(a) prior to the Expiration Date will remain in the Indemnity Escrow Account; provided, further, that, if at any time thereafter the Indemnity Escrow Funds remaining in the Indemnity Escrow Account exceed the amount of all such unsatisfied or unresolved claims, such excess Indemnity Escrow Funds shall be released by the Escrow Agent to the Indemnifying Securityholder Participants in accordance with their respective Pro Rata Share of such amounts by wire transfer of immediately available funds to the account designated on the Allocation Certificate until such Indemnification Claims have been finally resolved. Buyer and the Representative will take such further action as may be reasonably requested by the other, including executing and delivering to the Escrow Agent a joint written instruction, in order to effectuate the release of the Indemnity Escrow Funds to the Indemnifying Securityholder Participants as provided in this Section 10.09.

ARTICLE XI
MISCELLANEOUS
Section 11.01    Acknowledgment by the Parties.
(a)    The Buyer Parties (on their own behalf and on behalf of the Buyer Group) acknowledge and agree that: (i) they have conducted and relied upon their own independent investigation of the business, financial condition, results of operations, assets, liabilities, properties and prospects of the Company and its Subsidiaries and have been afforded satisfactory access to the books and records, facilities and personnel of the Company and its Subsidiaries for purposes of conducting such investigation, (ii) the Company Representations constitute the sole and exclusive representations and warranties of the Company made to the Buyer Parties on which the Buyer Parties may rely in connection with the Transactions, (iii) except for the Company Representations and any representations and warranties made by the Company in any other Transaction Document, none of the Company, any other member of the Company Group, the Company Parties or any other Person makes, or has made, any other express or implied representation or warranty with respect to the Company or its Subsidiaries or the Transactions and all other representations and warranties of any kind or nature expressed or implied (including regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to the Buyer Parties in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of the Company, any other member of the Company Group or any of the Company Parties), are specifically disclaimed by the Company, all other members of the Company Group, the Company Parties and all other Persons and (iv) they have not relied and are not relying on any representations and warranties in connection with the Transactions except the Company Representations and the representations and warranties in any other Transaction Document. In connection with the Buyer Parties’ investigation of the Company and its Subsidiaries, the Buyer Parties may have received certain projections, including projected statements of operating revenues and income from operations of the Company and its Subsidiaries and certain business plan information. The Buyer Parties (on their own behalf and on behalf of the Buyer Group) acknowledge and agree that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans. Without limiting the foregoing provisions of this paragraph, the Buyer Parties (on their own behalf and on behalf of the Buyer Group) acknowledge and agree that none of the Company, any other member of the Company Group, the Company Parties or any other Person is making any representation or warranty with respect to such estimates, projections and other forecasts and plans, including the reasonableness of the assumptions underlying such estimates, projections and forecasts, and that the Buyer Parties have not relied on any such estimates, projections or other forecasts or plans. The Buyer Parties (on their own behalf and on behalf of the Buyer Group) acknowledge and agree that from and after the Closing none of the Company, any other member of the Company Group, the Company Parties or any other Person shall have or be subject to any liability to the Buyer Parties or any other Person resulting from the distribution to them, or the Buyer Parties’ use of, any such estimates, projections or forecasts or any other information, document or material provided to or made available to the Buyer Parties in certain “data rooms,” management presentations or in any other form in expectation of the Transactions. Notwithstanding the foregoing, nothing in this Section 11.01(a) shall limit any claims made in respect of Fraud. The Buyer Parties (on their own behalf and on behalf of the Buyer Group) acknowledge and agree that the agreements contained in this Section 11.01(a) (x) will survive the Closing and (y) are an integral part of the Transactions and that, without these agreements set forth in this Section 11.01(a), the Company would not enter into this Agreement.
(b)    The Company Parties (on their own behalf and on behalf of the Company Group) acknowledge and agree that: (i) the Buyer Representations constitute the sole and exclusive representations and warranties of the Buyer made to the Company Parties on which the Company Parties may rely in connection with the Transactions, (ii) except for the Buyer Representations and any representations and warranties made by the Buyer in any other Transaction Document, none of the Buyer, any other member of the Buyer Group, the Buyer Parties or any other Person makes, or has made, any other express or implied representation or warranty with respect to the Buyer or its Subsidiaries or the Transactions and all other representations and warranties of any kind or nature expressed or implied (including meetings, calls or correspondence with management of the Buyer, any other member of the Buyer Group or any of the Buyer Parties), are specifically disclaimed by the Buyer, all other members of the Buyer Group, the Buyer Parties and all other Persons and (iii) they have not relied and are not relying on any representations and warranties in connection with the Transactions except the Buyer Representations and the representations and warranties in any other Transaction Document. Notwithstanding the foregoing, nothing in this Section 11.01(b) shall limit any claims made in respect of Fraud. The Company Parties (on their own behalf and on behalf of the Company Group) acknowledge and agree that the agreements contained in this Section 11.01(b) (x) will survive the Closing and (y) are an integral part of the Transactions and that, without these agreements set forth in this Section 11.01(b), the Buyer would not enter into this Agreement.
Section 11.02    Provision Respecting Representation of Company. Each of the parties to this Agreement hereby agrees, on its own behalf and on behalf of its directors, members, equityholders, partners, managers, members, officers, employees and Affiliates, (a) that Arnold & Porter Kaye Scholer LLP (collectively, the “Retained Counsel”) has been retained by, and may serve as counsel to the Representative and/or the Designated Securityholder, any of the Securityholders and any of their Affiliates, on the one hand, and the Company and its Subsidiaries, on the other hand, in connection with the negotiation, preparation, execution, delivery and performance of this Agreement, and the consummation of the Transactions, (b) that the Retained Counsel has not acted as counsel for any other party hereto in connection with the Transactions and that none of the other parties hereto has the status of a client of the Retained Counsel for conflict of interest or any other purposes as a result thereof, and (c) that, following consummation of the Transactions, the Retained Counsel (or any of their respective successors) may serve as counsel to the Representative, the Designated Securityholder, any Securityholder or any director, member, partner, manager, officer, employee or any Affiliate of the Representative, the Designated Securityholder, any Securityholder or Affiliate of any Securityholder, in connection with any Action, including any dispute arising after the Closing between Buyer, the Company, and/or its Subsidiaries on the one hand, and the Representative, the Designated Securityholder, any Securityholder or the Affiliates of the Representative, the Designated

Securityholder, or any Securityholder, on the other hand, arising out of or relating to this Agreement or the Transactions and, in each case, each of the parties hereto knowingly, willingly and irrevocably waives any conflict of interest arising therefrom. In addition, Buyer agrees that (i) with respect to all communications among the Representative, the Designated Securityholder, any Securityholder or the Affiliates of the Representative, the Designated Securityholder, or any Securityholder (including the Company and its Subsidiaries prior to the Closing), directors, officers, employees or Advisors, and the Retained Counsel that relate to the negotiation, preparation, execution, delivery and closing under, or any dispute arising in connection with, this Agreement, or otherwise relating to any potential sale of the Company or the Transactions (the “Protected Communications”), will be deemed to be privileged and confidential communications and (ii) all rights to such Protected Communications, the expectation of client confidentiality, and the control of the confidentiality and attorney-client privilege applicable thereto, belong to and will be retained by the Representative, the Designated Securityholder, and the Securityholder(s). Subject to Section 11.19, the Protected Communications may be used by the Representative, the Designated Securityholder, the Securityholder(s) and/or any of their respective Affiliates in connection with any dispute that relates to this Agreement or the Transactions.
Section 11.03    Press Releases and Communications; Filings. Promptly following the date hereof, on a date mutually agreed upon by the Company and Buyer, the Company and Buyer shall (a) issue an initial joint press release relating to this Agreement or the Transactions in a mutually agreed upon form (the “Initial Press Release”) and (b) agree on a set of additional talking points that Buyer, the Company or the Designated Securityholder may use in its public statements relating to this Agreement and the Transactions (the “Initial Talking Points”). Thereafter, no press release or public announcement related to this Agreement or the Transactions will be issued or made by Buyer, the Company, the Representative, the Designated Securityholder, any Securityholder or any of their respective Affiliates or Advisors without the advance written approval of Buyer or the Representative (or if prior to the Closing, the Company), as applicable, except to the extent required by applicable Law or the rules and regulations of, or any listing agreement with, any applicable stock exchange, in which case Buyer will have a reasonable opportunity to review and comment on such press release or announcement prior to publication; provided that following the publication of the Initial Press Release, Buyer, Company, the Representative and the Designated Securityholder (or their applicable Affiliates) may make public statements regarding the transactions contemplated by this Agreement or the Transactions without prior consultation with, or the consent of, Buyer, the Designated Securityholder or the Representative (or, if prior to Closing, the Company), as applicable, if such statements are consistent with the information disclosed in the Initial Press Release or the Initial Talking Points. For the avoidance of doubt, so long as such public statements are consistent with the information disclosed in the Initial Press Release or the Initial Talking Points, neither Buyer nor the Designated Securityholder shall be required to consult with any other person prior to making public statements or answering questions regarding this Agreement and the Transactions in response to questions from the press, analysts, investors, or those attending industry conferences, internal announcements to employees or disclosures in its filings (including materials furnished) with the United States Securities and Exchange Commission, and during investor calls, including its quarterly earnings calls, and each of Buyer and the Designated Securityholder will be entitled to communicate regarding the Transaction on a confidential basis with (x) the potential Permitted Transferees set forth on Schedule 3.09(a) and who are subject to written confidentiality obligations with respect to the Transaction and this Agreement that are materially consistent with those set forth in the Confidentiality Agreement and in Section 7.02 hereof, or (y) its and its Affiliates’ investors, proposed investors, lenders and rating agencies in connection with fundraising and rating-related activities.
Section 11.04     Expenses. Whether or not the Closing takes place, except as expressly provided herein, all fees, costs and expenses incurred in connection with this Agreement and the consummation of the Transactions will, subject to Section 11.17, be paid by the party incurring or required to incur such expenses, except that Buyer will pay (a) 50% of any fees, costs or expenses of the Escrow Agent or Paying Agent, (b) fifty percent (50%) of any and all amounts due with respect to any Transfer Taxes, pursuant to Section 7.09, and (c) 50% of all premiums for such R&W Insurance Policy.
Section 11.05    Notices. Except as otherwise expressly provided herein, all notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (a) when personally delivered, (b) the day of sending, if successfully transmitted by email (provided no “bounceback” or other message of non-delivery is received), (c) the Business Day following the day on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third (3rd) Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case, to the respective party at the number, electronic mail address or street address, as applicable, set forth below, or at such other number, electronic mail address or street address as such party may specify by written notice to the other party hereto:
Notices to Buyer, Merger Sub and/or the Surviving Company (following the Effective Time):
Esperion Therapeutics, Inc.
3891 Ranchero Drive, Suite 150
Ann Arbor, Michigan 48108
Attention: CEO
Email: [ * * * ]

with copies (which shall not constitute notice) to:
Esperion Therapeutics, Inc.
3891 Ranchero Drive, Suite 150
Ann Arbor, Michigan 48108
Attention: CEO; Legal Department
Email: [ * * * ]; [ * * * ]

Gibson, Dunn & Crutcher LLP
1700 M Street, N.W.
Washington, DC 20036
Attention: Stephen Glover; Alexander Orr

Email: [ * * * ]; [ * * * ]
Notices to the Company (prior to the Effective Time):
Corstasis Therapeutics Inc.
3535 Executive Terminal Dr.
Suite 101
Henderson, Nevada 89052
Attention: Ben Esque
Email: [ * * * ]
with copies (which shall not constitute notice) to:
Arnold & Porter Kaye Scholer LLP
250 West 55th Street
New York, NY 10019
Attention: Lowell Dashefsky
Email: [ * * * ]

Notices to the Representative:
Shareholder Representative Services LLC
950 17th Street, Suite 1400
Denver, CO 80202
Attention: Managing Director
Email: [ * * * ]

with copies (which shall not constitute notice) to:
Arnold & Porter Kaye Scholer LLP
250 West 55th Street
New York, NY 10019
Attention: Lowell Dashefsky
Email: [ * * * ]

Notices to the Designated Securityholder:
Benjamin Esque
[ * * * ]
Email: [ * * * ]

with copies (which shall not constitute notice) to:
Arnold & Porter Kaye Scholer LLP
250 West 55th Street

New York, NY 10019
Attention: Lowell Dashefsky
Email: [ * * * ]

Section 11.06    Assignment. Except as otherwise set forth in Section 3.09, this Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights or obligations hereunder may be assigned or delegated without the prior written consent of (a) prior to the Closing, the Company and Buyer and (b) from and after the Closing, the Surviving Company and the Representative. Any attempted assignment in violation of this Section 11.06 shall be null and void ab initio. Notwithstanding anything to the contrary herein, Buyer may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any Affiliate of Buyer at the time of such assignment (provided that for the avoidance of doubt Section 3.08 shall continue apply to any subsequent assignment or transfer from or of such Affiliate to a Third Party), but no such assignment shall relieve Buyer of its obligations under this Agreement if such assignee does not perform such obligations.
Section 11.07    Amendment and Waiver. Except as provided herein, any provision of this Agreement or the Disclosure Schedule or exhibits hereto may be amended or waived (a) only in a writing signed by Buyer, the Company, the Representative and, prior to the Effective Time, Merger Sub; and (b) with respect to the waiver of conditions to Closing as of the Effective Time, any waiver of any provision of this Agreement will be effective against Buyer, the Company, the Representative or, prior to the Closing, Merger Sub, only as set forth in a writing executed by such Person. No waiver of any provision hereunder or any breach or default thereof will extend to or affect in any way any other provision or prior or subsequent breach or default. The failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege under this Agreement.
Section 11.08    No Third Party Beneficiaries. Except (a) as otherwise expressly provided in Section 7.08, Section 10.02, Section 10.03, Section 11.17 and Section 11.19 and (b) for the rights of the Retained Counsel under Section 11.02, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with this Agreement without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
Section 11.09    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
Section 11.10    Construction. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any Person. The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and will in no way restrict or otherwise modify any of the terms or provisions hereof.
Section 11.11    Disclosure Schedule. The Disclosure Schedule has been arranged for purposes of convenience in separately numbered sections corresponding to the sections of this Agreement; however, each section of the Disclosure Schedule will be deemed to incorporate by reference all information disclosed in any other section of the Disclosure Schedule to the extent the relevance of such information to such other section of the Disclosure Schedule is reasonably apparent on the face of such disclosure. Capitalized terms used in the Disclosure Schedule and not otherwise defined therein have the meanings given to them in this Agreement. The disclosure of any information in the Disclosure Schedule will not be deemed to constitute an acknowledgement that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor will such information be deemed to establish a standard of materiality. No information set forth in the Disclosure Schedule will be deemed to broaden or limit in any way the scope of the parties’ representations and warranties. The information contained in this Agreement, in the Disclosure Schedule and exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any party hereto to any Third Party, including any violation of Law or breach of contract.
Section 11.12    Complete Agreement. This Agreement, together with the Confidentiality Agreement, Support Agreements, the Written Consent, the Paying Agent Agreement, the Escrow Agreement, the Consulting Agreements, the Consulting Arrangements, the Disclosure Schedule and any other agreements, exhibits or schedules expressly referred to herein or therein (collectively, “Transaction Documents”), contain the entire agreement of the parties regarding the subject matter of this Agreement and the Transactions and supersede all prior agreements among the parties respecting the sale and purchase of the Company. In the event an ambiguity or question of intent or interpretation arises with respect to this Agreement, the terms and provisions of the execution version of this Agreement will control and prior drafts of this Agreement and the documents referenced herein will not be considered or analyzed for any purpose (including in support of parol evidence proffered by any Person in connection with this Agreement), will be deemed not to provide any evidence as to the meaning of the provisions hereof or the intent of the parties with respect hereto and will be deemed joint work product of the parties.
Section 11.13    Conflict Between Transaction Documents. The parties hereto agree and acknowledge that to the extent any terms and provisions of this Agreement are in any way inconsistent with or in conflict with any term, condition or provision of any other agreement, document or instrument contemplated by this Agreement, this Agreement will govern and control.
Section 11.14    Specific Performance. The parties hereto agree that irreparable damage, for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the parties hereto fail to take any action required of them hereunder to consummate the Transactions. It is accordingly agreed that (a) the parties hereto will be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 11.15 without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement or at law, (b) the right of specific performance and other equitable relief is an integral part of the Transactions and without that right, neither the Company nor Buyer would have entered into this Agreement and (c) the parties hereto will not oppose the granting of the remedy of specific performance or other equitable relief on the basis that the applicable party otherwise has an adequate remedy at law. The parties hereto acknowledge and agree that any party pursuing an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.14 will not be required to provide any bond or other security in connection with any such Order. The remedies available to the parties pursuant to this Section 11.14 will be in addition to any other remedy to which they were entitled at law or in equity, and the election to pursue an injunction or specific performance will not restrict, impair or otherwise limit any party from seeking to collect or collecting damages related to another party’s breach of this Agreement, in each case, to the extent otherwise permitted in this Agreement. If, prior to the End Date, any party hereto brings any action, in each case in accordance with this Section 11.14, to enforce specifically the performance of the terms and provisions hereof by any other party hereto, the End Date will automatically be extended for the period established by the court presiding over such Action.
Section 11.15    Jurisdiction and Exclusive Venue. Each of the parties irrevocably agrees that any Action of any kind whatsoever, including a counterclaim, cross-claim, or defense, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise under any legal or equitable theory, that may be based upon, arising out of or related to this Agreement or the negotiation, execution or performance of this Agreement or the Transactions brought by any other party or its successors or assigns will be brought and determined only in the Delaware Chancery Court and any state court sitting in the State of Delaware to which an appeal from the Delaware Chancery Court may be validly taken, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such Action arising out of or relating to this Agreement and the Transactions. Each of the parties agrees not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein, and no party will file a motion to dismiss any action filed in a state or federal court in the State of Delaware, on any jurisdictional or venue-related grounds, including the doctrine of forum non-conveniens. The parties further agree that service of any process, summons, notice or document by any party to this Agreement by delivery of a copy thereof to the addresses set forth in Section 11.05 in accordance with the provisions of such section shall be effective service of process, summons, notice or document for any such Action.
Section 11.16    Governing Law; Waiver of Jury Trial.
(a)    This Agreement, and any Action of any kind whatsoever, including a counterclaim, cross-claim, or defense, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise under any legal or equitable theory, that may be based upon, arising out of or related to this Agreement or the negotiation, execution or performance of this Agreement or the Transactions will be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to agreements executed and performed entirely within such State, including its statutes of limitations, without regards to conflicts of law principles of the State of Delaware or any other jurisdiction that would cause the Laws of any jurisdiction other than the State of Delaware to apply.
(b)    EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT, THE DOCUMENTS AND AGREEMENTS CONTEMPLATED HEREBY AND THE TRANSACTIONS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION BASED ON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER LEGAL OR EQUITABLE THEORY. EACH PARTY HERETO (I) CERTIFIES THAT NO ADVISOR OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 11.17    Representative and Designated Securityholder.
(a)    Subject to the terms and conditions of this Section 11.17, by the adoption of the Merger, and by receiving the benefits thereof, including any consideration payable hereunder, each Securityholder shall be deemed to have approved (i) Shareholder Representative Services LLC as the Representative as of the Closing for all purposes in connection with this Agreement and any related agreements, and (ii) Benjamin Esque is designated as the Designated Securityholder as of the Closing to act on behalf of the Securityholders for certain limited purposes, as specified herein.
(b)    Approval of this Agreement by the requisite Stockholders as set forth in the Written Consent will, to the maximum extent permitted under applicable Law, constitute knowing and irrevocable ratification and approval of (i) such designation by such Securityholders, (ii) authorization of the Representative to serve in such capacity (including the exclusive power to negotiate and settle any and all disputes with Buyer or Merger Sub under this

Agreement, the Paying Agent Agreement and the Escrow Agreement) and will also constitute a reaffirmation, approval, consent to, acceptance and adoption of, and an agreement to comply with and perform, all of the acknowledgments, waivers, releases, covenants and agreements made by the Representative on behalf of the Securityholders in this Agreement and the other Transaction Documents, in each case, whether entered into or taken before, on or after the date of such approval, and (iii) authorization of the Designated Securityholder to serve in such capacity.
(c)    The Representative and/or the Designated Securityholder may resign at any time and may be removed only by the vote of Persons that collectively owned more than fifty percent (50%) of the Company Stock as of immediately prior to the Effective Time (other than Company Stock cancelled pursuant to Section 2.04(e)) (such Persons, the “Majority Holders”). The designation of the Representative and Designated Securityholder is coupled with an interest, and, except as set forth in the immediately preceding sentence with respect to the resignation or removal of the Representative or Designated Securityholder, such designation is irrevocable and will not be affected by the death, incapacity, illness, bankruptcy, dissolution or other inability to act of any of the Securityholders. In the event that the Representative or Designated Securityholder has resigned or been removed in accordance with this Section 11.17(c), a new Representative or Designated Securityholder will be appointed within ten (10) days by the Majority Holders, such appointment to become effective upon the written acceptance thereof by the new Representative or new Designated Securityholder. Written notice of any such resignation, removal, or appointment of the Representative or Designated Securityholder will be delivered by the Representative or Designated Securityholder to Buyer promptly after such action is taken; provided that, until notice of appointment of a new Representative or Designated Securityholder is received by Buyer, Buyer shall be entitled to rely on the decisions, actions, consents and instructions of the prior Representative or prior Designated Securityholder.
(d)    The Representative and the Designated Securityholder will have such powers and authority as are necessary or appropriate to carry out the functions assigned to it under this Agreement and in any other Transaction Document; provided, however, that the Representative and the Designated Securityholder will have no obligation to act on behalf of the Securityholders. Following the Closing, the Company, the Surviving Company, Buyer, Merger Sub and the Paying Agent will be entitled to rely on the actions taken by the Representative or the Designated Securityholder without independent inquiry into the capacity of the Representative or Designated Securityholder to so act. All actions, notices, communications and determinations by the Representative or Designated Securityholder to carry out such functions will conclusively be deemed to have been authorized by, and will be binding upon, the Securityholders. Neither the Representative, nor the Designated Securityholder, nor any of its officers, directors, employees, partners (general or limited), members, managers, or Advisors will have any liability in connection with their services pursuant to this Agreement and any related agreements except to the extent resulting from their fraud, gross negligence or willful misconduct. Neither the Representative nor the Designated Securityholder shall be liable for any action or omission pursuant to the advice of counsel. The preceding two sentences shall not limit the Designated Securityholder’s indemnification obligations in his capacity as a Securityholder hereto, including pursuant to the following sentence. Each Indemnifying Securityholder Participant shall, severally and not jointly in accordance with its pro rata share (meaning the fraction (expressed as a percentage) equal to (a) the sum of (i) the total number of shares of Common Stock held by such Indemnifying Securityholder Participant as of immediately prior to the Effective Time, plus (ii) the aggregate number of shares of Common Stock issuable upon the exercise of all Options held by such Indemnifying Securityholder Participant and outstanding as of immediately prior to the Effective Time, divided by (b) the aggregate number of such shares of Common Stock and shares of Common Stock issuable upon the exercise of all Options held by all Indemnify Securityholder Participants immediately prior to the Effective Time) of the applicable Representative Losses, indemnify, defend and hold harmless the Representative and the Designated Securityholder against any reasonable, documented, and out-of-pocket losses, liabilities and expenses (“Representative Losses”) arising out of or in connection with this Agreement and any related agreements, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been caused by the fraud, gross negligence or willful misconduct of the Representative or the Designated Securityholder, the Representative or the Designated Securityholder, as applicable, will reimburse the Securityholders the amount of such indemnified Representative Loss to the extent attributable to such fraud, gross negligence or willful misconduct. Representative Losses may be recovered by the Representative or the Designated Securityholder from (i) the funds in the Representative Holdback Amount or the Designated Securityholder Holdback Amount, as applicable, and (ii) any other funds that become payable to the Securityholders under this Agreement at such time as such amounts would otherwise be distributable to the Securityholders; provided, that while the Representative and the Designated Securityholder may be paid from the aforementioned sources of funds, this does not relieve the Securityholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred. The Representative and Designated Securityholder may, upon receipt of a claim notice or similar that is reasonably likely to give rise to a Representative Loss (as determined in good faith by the Representative or the Designated Securityholder), withhold from any distribution of the Representative Holdback Amount or Designated Securityholder Holdback Amount, as applicable, an amount as may be reasonably expected to cover such Representative Loss until such matter is resolved. In no event will the Representative or Designated Securityholder be required to advance its own funds on behalf of the Securityholders or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Securityholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided by such Persons to the Representative or Designated Securityholder hereunder. The foregoing indemnities will survive the Closing, the resignation or removal of the Representative and/or the Designated Securityholder or the termination of this Agreement. The Representative and the Designated Securityholder will be entitled to engage such Advisors as it will deem necessary in connection with exercising their respective powers and performing their respective functions hereunder and (in the absence of bad faith on the part of the Representative or the Designated Securityholder, as applicable) will be entitled to conclusively rely on the opinions and advice of such Persons in all matters. The Representative and the Designated Securityholder (for itself, and for its officers, directors, employees, partners (general or limited), members, managers, Advisors) will be entitled to full reimbursement for all payments required to be made by the Representative or the Designated Securityholder hereunder and all reasonable expenses, disbursements and advances

(including fees and disbursements of its Advisors) incurred by or on behalf of the Representative or the Designated Securityholder in such capacity (or any of its officers, directors, employees, partners (general or limited), members, managers, or Advisors in connection therewith). Each Securityholder will be responsible for its Pro Rata Share of any amount owed to the Representative or the Designated Securityholder in accordance with this Section 11.17(d) (as if such amounts reduced the aggregate proceeds available for distribution in connection with the Transaction). In furtherance of the foregoing, notwithstanding anything in this Agreement to the contrary, the Representative and the Designated Securityholder will have the power and authority to set aside and retain additional funds paid to or received by it, or direct payment of additional funds to be paid to the Securityholders as Additional Consideration (including to establish such reserves as the Representative or Designated Securityholder determines in good faith to be appropriate for such costs and expenses that are not then known or determinable). The relationship created herein is not to be construed as a joint venture or any form of partnership between or among the Representative or the Designated Securityholder, on the one hand, or any Securityholder, on the other hand, for any purpose of U.S. federal or state Law, including federal, state or non-U.S. income Tax purposes. Neither the Representative nor any of its Affiliates owes any fiduciary or other duty to any Securityholder.
(e)    Without limiting the generality of the foregoing provisions of this Section 11.17, following the Closing, the Representative, in such capacity, will have such powers and authority as are necessary or appropriate to act on behalf, and bind all, of the Securityholders and serve as the exclusive Person to carry out the functions assigned to it under this Agreement and in any other Transaction Document which shall include the power and authority: (i) settle any disputes with respect to the calculation and determination of the Final Closing Consideration and any Additional Consideration, (ii) to give instructions for the Total Merger Consideration on behalf of the Securityholders; (iii) to execute and deliver such waivers and consents in connection with this Agreement, the Paying Agent Agreement and the Escrow Agreement as the Representative, in its sole and absolute discretion, may deem necessary or desirable; (iv) to take any and all actions that may be necessary or desirable, as determined by the Representative, in its sole and absolute discretion, in connection with any amendment to or waiver of this Agreement in accordance with the terms hereof; (v) to administer and/or cause the payment in full of the costs or expenses incurred as the Representative from the Representative Holdback Amount; (vi) as Representative, to enforce and protect the rights and interests of the Securityholders and to enforce and protect the rights and interests of the Representative arising out of or under or in any manner relating to this Agreement, the Paying Agent Agreement, the Escrow Agreement and each other Transaction Document or the Transactions, and to take any and all actions which the Representative believes are necessary or appropriate under this Agreement, the Paying Agent Agreement and the Escrow Agreement for and on behalf of the Securityholders, including asserting or pursuing any claim, action, proceeding or investigation against Buyer, Merger Sub and/or the Surviving Company; (vii) to enter into any settlement or instituting or defending any litigation relating to any claim against the Securityholders or any of them; (viii) to accept notices on behalf of the Securityholders, (ix) to refrain from enforcing any right of the Securityholders or any of them and/or the Representative arising out of or under or in any manner relating to this Agreement, the Paying Agent Agreement, the Escrow Agreement, or any other Transaction Document; (x) to update the Allocation Certificate as set forth in this Agreement, including as set forth in Section 10.05(f); and (xi) to receive and to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the Transactions.
(f)    Without limiting the generality of the foregoing provisions of this Section 11.17 and subject to Section 3.09, following the Closing, the Designated Securityholder, in such capacity, will have such powers and authority as are necessary or appropriate to act on behalf, and bind all, of the Securityholders and serve as the exclusive Person to carry out Contingent Merger Consideration Transactions and all matters in relation thereto, in all cases, subject to the terms and conditions of this Agreement, in his sole and absolute discretion, including: (i) to negotiate, agree to, execute and deliver, on behalf of all Securityholders, any Contingent Merger Consideration Transaction, (ii) to take any and all actions that may be necessary or desirable, as determined by the Designated Securityholder, in connection with any amendment to, or waiver of, any Contingent Merger Consideration Transaction in accordance with the terms thereof, (iii) to execute and deliver such waivers and consents in connection with any Contingent Merger Consideration Transaction, (iv) to administer and/or cause the payment in full of the costs or expenses incurred in his capacity as the Designated Securityholder from the Securityholders, (v) to enforce and protect the rights and interests of the Securityholders arising out of or under or in any manner relating to a Contingent Merger Consideration Transaction, and to take any and all actions which the Designated Securityholder believes are necessary or appropriate in connection therewith, including asserting or pursuing any claim, action, proceeding or investigation against any counterparty involved in any Contingent Merger Consideration Transaction, (vi) to enter into any settlement or to institute or defend any litigation relating to any claim against the Securityholders in connection with any Contingent Merger Consideration Transaction, (vii) to accept notices on behalf of the Securityholders in connection with any Contingent Merger Consideration Transaction, (viii) to refrain from enforcing any right of the Securityholders arising out of, or under, or in any manner relating to, any Contingent Merger Consideration Transaction, and (ix) to receive and to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, letters and other writings, and, in general, to do any and all things and to take any and all action that the Designated Securityholder may consider necessary or proper or convenient in connection with or to carry out any Contingent Merger Consideration Transaction.
(g)    The Representative will use the Representative Holdback Amount for any expenses incurred by the Representative and the Designated Securityholder will use the Designated Securityholder Holdback Amount for any expenses incurred by the Designated Securityholder. Each of the Representative and Designated Securityholder will hold these funds separate from its corporate or personal funds, as applicable, and will not voluntarily make these funds available to its creditors in the event of bankruptcy. If at any time and from time to time following the Closing (i) the Representative determines that a portion of the Representative Holdback Amount retained by the Representative should be distributed to the Securityholders, or (ii) the Designated Securityholder determines that a portion of the Designated Securityholder Holdback Amount retained by the Designated Securityholder should be distributed to the

Securityholders, then, at each such time, the Representative or Designated Securityholder, as applicable, will in good faith determine the portion thereof to which each Securityholder is entitled in accordance with the Allocation Certificate and, promptly thereafter, the Representative or the Designated Securityholder, as applicable, will deliver such amounts to the Paying Agent for further distribution to each such Securityholder. The Securityholders will not receive any interest or earnings on the Representative Holdback Amount or the Designated Securityholder Holdback Amount and irrevocably transfer and assign to the Representative or the Designated Securityholder, as applicable, any ownership right that they may otherwise have had in any such interest or earnings. For Tax purposes, the Representative Holdback Amount and the Designated Holdback Amount will be treated as having been received and voluntarily set aside by the Securityholders at the time of Closing.
(h)    Without limiting any other provision of this Agreement, any determination, action or omission to act, decision, interpretation, negotiation, settlement, waiver, amendment, modification, restructuring or monetization made or approved by (i) the Representative in its capacity as Representative pursuant to this Agreement or any other Transaction Document (including with respect to the Contingent Merger Consideration and any rights under Section 3.09), or (ii) the Designated Securityholder in his capacity as Designated Securityholder pursuant to this Agreement solely with respect to any Contingent Merger Consideration Transaction, shall, in each case (i) and (ii), be final, conclusive and binding upon all Securityholders and any of their Permitted Transferees, and shall not be subject to challenge, contest or judicial review, except in the case of the Representative’s or Designated Securityholder’s its actual and intentional fraud as finally determined by a court of competent jurisdiction from which no further appeal may be taken.
(i)    All references to the Designated Securityholder in this Agreement shall be deemed to refer to such Person solely in such capacity and without broadening, limiting, or in any way affecting such Person’s rights, obligations, liability, or status as a general Securityholder.
Section 11.18    Counterparts. This Agreement, and any other agreements referred to herein or therein, and any amendments hereto or thereto, may be executed in multiple counterparts, any one of which need not contain the signature of more than one party, but all such counterparts taken together will constitute one and the same instrument. Any counterpart, to the extent signed and delivered by means of electronic signature software, email, .pdf or other electronic transmission, will be treated in all manner and respects as an original contract and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such contract, each other party hereto or thereto will re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such contract will raise the use of electronic signature software, email, .pdf or other electronic transmission to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of electronic signature software, email, .pdf or other electronic transmission as a defense to the formation of a contract and each such party forever waives any such defense.
Section 11.19    Waiver and Release.
(a)    Effective as of the Closing, each of Buyer and the Surviving Company, for itself and each of its Affiliates (including the Surviving Company’s Subsidiaries) and its and their respective successors and permitted assigns (to the extent they have the authority to bind such Persons) (each, a “Buyer Releasor”), hereby irrevocably, knowingly and voluntarily releases, discharges and forever waives and relinquishes all claims, demands, obligations, liabilities, Actions and causes of action of whatever kind or nature, whether known or unknown, which any Buyer Releasor has, may have, or might have or may assert now or in the future, against any of the Company’s Affiliates or any of its or their respective former, current or future directors, officers, employees, general or limited partners, managers, members, direct or indirect equityholders, controlling Persons, Affiliates, attorneys, assignees, agents, advisors, or representatives, or representatives or Affiliates of any of the foregoing, or any former, current or future estates, heirs, executors, administrators, trustees, successors or assigns of any of the foregoing arising out of, based upon or resulting from any contract, transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, and which occurred, existed or was taken or permitted at or prior to the Closing to the extent relating to the Company or any of its Subsidiaries, the ownership of the Company Stock, the business of the Company and its Subsidiaries or the operation, management, use or control of such business, or the entry into this Agreement or the Transaction Documents; provided, however, that nothing contained in this Section 11.19(a) shall release, waive, discharge, relinquish or otherwise affect the rights or obligations of any Person under this Agreement or any other agreement delivered or required to be delivered pursuant hereto, or pursuant to any other Contract other than this Agreement or the Transaction Documents. The invalidity or unenforceability of any part of this Section 11.19(a) shall not affect the validity or enforceability of the remainder of this Section 11.19(a), which shall remain in full force and effect. Without limitation of the foregoing, each of Buyer and Merger Sub for itself and the other applicable releasing Persons hereby waives the application of California Civil Code Section 1542, which provides:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY”.
(b)    Effective as of the Closing, each Securityholder, for itself and each of its Affiliates and its and their respective successors and permitted assigns (to the extent they have the authority to bind such Persons) (each, a “Securityholder Releasor”), hereby irrevocably, knowingly and voluntarily releases, discharges and forever waives and relinquishes all claims, demands, obligations, liabilities, Actions and causes of action of whatever kind or nature, whether known or unknown, which any Securityholder Releasor has, may have, or might have or may assert now or in the future, against any of Buyer, Merger Sub or its or their Affiliates

(including, for the avoidance of doubt, the Company and its Subsidiaries) or any of its or their respective former, current or future directors, officers, employees, general or limited partners, managers, members, direct or indirect equityholders (including any other Securityholder and the Representative), controlling Persons, Affiliates, attorneys, assignees, agents, advisors, or representatives, or representatives or Affiliates of any of the foregoing, or any former, current or future estates, heirs, executors, administrators, trustees, successors or assigns of any of the foregoing arising out of, based upon or resulting from any contract, transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, and which occurred, existed or was taken or permitted at or prior to the Closing to the extent relating to the ownership of the Company Stock, the business of the Company and its Subsidiaries or (i) the operation, management, use or control of such business, (ii) any act, omission, transaction, event or occurrence with respect to the Company or its Subsidiaries taking place or existing prior to the Closing, (iii) the approval or consummation by the board of directors of the Company and the Securityholders of the transactions contemplated by this Agreement or any Transaction Document, including any alleged breach of any duty by any officer, manager, director, holder of Common Stock, Options, RSUs or any other equity securities or interests in the Company or any of its Subsidiaries, including relating to any alleged inaccuracy or miscalculations in, or otherwise relating to the preparation of, the Estimated Closing Statement (or any components thereof), the Closing Statement (or any components thereof), or the Allocation Certificate (as it exists as of the Closing), or (iv) the entry into this Agreement or the Transaction Documents; provided, however, that nothing contained in this Section 11.19(b) shall release, waive, discharge, relinquish or otherwise affect the rights or obligations of any Person under this Agreement or any other agreement delivered or required to be delivered pursuant hereto, or pursuant to any other Contract other than this Agreement or the Transaction Documents. The invalidity or unenforceability of any part of this Section 11.19(b) shall not affect the validity or enforceability of the remainder of this Section 11.19(b), which shall remain in full force and effect. Without limitation of the foregoing, each Securityholder for itself and the other applicable releasing Person, if any, hereby waives the application of California Civil Code Section 1542, which provides:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY”.
Section 11.20    Currency; Payments. All references to “dollars” or “$” or “US$” or “USD” in this Agreement or any Transaction Document refer to United States dollars, which is the currency used for all purposes in this Agreement and any Transaction Document. All payments hereunder shall be made by wire transfer of immediately available funds in United States dollars; provided that in calculating any other amount under this Agreement, any amount in a currency other than dollars shall be converted to dollars at the Applicable Exchange Rate, at the close of business on the first Business Day prior to the date of determination. “Applicable Exchange Rate” shall mean that (a) for the purposes of calculating Net Sales, any sales outside the United States shall be converted into USD using the same rate of exchange as utilized by Buyer in its worldwide accounting system for the reporting of that revenue externally, and (b) for all other purposes, the average of the exchange rates for such conversion published in The Wall Street Journal on each of the five Business Days preceding the day on which such conversion is to be calculated for the purposes of carrying out the terms of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger on the day and year first above written.

BUYER:
Esperion Therapeutics, Inc.

By:    /s/ Sheldon Koenig
Name: Sheldon Koenig
Title: President and Chief Executive Officer
MERGER SUB:
Cirrus Transaction Subsidiary, Inc.

By:    /s/ Sheldon Koenig
Name: Sheldon Koenig
Title: Chief Executive Officer

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[Signature Page to Merger Agreement]
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THE COMPANY:
Corstasis Therapeutics Inc.

By:    /s/ Benjamin Esque
Name: Benjamin Esque
Title: Chief Executive Officer
DESIGNATED SECURITYHOLDER

By:    /s/ Benjamin Esque
Name: Benjamin Esque

OPERATIONAL SECURITYHOLDER

By:    /s/ Benjamin Esque
Name: Benjamin Esque

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[Signature Page to Merger Agreement]
5004854333.20

THE REPRESENTATIVE:
Shareholder Representative Services LLC

By:    /s/ Thomas Gipson
Name: Thomas Gipson
Title: Director
[Signature Page to Merger Agreement]
5004854333.20

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